Exhibit 99.1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements in this Current Report on Form 8-K that constitute “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements concern our operations, economic performance, financial condition, goals, beliefs, future growth strategies, investment objectives, plans and current expectations, such as our expected divestiture of the New Zealand Business, the potential impairment charge associated with our European operations and our intent and ability to repurchase shares and pay dividends. The forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When we use words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements.

Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved, and actual results may differ materially from our expectations. Important factors that could cause actual results to differ from expectations include, among others:

•                  the cost to comply with current and future laws, regulations and customer demands relating to privacy issues;

•                  the impact of litigation or disputes that may arise in connection with incidents in which we fail to protect our customers’ information;

•                  changes in the price for our services relative to the cost of providing such services;

•                  changes in customer preferences and demand for our services;

•                  the cost or potential liabilities associated with real estate necessary for our business;

•                  the performance of business partners upon whom we depend for technical assistance or management expertise outside the U.S.;

•                  changes in the political and economic environments in the countries in which our international subsidiaries operate;

•                  the successful sale of the New Zealand Business;

•                  claims that our technology violates the intellectual property rights of a third party;

•                  the impact of legal restrictions or limitations under stock repurchase plans on price, volume or timing of stock repurchases;

•                  the impact of alternative, more attractive investments on dividends or stock repurchases;

•                  our ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; and

•                  other trends in competitive or economic conditions affecting our financial condition or results of operations not presently contemplated.

Other risks may adversely impact us, as described more fully under “Item 1A. Risk Factors.”

You should not rely upon forward-looking statements except as statements of our present intentions and of our present expectations, which may or may not occur. You should read these cautionary statements as being applicable to all forward-looking statements wherever they appear. Except as required by law, we undertake no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures we have made in this document, as well as our other periodic reports filed with the Securities and Exchange Commission (“SEC”).

PART I

Item 1. Business.

A.    Development of Business.

We provide information management services that help organizations around the world lower the costs, risks and inefficiencies of managing their physical and digital data. Our solutions enable customers to protect and better use their information—regardless of its format, location or lifecycle stage—so they can optimize their business and ensure proper recovery, compliance and discovery. We offer comprehensive records management services, data protection & recovery services and information destruction services, along with the expertise and experience to address complex information management challenges such as rising storage costs, litigation, regulatory compliance and disaster recovery. Founded in an underground facility near Hudson, New York in 1951, Iron Mountain is a trusted partner to more than 147,000 corporate clients throughout North America, Europe, Latin America and Asia Pacific. We have a diversified customer base comprised of commercial, legal, banking, healthcare, accounting, insurance, entertainment and government organizations, including more than 95% of the Fortune 1000. As of December 31, 2010, we provided services in more than 35 countries on five continents, employed over 18,000 people and operated more than 1,000 facilities.

Now in our 60th year, we have experienced tremendous growth, particularly since successfully completing the initial public offering of our common stock in February 1996. We have grown from a business with limited product offerings and annual revenues of $104.0 million in 1995 into a global enterprise providing a broad range of information management services to customers in markets around the world with total revenues of more than $2.9 billion for the year ended December 31, 2010. On January 5, 2009, we were added to the S&P 500 Index and as of December 31, 2010 we were number 644 on the Fortune 1000.

Our success since becoming a public company in 1996 has been driven in large part by our execution of a consistent long-term growth plan to build market leadership by extending our strategic position through service line and global expansion. This growth plan has been sequenced into three phases. The first phase involved establishing leadership and broad market access in our core businesses: records management and data protection & recovery, primarily through acquisitions. In the second phase we invested in building a successful selling organization to access new customers, converting previously unvended demand. While different parts of our business are in different stages of evolution along our three-phase strategy, as an enterprise, we have transitioned to the third phase of our growth plan, which we call the capitalization phase. In this phase, which we expect will run for a long time to come, we seek to expand our relationships with our customers to continue solving their increasingly complex information management problems. Doing this well means expanding our service offerings on a global basis while maximizing our solid core businesses. In doing this, we continue to build what we believe to be a very durable business through disciplined execution.

Consistent with this strategy, we have transitioned from a growth strategy driven primarily by acquisitions of information management services companies to expansion driven primarily by internal growth. In 2001, internal revenue growth exceeded growth through acquisitions for the first time since we began our acquisition program in 1996. This has continued to be the case in each year since 2001 with the exception of 2004. In the absence of unusual acquisition activity, we expect to achieve more of our revenue growth internally in 2011 and beyond.

We expect to achieve our long-term growth goals by offering our customers integrated services that address their increasingly complex information management needs regardless of the format, location or lifecycle stage of their information. By doing so we aim to help our customers reduce the costs, risks and complexities associated with managing their data while increasing their compliance with various laws, regulations, company policies and industry best practices. Consistent with our overall growth strategy, we are focused on improving our internal revenue growth trajectory in the near-term primarily through a set of specific growth initiatives. Our go-to-market initiative is a targeted approach to improving our sales capability. By successfully executing on this initiative, we expect to increase revenues with our existing customers by selling them new services and by gaining new customers that today do not outsource some or all of their information management service needs. We are also targeting higher growth in our international businesses as we expand our platform for selling core services and new services in higher growth markets. Finally, we are continuing to expand our services portfolio in the hybrid market to capture what we see as larger, faster growing opportunities.

At this stage in our evolution we are equally focused on driving increased profitability and cash flow through a disciplined management approach and a focus on Operational Excellence. Comprised of productivity initiatives, pricing program improvements and cost controls, our Operational Excellence strategy has produced significant and visible results. Since 2006, we have compounded annual growth rates of 12% for adjusted operating income before depreciation, amortization, goodwill impairment and (gain) loss on disposal/writedown of property, plant and equipment, net (“Adjusted OIBDA”), 17% for Adjusted Earnings per Share and 55% for Free Cash Flows before Acquisitions and Discretionary Investments (“FCF”). During that same period, we reduced our capex (excluding real estate) as a percent of revenues from 13.4% in 2006, to 7.9% in 2010. For more detailed definitions and reconciliations of Adjusted OIBDA, Adjusted Earnings per Share and FCF and a discussion of why we believe these measure provide relevant and useful information to our current and potential investors, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures.”

We are committed to delivering shareholder value. To that end, and supported by our increased profitability and strong cash flows, we initiated a stockholder payout program in February 2010 consisting of our first ever quarterly cash dividend of $0.0625 per share, declared in March 2010, June 2010 and September 2010, and a share repurchase authorization of up to $150.0 million. In October 2010, our board approved an increase to the amount authorized under our existing share repurchase program of up to an additional $200.0 million. In December 2010, the board declared a quarterly cash dividend of $0.1875 per share, an increase of 200% over the quarterly dividend previously paid. The increase in our dividend is the result of the success we have had as an organization driving higher profitability and strong cash flows.

In April 2011, we announced a three-year strategic plan to increase shareholder value.  The key components of our plan are: (i) sustaining a leadership position in our high-return North America business; (ii) driving substantial improvements in our attractive, growing international portfolio; (iii) focusing on our core business and exploring strategic alternatives for our digital business; and (iv) committing to significant shareholder payouts of $2.2 billion through 2013 with $1.2 billion being paid out through May 2012.  In June 2011, we completed the sale of our online backup and recovery, digital archiving and eDiscovery solutions businesses (the “Digital Business”) to Autonomy Corporation plc (“Autonomy”) for approximately $395.4 million in cash, consisting of the initial purchase price of $380 million and a preliminary working capital adjustment of approximately $15.4 million, which remains subject to customary post-closing adjustment based on the amount of working capital at closing. We intend to continue to deliver technology services to solve our customers’ digital information management challenges through partnerships. Additionally, in connection with our strategic portfolio review of certain international operations, we have decided to divest our New Zealand operations.

B.    Description of Business.

Overview

Our information management services can be broadly divided into three major service categories: records management services, data protection & recovery services, and information destruction services. Media formats can be broadly divided into physical and electronic records. We define physical records to include paper documents, as well as all other non-electronic media such as microfilm and microfiche, master audio and videotapes, film, X-rays and blueprints. Electronic records include email and various forms of magnetic media such as computer tapes and hard drives and optical disks.

Our records management services include: records management program development and implementation based on best-practices to help customers comply with specific regulatory requirements, implementation of policy-based programs that feature secure, cost-effective storage for all major media, including paper (which is the dominant form of records storage), flexible retrieval access and retention management. Included within records management services are our hybrid services. These services help organizations to gain better access to, and ultimately control over, their paper records by digitizing, indexing and hosting them in online archives to provide complete information lifecycle solutions. Within the records management services category, we have developed specialized services for vital records and regulated industries such as healthcare, energy, government and financial services.

Our data protection & recovery services include disaster preparedness, planning, support and secure, off-site vaulting of data backup media for fast and efficient data recovery in the event of a disaster, human error or virus. Our technology-based data protection & recovery services include online backup and recovery solutions for desktop and laptop computers and remote servers. After our sale of the Digital Business, we offer these services primarily through partnerships. Additionally, we serve as a trusted, neutral third party and offer intellectual property escrow services to protect and manage source code and other proprietary information.

Our information destruction services are comprised almost exclusively of secure shredding services. Secure shredding services complete the lifecycle of a record and involve the shredding of sensitive documents in a way that ensures privacy and a secure chain of custody for the records. These services typically include either the scheduled pick-up of loose office records which customers accumulate in specially designed secure containers we provide or the shredding of documents stored in records facilities upon the expiration of their scheduled retention periods.

Physical Records

Physical records may be broadly divided into two categories: active and inactive. Active records relate to ongoing and recently completed activities or contain information that is frequently referenced. Active records are usually stored and managed on-site by the organization that originated them to ensure ready availability. Inactive physical records are the principal focus of the information management services industry. Inactive records consist of those records that are not needed for immediate access but which must be retained for legal, regulatory and compliance reasons or for occasional reference in support of ongoing business operations. A large and growing specialty subset of the physical records market is medical records. These are active and semi-active records that are often stored off-site with and serviced by an information management services vendor. Special regulatory requirements often apply to medical records. In addition to our core records management services, we provide consulting, facilities management, fulfillment and other outsourcing services.

Electronic Records

Electronic records management focuses on the storage of, and related services for, computer media that is either a backup copy of recently processed data or archival in nature. We believe the issues encountered by customers trying to manage their electronic records are similar to the ones they face in their physical records management programs and consist primarily of: (1) storage capacity and the preservation of data; (2) access to and control over the data in a secure environment; and (3) the need to retain electronic records due to regulatory requirements or for litigation support. Customer needs for data backup and recovery and archiving are distinctively different. Backup data exists because of the need of many businesses to maintain backup copies of their data in order to be able to recover the data in the event of a system failure, casualty loss or other disaster. It is customary (and a best practice) for data processing groups to rotate backup tapes to off-site locations on a regular basis and to require multiple copies of such information at multiple sites. In addition to the physical rotation and storage of backup data that our physical business segments provide, we offer online backup services as an alternative way for businesses to store and access data. Online backup is a Web-based service that automatically backs up computer data from servers or directly from desktop and laptop computers over the Internet and stores it in secure data centers. Our technology services offerings are representative of our commitment to address evolving records management needs and expand the array of services we offer.

Growth of Market

We believe that the volume of stored physical and electronic records will continue to increase for a number of reasons, including: (1) regulatory requirements; (2) concerns over possible future litigation and the resulting increases in volume and holding periods of records; (3) the continued proliferation of data processing technologies such as personal computers and networks; (4) inexpensive document producing technologies such as facsimile, desktop publishing software and desktop printing; (5) the high cost of reviewing records and deciding whether to retain or destroy them; (6) the failure of many entities to adopt or follow policies on records destruction; and (7) the need to keep backup copies of certain records in off-site locations for business continuity purposes in the event of disaster.

We believe that paper-based information will continue to grow, not in spite of, but because of, “paperless” technologies such as e-mail and the Internet. These technologies have prompted the creation of hard copies of such electronic information and have also led to increased demand for electronic records services, such as the storage and off-site rotation of backup copies of magnetic media. In addition, we believe that the proliferation of digital information technologies and distributed data networks has created a growing need for efficient, cost-effective, high quality technology solutions for electronic data protection and the management of electronic documents.

Consolidation of a Highly Fragmented Industry

There was significant consolidation within the highly fragmented physical information management services industry in North America from 1995 to 2000 and at a slower but continuing pace since then. Most physical information management services companies serve a single local market and are often either owner-operated or ancillary to another business, such as a moving and storage company. We believe that the consolidation trend in the physical information management industry, both in North America and other international geographies, may continue because of the industry’s capital requirements for growth, opportunities for large information management services providers to achieve economies of scale and customer demands for more sophisticated technology-based solutions.

We believe that the consolidation trend in this industry is also due to, and may continue as a result of, the preference of certain large organizations to contract with one vendor in multiple cities and countries for multiple services. In particular, larger customers increasingly demand a single, sophisticated company to handle all of their important physical records needs. Large national and multinational companies are better able to satisfy these demands than smaller competitors. We have made, and may continue to make from time to time, acquisitions of our competitors, many of whom are small, single-city operators.

Description of Our Business

We generate our revenues by providing storage, core records management, data protection & recovery, information destruction, hybrid services and an expanding menu of complementary products and services to a large and diverse customer base. Providing outsourced information management services is the mainstay of our customer relationships and provides the foundation for our revenue growth. Core services, which are a vital part of a comprehensive records management program, consist primarily of the handling and transportation of stored records and information. In our secure shredding operations, core services consist primarily of the scheduled collection and shredding of records and documents generated by business operations. Additionally, core services include hybrid services and recurring project revenues. As is the case with storage revenues, core service revenues are highly recurring in nature. In 2010, our storage and core service revenues represented approximately 88% of our total consolidated revenues. In addition to our core services, we offer a wide array of complementary products and services, including special project work, data restoration projects, fulfillment services, consulting services, technology services and product sales (including specially designed storage containers and related supplies).  In addition, included in complementary services revenue is recycled paper revenues. These services address more specific needs and are designed to enhance our customers’ overall records management programs. These services complement our core services; however, they are more episodic and discretionary in nature. Revenue generated by all of our operating segments includes both core and complementary components.

In general, our North American Physical Business and our International Physical Business segments offer the products and services discussed below, in their respective geographies. The amount of revenues derived from our North American Physical Business and International Physical Business operating segments and other relevant data, including financial information about geographic areas and product and service lines, for fiscal years 2008, 2009 and 2010 are set forth in Note 9 to Notes to Consolidated Financial Statements.

Service Offerings

Our information management services can be broadly divided into three major categories: records management services, data protection & recovery services and information destruction services. We offer both physical services and technology solutions in the records management and data protection & recovery categories. Currently, we only offer physical services in the information destruction services category.

Records Management Services

By far our largest category of services, records management services are comprised primarily of the archival storage of records  for long periods of time according to applicable laws, regulations and industry best practice. Core to any records management program is the handling and transportation of those records being stored and the destruction of documents stored in records facilities upon the expiration of their scheduled retention periods. This is accomplished through our extensive service and courier operations. Other records management services include: our hybrid services as well as Compliant Records Management and Consulting Services, Health Information Management Solutions, Film & Sound Archives, Energy Data Services, Discovery Services and other ancillary services.

Hard copy business records are typically stored in cartons packed by the customer for long periods of time with limited activity. For some customers we store individual files on an open shelf basis and these files are typically more active. Storage charges are generally billed monthly on a per storage unit basis, usually either per carton or per cubic foot of records, and include the provision of space, racking, computerized inventory and activity tracking and physical security.

Service and courier operations are an integral part of our comprehensive records management program for all physical media. They include adding records to storage, temporary removal of records from storage, refiling of removed records, permanent withdrawals from storage and the destruction of records. Service charges are generally assessed for each activity on a per unit basis. Courier operations consist primarily of the pick-up and delivery of records upon customer request. Charges for courier services are based on urgency of delivery, volume and location and are billed monthly. As of December 31, 2010, we were utilizing a fleet of approximately 3,700 owned or leased vehicles.

The growth rate of mission-critical digital information is accelerating, driven in part by the use of the Internet as a distribution and transaction medium. The rising cost and increasing importance of digital information management, coupled with the increasing availability of telecommunications bandwidth at lower costs, may create meaningful opportunities for us to provide solutions to our customers with respect to their digital records management challenges. We continue to cultivate marketing and technology partnerships to support this anticipated growth.

The focus of our hybrid business is to develop, implement and support comprehensive information management solutions for the complete lifecycle of our customers’ information. We seek to develop solutions that solve our customers’ document management challenges by integrating the management of physical records, document conversion and digital storage. Our hybrid services complement our core service offerings, leveraging our global footprint and our existing customer relationships. We differentiate our offerings by providing solutions that integrate and extend our existing portfolio of products and services.  The trend towards increased usage of Electronic Document Management (“EDM”) systems represents another opportunity for us as an increased opportunity to manage active records. Our hybrid services provide the bridge between customers’ physical documents and their new EDM solutions.

We offer records management services that have been tailored for specific industries such as health care, or to address the needs of customers with more specific needs based on the critical nature of their records. Healthcare information services principally include the handling, storage, filing, processing and retrieval of medical records used by hospitals, private practitioners and other medical institutions. Medical records tend to be more active in nature and are typically stored on specialized open shelving systems that provide easier access to individual files. Healthcare information services also include recurring project work and ancillary services. Recurring project work involves the on-site removal of aged patient files and related computerized file indexing. Ancillary healthcare information services include release of information (medical record copying and delivery), temporary staffing, contract coding, facilities management and imaging.

Vital records contain critical or irreplaceable data such as master audio and video recordings, film and other highly proprietary information, such as energy data. Vital records may require special facilities or services, either because of the data they contain or the media on which they are recorded. Our charges for providing enhanced security and special climate-controlled environments for vital records are higher than for typical storage services. We provide the same ancillary services for vital records as we provide for our other storage operations.

We offer a variety of additional services which customers may request or contract for on an individual basis. These services include conducting records inventories, packing records into cartons or other containers, and creating computerized indices of files and individual documents. We also provide services for the management of active records programs. We can provide these services, which generally include document and file processing and storage, both off-site at our own facilities and by supplying our own personnel to perform management functions on-site at the customer’s premises. We also sell a full line of specially designed corrugated cardboard storage cartons.

Other complementary lines of business that we operate include fulfillment services and professional consulting services. Fulfillment services are performed by our wholly-owned subsidiary, Iron Mountain Fulfillment Services, Inc. (“IMFS”). IMFS stores customer marketing literature and delivers this material to sales offices, trade shows and prospective customers’ locations based on current and prospective customer orders. In addition, IMFS assembles custom marketing packages and orders and manages and provides detailed reporting on customer marketing literature inventories. A growing element of the content we manage and fulfill is stored digitally and printed on demand by IMFS. Digital print allows marketing materials such as brochures, direct mail, flyers, pamphlets and newsletters to be personalized to the recipient with the variable messages, graphics and content.

We provide professional consulting services to customers, enabling them to develop and implement comprehensive records and information management programs. Our consulting business draws on our experience in information management services to analyze the practices of companies and assist them in creating more effective programs of records and information management. Our consultants work with these customers to develop policies and schedules for document retention and destruction.

We divested ourselves of our commodity data products sales business in 2008, our domain name management product line in 2010 and our Digital Business in 2011. Consistent with our treatment of acquisitions, we will eliminate all revenues associated with these businesses from the calculation of our internal growth rates for 2008, 2009 and 2010.

Data Protection & Recovery Services

Our data protection & recovery services are designed to comply with applicable laws and regulations and to satisfy industry best practices with regard to the off-site vaulting of data for disaster recovery and business continuity purposes. We provide data protection & recovery services for both physical and electronic records. We also offer intellectual property management services in this category.

Physical data protection & recovery services consist of the storage and rotation of backup computer media as part of corporate disaster recovery and business continuity plans. Computer tapes, cartridges and disk packs are transported off-site by our courier operations on a scheduled basis to secure, climate-controlled facilities, where they are available to customers 24 hours a day, 365 days a year, to facilitate data recovery in the event of a disaster. Frequently, back-up tapes are then rotated from our facilities back to our customers’ data centers. We also manage tape library relocations and support disaster recovery testing and execution.

Online backup is a Web-based service that automatically backs up computer data from servers or directly from desktop or laptop computers over the Internet and stores it in secure data centers. After our sale of the Digital Business, we offer this service pursuant to a reseller agreement with Autonomy.

Through our intellectual property management services, we act as a trusted, neutral, third party, safeguarding valuable technology assets—such as software source code, object code and data—in secure, access-protected escrow accounts. Acting in this intermediary role, we help document and maintain intellectual property integrity. The result is increased control and leverage for all parties, enabling them to protect themselves, while maintaining competitive advantage.

Information Destruction Services

Our information destruction services consist primarily of physical secure shredding operations. Secure shredding is a natural extension of our hardcopy records management services, completing the lifecycle of a record, and involves the shredding of sensitive documents for corporate customers that, in many cases, also use our services for management of less sensitive archival records. These services typically include the scheduled pick-up of loose office records which customers accumulate in specially designed secure containers we provide. Complementary to our shredding operations is the sale of the resultant waste paper to third-party recyclers. Through a combination of plant-based shredding operations and mobile shredding units comprised of custom built trucks, we are able to offer secure shredding services to our customers throughout the U.S., Canada, the U.K., Australia and Latin America.

Financial Characteristics of Our Business

Our financial model is based on the recurring nature of our various revenue streams. The historical predictability of our revenues and the resulting Adjusted OIBDA allow us to operate with a high degree of financial leverage. Our business has the following financial characteristics:

•    Recurring Revenues.  We derive a majority of our consolidated revenues from fixed periodic, usually monthly, fees charged to customers based on the volume of records stored. Once a customer places physical records in storage with us and until those records are destroyed or permanently removed (for which we typically receive a service fee), we receive recurring payments for storage fees without incurring additional labor or marketing expenses or significant capital costs. Similarly, contracts for the storage of electronic backup media consist primarily of fixed monthly payments. Our annual revenues from these fixed periodic storage fees have grown for 22 consecutive years. For each of the three years 2008 through 2010, storage revenues, which are stable and recurring, have accounted for over 52% or more of our total consolidated revenues. This stable and growing storage revenue base also provides the foundation for increases in service revenues and Adjusted OIBDA.

•    Historically Non-Cyclical Storage Business.  Historically, we have not experienced any significant reductions in our storage business as a result of economic downturns although, during recent economic slowdowns, the rate at which some customers added new cartons to their inventory was below historical levels. We believe that companies that have outsourced records management services are less likely during economic downturns to incur the move-out costs and other expenses associated with accelerating destruction of their records, switching vendors or moving their records management services programs in-house. However, during the current economic downturn, which is more severe and has lasted longer than other recent downturns, destruction rates have increased as some customers have been more willing to incur additional short-term service costs in exchange for lower storage costs in the long-term. In addition, we have experienced longer sales cycles and lower incoming volumes from existing customers, due in large part we believe to high unemployment rates and generally lower levels of business activity. Combined, these impacts have resulted in lower net volume growth rates in the short-term. The net effect of these factors has been the continued growth of our storage revenue base, albeit at a lower rate. For each of the three years 2008 through 2010, total net volume growth has ranged from between 1% to 6% on a global basis.

•    Inherent Growth from Existing Physical Records Customers.  Our physical records customers have, on average, sent us additional cartons at a faster rate than stored cartons have been destroyed or permanently removed. However, in the current economic downturn, elevated destruction and withdrawal rates have resulted in lower net volume growth in recent quarters. We believe the continued growth of our physical records storage revenues is the result of a number of factors, including: (1) the trend toward increased records retention; (2) customer satisfaction with our services; (3) the costs and inconvenience of moving storage operations in-house or to another provider of information management services; and (4) our positive pricing actions.

•    Diversified and Stable Customer Base.  As of December 31, 2010, we had over 147,000 corporate clients in a variety of industries. We currently provide services to commercial, legal, banking, healthcare, accounting, insurance, entertainment and government organizations, including more than 95% of the Fortune 1000. No customer accounted for as much as 2% of our consolidated revenues in any of the years ended December 31, 2008, 2009 and 2010. For each of the three years 2008 through 2010, the average volume reduction due to customers terminating their relationship with us was less than 2%.

•    Capital Expenditures Related Primarily to Business Line Growth and Ongoing Operations. Our business requires significant capital expenditures to support our expected revenue growth and ongoing operations as well as new products and services and increased profitability. As the nature of our business has evolved over time, so has the nature of our capital expenditures. Every year we expend capital to support a number of different objectives. The majority of our capital goes to support business line growth and our ongoing operations. We also expend capital to support the development and improvement of products and services and projects designed to increase our profitability. These expenditures are generally smaller and more discretionary in nature. Below are descriptions of the major types of capital expenditures we are likely to make in a given year:

•  Capital to support business line growth—these expenditures are primarily related to capacity expansion. This includes investments in new building outfitting, carton storage systems, tape storage systems and containers, shredding plants and bins and technology service storage and processing capacity.

•  Capital to support ongoing business operations—these expenditures are primarily related to major repairs and/or the replacement of assets such as facilities, warehouse equipment and computers, previously referred to as maintenance capital expenditures. This category also includes operational support initiatives such as sales and marketing and information technology projects to support infrastructure requirements.

•  Capital for new product development—these expenditures are directly related to the development of new products or services in support of our integrated value proposition.

•  Capital for product improvement—these expenditures are primarily related to product and service enhancements that support our leadership position in the various markets in which we operate. Spending in this area includes items such as increased feature functionality, security upgrades or system enhancements.

•  Capital to support operational efficiencies—these expenditures are primarily related to driving increased profitability through cost savings and operating efficiencies and include items such as facility consolidations and systems to support operating process improvements.

•  Capital to acquire/construct real estate—these expenditures are directly related to the acquisition of real estate, either through the purchase of a new facility or the exercise of a purchase option in an existing lease, or the construction of a new facility.

Following is a table presenting our capital expenditures(1) for 2008, 2009 and 2010 organized by the nature of the spending as described above:

	Year Ended December 31,
Nature of Capital Spend (dollars in millions)	2008(3)	2009(3)	2010(3)
Business Line Growth	$213	$157	$116
Business Operations(2)	$49	$57	$65
Product Development	$9	$12	$10
Product Improvement	$13	$28	$31
Operational Efficiencies	$11	$9	$8
Real Estate	$44	$36	$14
Total Capital	$339	$300	$245

We believe that capital expenditures incurred as a percent of revenues is a meaningful metric for investors as it indicates the efficiency with which we are investing in the growth and operational efficiency of our business. For the years 2008 through 2010, our total capital expenditures incurred as a percent of revenues were approximately 12%, 11% and 8%, respectively. The decrease in capital expenditures as percent of revenues since 2008 is due primarily to our disciplined approach to capital management, a mix shift toward less capital intense service revenues and moderating growth rates in our physical storage business.

Following is a table presenting our capital expenditures(1) as a percent of total revenues for 2008, 2009 and 2010 organized by the nature of the spending as described above:

	Year Ended December 31,
Nature of Capital Spend	2008(3)	2009(3)	2010(3)
Business Line Growth	7.5%	5.6%	4.0%
Business Operations(2)	1.7%	2.0%	2.2%
Product Development	0.3%	0.4%	0.3%
Product Improvement	0.5%	1.0%	1.1%
Operational Efficiencies	0.4%	0.3%	0.3%
Real Estate	1.5%	1.3%	0.5%
Total Capital	11.9%	10.7%	8.4%

(1)          Represents accrued capital expenditures and may differ from amounts presented on the cash basis in the Consolidated Statement of Cash Flows.

(2)          Capital expended in support of ongoing business operations includes amounts previously referred to as maintenance capital expenditures. This category also includes capital expended on operational support initiatives such as sales and marketing and information technology projects to support infrastructure requirements.

(3)          Columns may not foot due to rounding.

Growth Strategy

We offer our customers an integrated value proposition by providing them with comprehensive records management services, data protection & recovery services and information destruction services, along with the expertise and experience to address complex information management challenges such as rising storage costs, litigation, regulatory compliance and disaster recovery. We expect to maintain a leadership position in the information management services industry around the world by enabling customers to protect and better use their information—regardless of its format, location or lifecycle stage—so they can optimize their business and ensure proper recovery, compliance and discovery.

In the U.S. and Canada, we seek to be one of the largest information management services providers in each of our markets. Internationally, our objectives are to continue to capitalize on our expertise in the information management services industry and to make additional acquisitions and investments in selected international markets. Our near-term growth objectives are comprised of a set of specific initiatives including: (1) our go-to-market initiative, which is a targeted, low risk approach to improving our sales capability and thereby increasing revenues with our existing customers by selling them new services and gaining net new customers that today are unvended; (2) higher growth in our international businesses as we expand our platform for selling core services and new services in higher growth markets; and (3) continuing to expand our services portfolio in the hybrid market to capture those larger, faster growing opportunities. Although the focus will be on growing our business organically, targeted acquisitions will continue to play a role in our overall growth strategy.

Introduction of New Products and Services

We continue to expand our portfolio of products and services. Adding new products and services allows us to further penetrate our existing customer accounts and attract new customers in previously untapped markets.

Growth from Existing Customers

Our existing customers’ storage of physical records contributes to storage and storage-related service revenues growth because, on average, they generate additional cartons at a faster rate than old cartons are destroyed or permanently removed. In order to maximize growth opportunities from existing customers, we seek to maintain high levels of customer retention by providing premium customer service through our local account management staff.

Our sales coverage model is designed to identify and capitalize on incremental revenue opportunities by allocating our sales resources based on a sophisticated segmentation of our customer base and selling additional records management, data protection & recovery and information destruction services, in new and existing markets, within our existing customer relationships. We also seek to leverage existing business relationships with our customers by selling complementary services and products. Complementary services include special project work, data restoration projects, fulfillment services, consulting services, technology services and product sales (including specially designed storage containers and related supplies).  In addition, included in complementary services revenue is recycled paper revenues.

Addition of New Customers

Our sales forces are dedicated to three primary objectives: (1) establishing new customer account relationships; (2) generating additional revenue from existing customers in new and existing markets; and (3) expanding new and existing customer relationships by effectively selling a wide array of complementary services and products. In order to accomplish these objectives, our sales forces draw on our U.S. and international marketing organizations and senior management.

Growth through Acquisitions

The goals of our current acquisition program are to supplement internal growth by expanding our new service capabilities and industry-specific services and continue to expand our presence in targeted international markets. We have a successful record of acquiring and integrating information management services companies.

Acquisitions in the North American Physical Business Segment

We substantially completed our geographic expansion in North America in 2003. Given the small number of attractive acquisition targets in our core physical businesses in North America and our increased revenue base, future acquisitions are expected to be less significant to our overall North American revenue growth than in the past.

Acquisitions in the International Physical Business Segment

We substantially completed our geographic expansion in Europe and Latin America by 2003 and began our expansion into Asia Pacific in 2005. We expect to continue to make acquisitions and investments in information management services businesses outside North America. We have acquired and invested in, and seek to acquire and invest in, information management services companies in countries, and, more specifically, markets within such countries, where we believe there is potential for significant growth. Future acquisitions and investments will focus primarily on developing priority expansion markets in Continental Europe and Asia, with continued leverage of our successful joint venture model. Similar to our strategy in North America, we will also explore international acquisitions that strengthen our capabilities in areas such as hybrid services and industry-specific services.

The experience, depth and strength of local management are particularly important in our international expansion and acquisition strategy. Since beginning our international expansion program in January 1999, we have, directly and through joint ventures, expanded our operations into more than 35 countries in Europe, Latin America and Asia Pacific. These transactions have taken, and may continue to take, the form of acquisitions of an entire business or controlling or minority investments, with a long-term goal of full ownership. We believe our joint venture strategy, rather than an outright acquisition, may, in certain markets, better position us to expand the existing business. The local partner benefits from our expertise in the information management services industry, our multinational customer relationships, our access to capital and our technology, and we benefit from our local partners’ knowledge of the market, relationships with local customers and their presence in the community. In addition to the criteria we use to evaluate North American acquisition candidates, when looking at an international investment or acquisition, we also evaluate the presence in the potential market of our existing customers as well as the risks uniquely associated with an international investment, including those risks described below.

Our long-term goal is to acquire full ownership of each business in which we made a joint venture investment. Since 2007, we acquired the remaining minority equity ownership in our Brazilian (2008), Greek (2010), Chinese (2010), Hong Kong (2010) and Singapore (2010) operations. In 2010, to better align our operations with our long-term international growth objectives, we divested our ownership stakes in Indonesia and Sri Lanka. We now own more than 98% of our international operations, measured as a percentage of consolidated revenues.  In connection with the strategic review of certain of our international businesses, in May 2011, we decided to divest our New Zealand operations.

Our international investments are subject to risks and uncertainties relating to the indigenous political, social, regulatory, tax and economic structures of other countries, as well as fluctuations in currency valuation, exchange controls, expropriation and governmental policies limiting returns to foreign investors.

The amount of our revenues derived from international operations and other relevant financial data for fiscal years 2008, 2009 and 2010 are set forth in Note 9 to Notes to Consolidated Financial Statements. For the years ended December 31, 2008, 2009 and 2010, we derived approximately 34%, 31% and 33%, respectively, of our total revenues from outside of the U.S. As of December 31, 2008, 2009 and 2010, we have long-lived assets of approximately 31%, 34% and 36%, respectively, outside of the U.S.

Competition

We compete with our current and potential customers’ internal information management services capabilities. We can provide no assurance that these organizations will begin or continue to use an outside company such as Iron Mountain for their future information management services.

We also compete with multiple information management service providers in all geographic areas where we operate. We believe that competition for customers is based on price, reputation for reliability, quality of service and scope and scale of technology and that we generally compete effectively in each of these areas.

Alternative Technologies

We derive most of our revenues from the storage of paper documents and storage-related services. This storage requires significant physical space. Alternative storage technologies exist, many of which require significantly less space than paper documents. These technologies include computer media, microform, CD-ROM and optical disk. To date, none of these technologies has replaced paper documents as the principal means for storing information. However, we can provide no assurance that our customers will continue to store most of their records in paper documents format. We continue to provide additional services such as online backup, primarily through partnerships, designed to address our customers’ need for efficient, cost-effective, high quality solutions for electronic records and information management.

Employees

As of December 31, 2010, we employed over 9,200 employees in the U.S. and over 9,200 employees outside of the U.S. At December 31, 2010, an aggregate of 478 employees were represented by unions in California, Georgia and three provinces in Canada.

All non-union employees are generally eligible to participate in our benefit programs, which include medical, dental, life, short and long-term disability, retirement/401(k) and accidental death and dismemberment plans. Unionized employees receive these types of benefits through their unions. In addition to base compensation and other usual benefits, all full-time employees participate in some form of incentive-based compensation program that provides payments based on revenues, profits, collections or attainment of specified objectives for the unit in which they work. Management believes that we have good relationships with our employees and unions. All union employees are currently under renewed labor agreements or operating under an extension agreement.

Insurance

For strategic risk transfer purposes, we maintain a comprehensive insurance program with insurers that we believe to be reputable and that have adequate capitalization in amounts that we believe to be appropriate. Property insurance is purchased on a comprehensive basis, including flood and earthquake (including excess coverage), subject to certain policy conditions, sublimits and deductibles. Property is insured based upon the replacement cost of real and personal property, including leasehold improvements, business income loss and extra expense. Among other types of insurance that we carry, subject to certain policy conditions, sublimits and deductibles are: medical, workers compensation, general liability, umbrella, automobile, professional, warehouse legal liability and directors and officers liability policies. In 2002, we established a wholly-owned Vermont domiciled captive insurance company as a subsidiary through which we retain and reinsure a portion of our property loss exposure.

Our customer contracts usually contain provisions limiting our liability with respect to loss or destruction of, or damage to, records stored with us. Our liability under these contracts is often limited to a nominal fixed amount per item or unit of storage, such as per cubic foot. We cannot assure you that where we have limitation of liability provisions that they will be enforceable in all instances or would otherwise protect us from liability. Also, some of our contracts with large volume accounts and some of the contracts assumed in our acquisitions contain no such limits or contain higher limits. In addition to provisions limiting our liability, our standard storage and service contracts include a schedule setting forth the majority of the customer-specific terms, including storage and service pricing and service delivery terms. Our customers may dispute the interpretation of various provisions in their contracts. While we have had relatively few disputes with our customers with regard to the terms of their customer contracts, and any disputes to date have not been material, we can give you no assurance that we will not have material disputes in the future.

Environmental Matters

Some of our current and formerly owned or leased properties were previously used by entities other than us for industrial or other purposes that involved the use, storage, generation and/or disposal of hazardous substances and wastes, including petroleum products. In some instances these properties included the operation of underground storage tanks or the presence of asbestos-containing materials. Although we have from time to time conducted limited environmental investigations and remedial activities at some of our former and current facilities, we have not undertaken an in-depth environmental review of all of our properties. We therefore may be liable for environmental costs and may be unable to sell, rent, mortgage or use contaminated real estate owned or leased by us. Under various federal, state and local environmental laws, we may be liable for environmental compliance and remediation costs to address contamination, if any, located at owned and leased properties as well as damages arising from such contamination, whether or not we know of, or were responsible for, the contamination, or the contamination occurred while we owned or leased the property. Environmental conditions for which we might be liable may also exist at properties that we may acquire in the future. In addition, future regulatory action and environmental laws may impose costs for environmental compliance that do not exist today.

We transfer a portion of our risk of financial loss due to currently undetected environmental matters by purchasing an environmental impairment liability insurance policy, which covers all owned and leased locations. Coverage is provided for both liability and remediation costs.

Internet Website

Our Internet address is www.ironmountain.com. Under the “Investors” section on our Internet website, we make available through a hyperlink to a third party website, free of charge, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) as soon as reasonably practicable after such forms are filed with or furnished to the SEC. We are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this Current Report on Form 8-K. Copies of our corporate governance guidelines, code of ethics and the charters of our audit, compensation, and nominating and governance committees are available on the Investors section of our website, www.ironmountain.com, under the heading “Corporate Governance.”

Item 1A. Risk Factors.

Our businesses face many risks. If any of the events or circumstances described in the following risks actually occur, our businesses, financial condition or results of operations could suffer and the trading price of our debt or equity securities could decline. Our investors and prospective investors should consider the following risks and the information contained under the heading “Cautionary Note Regarding Forward-Looking Statements” before deciding to invest in our securities.

Operational Risks

Governmental and customer focus on data security could increase our costs of operations. We may not be able to fully offset these costs through increases in our rates. In addition, incidents in which we fail to protect our customers’ information against security breaches could result in monetary damages against us and could otherwise damage our reputation, harm our businesses and adversely impact our results of operations.

In reaction to publicized incidents in which electronically stored information has been lost, illegally accessed or stolen, almost all states have adopted breach of data security statutes or regulations that require notification to consumers if the security of their personal information, such as social security numbers, is breached. In addition, certain federal laws and regulations affecting financial institutions, health care providers and plans and others impose requirements regarding the privacy and security of information maintained by those institutions as well as notification to persons whose personal information is accessed by an unauthorized third party. Some of these laws and regulations provide for civil fines in certain circumstances. One state has adopted regulations requiring every company that maintains or stores personal information to adopt a comprehensive written information security program. In some instances European data protection authorities have issued large fines as a result of data security breaches.

Continued governmental focus on data security may lead to additional legislative action. For example, the United States Congress is expected to consider legislation that would expand the federal data breach notification requirement beyond the financial and medical fields. The continued emphasis on information security may lead customers to request that we take additional measures to enhance security and assume higher liability under our contracts. We have experienced incidents in which customers’ backup tapes or other records have been lost, and we have been informed by customers in some incidents that the lost media or records contained personal information, resulting in monetary damages which we have paid. As a result of legislative initiatives and client demands, we may have to modify our operations with the goal of further improving data security. Any such modifications may result in increased expenses and operating complexity, and we may be unable to increase the rates we charge for our services sufficiently to offset any increased expenses.

In addition to increases in the costs of operations or potential liability that may result from a heightened focus on data security, our reputation may be damaged by any compromise of security, accidental loss or theft of customer data in our possession. We believe that establishing and maintaining a good reputation is critical to attracting and retaining customers. If our reputation is damaged, we may become less competitive, which could negatively impact our businesses, financial condition or results of operations.

Our customer contracts may not always limit our liability and may sometimes contain terms that could lead to disputes in interpretation.

Our customer contracts usually contain provisions limiting our liability with respect to loss or destruction of, or damage to, records or information stored with us. Our liability under physical storage contracts is often limited to a nominal fixed amount per item or unit of storage, such as per cubic foot. Our liability under our hybrid services and other service contracts is often limited to a percentage of annual revenue under the contract. We cannot assure you that where we have limitation of liability provisions they will be enforceable in all instances or would otherwise protect us from liability. In addition to provisions limiting our liability, our standard storage and service contracts include a schedule setting forth the majority of the customer-specific terms, including storage and service pricing and service delivery terms. Our customers may dispute the interpretation of various provisions in their contracts. While we have had relatively few disputes with our customers with regard to the terms of their customer contracts, and any disputes to date have not been material, we can give you no assurance that we will not have material disputes in the future.

We face competition for customers.

We compete, in some of our business lines, with our current and potential customers’ internal information management services capabilities. These organizations may not begin or continue to use a third party, such as our company, for their future information management services needs. We also compete with multiple information management services providers in all geographic areas where we operate; our current or potential customers may choose to use those competitors instead of us.

Our customers may shift from paper storage to alternative technologies that require less physical space.

We derive most of our revenues from the storage of paper documents and storage related services. This storage requires significant physical space, which we provide through our owned and leased facilities. Alternative storage technologies exist, many of which require significantly less space than paper documents. These technologies include computer media, microform, CD-ROM and optical disk. We can provide no assurance that our customers will continue to store most of their records in paper documents format. A significant shift by our customers to storage of data through non-paper based technologies, whether now existing or developed in the future, could adversely affect our businesses.

Our customers may be constrained in their ability to pay for services or require fewer services.

Continued economic weakness in the markets where we operate may cause some customers to postpone projects for which they would otherwise retain our services and may, in some instances, cause customers to forgo our services. Many of our largest customers are financial institutions that have been particularly affected by the economic downturn; their condition may lead them to reduce their use of our services. In addition, a higher percentage of our customers may seek protection under bankruptcy laws, potentially affecting not only future business but also our ability to collect accounts receivable.

We may be subject to certain costs and potential liabilities associated with the real estate required for our business.

Because our business is heavily dependent on real estate, we face special risks attributable to the real estate we own or lease. Such risks include:

• variable occupancy costs and difficulty locating suitable sites due to fluctuations in real estate markets;

• uninsured losses or damage to our storage facilities due to an inability to obtain full coverage on a cost-effective basis for some casualties, such as earthquakes, or any coverage for certain losses, such as losses from riots or terrorist activities;

• inability to use our real estate holdings effectively if the demand for physical storage were to diminish because of customers’ acceptance of other storage technologies; and

• liability under environmental laws for the costs of investigation and cleanup of contaminated real estate owned or leased by us, whether or not we know of, or were responsible for, the contamination, or the contamination occurred while we owned or leased the property.

Some of our current and formerly owned or leased properties were previously used by entities other than us for industrial or other purposes that involved the use, storage, generation and/or disposal of hazardous substances and wastes, including petroleum products. In some instances these properties included the operation of underground storage tanks or the presence of asbestos-containing materials. Although we have from time to time conducted limited environmental investigations and remedial activities at some of our former and current facilities, we have not undertaken an in-depth environmental review of all of our properties. We therefore may be potentially liable for environmental costs like those discussed above and may be unable to sell, rent, mortgage or use contaminated real estate owned or leased by us. Environmental conditions for which we might be liable may also exist at properties that we may acquire in the future. In addition, future regulatory action and environmental laws may impose costs for environmental compliance that do not exist today.

International operations may pose unique risks.

As of December 31, 2010, we provided services in more than 35 countries outside the U.S. As part of our growth strategy, we expect to continue to acquire or invest in information management services businesses in foreign markets. International operations are subject to numerous risks, including:

• the impact of foreign government regulations and U.S. regulations that apply to us wherever we operate;

• the volatility of certain foreign economies in which we operate;

• political uncertainties;

• unforeseen liabilities, particularly within acquired businesses;

• the risk that the business partners upon whom we depend for technical assistance or management and acquisition expertise outside of the U.S. will not perform as expected;

• differences in business practices; and

• foreign currency fluctuations.

In particular, our net income can be significantly affected by fluctuations in currencies associated with certain intercompany balances of our foreign subsidiaries to us and between our foreign subsidiaries.

We may be subject to claims that our technology violates the intellectual property rights of a third party.

Third parties may have legal rights (including ownership of patents, trade secrets, trademarks and copyrights) to ideas, materials, processes, names or original works that are the same or similar to those we use. Third parties may bring claims, or threaten to bring claims, against us that allege that their intellectual property rights are being infringed or violated by our use of intellectual property. Litigation or threatened litigation could be costly and distract our senior management from operating our business. Further, if we cannot establish our right or obtain the right to use the intellectual property on reasonable terms, we may be required to develop alternative intellectual property at our expense to mitigate potential harm.

Changing fire and safety standards may result in significant expense in certain jurisdictions.

As of December 31, 2010, we operated 981 records management and offsite data protection facilities worldwide, including 583 in the United States alone. Many of these facilities were built and outfitted by third parties and added to Iron Mountain’s real estate portfolio as part of acquisitions completed between 1995 and 2005. Some of these facilities contain fire suppression and safety features that are different from our current specifications for new facilities, although we believe all of our facilities were constructed in compliance with laws and regulations in effect at the time of their construction or outfitting. Where we believe the fire suppression and safety features of a facility require improvement, we will develop and implement a plan to remediate the issue. In some instances local authorities having jurisdiction may take the position that our fire suppression and safety features in a particular facility are insufficient and require additional measures which may involve considerable expense to the company. If additional fire safety and suppression measures were required at a large number of our facilities, this could negatively impact our business, financial condition or results of operations.

Fluctuations in commodity prices may affect our operating revenues and results of operations.

Our operating revenues and results of operations are impacted by significant changes in commodity prices. Our secure shredding operations generate revenue from the sale of shredded paper to recyclers. We generate additional revenue when the price of diesel fuel rises above certain predetermined rates through a customer surcharge. As a result, significant declines in paper and diesel fuel prices may negatively impact our revenues and results of operations while increases in other commodity prices, including steel, may negatively impact our results of operations.

Unexpected events could disrupt our operations and adversely affect our results of operations.

Unexpected events, including fires or explosions at our facilities, natural disasters such as hurricanes and earthquakes, war or terrorist activities, unplanned power outages, supply disruptions and failure of equipment or systems, could adversely affect our results of operations. These events could result in customer disruption, physical damages to one or more key operating facilities, the temporary closure of one or more key operating facilities or the temporary disruption of information systems.

Attacks on our internal information technology systems could damage our reputation, harm our businesses and adversely impact our results of operations.

Our reputation for providing secure information storage to customers is critical to the success of our business. We regularly face attempts by hackers and similar unauthorized users to gain access to our information technology systems. Although we seek to prevent, detect and investigate these security incidents and have taken steps to prevent such security breaches, there can be no assurance that attacks by unauthorized users will not be attempted in the future or that our security measures will be effective. A successful breach of the security of our information technology systems could lead to theft or misuse of our customers’ proprietary or confidential information and result in third party claims against us and reputational harm. If our reputation is damaged, we may become less competitive, which could negatively impact our businesses, financial condition or results of operations.

Risks Relating to Our Common Stock

No Guaranty of Dividend Payments or Stock Repurchases

Although our board of directors approved a share repurchase program and adopted a dividend policy under which we intend to pay quarterly cash dividends on our common stock, any determinations by us to repurchase our common stock or pay cash dividends on our common stock in the future will be based primarily upon our financial condition, results of operations, business requirements, the price of our common stock in the case of the repurchase program and our board of directors’ continuing determination that the repurchase program and the declaration of dividends under the dividend policy are in the best interests of our stockholders and are in compliance with all laws and agreements applicable to the repurchase and dividend programs. The terms of our credit agreement and our indentures contain provisions permitting the payment of cash dividends and stock repurchases subject to certain limitations.

Risks Relating to Our Indebtedness

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under our various debt instruments.

We have a significant amount of indebtedness. The following table shows important credit statistics as of December 31, 2010 (dollars in millions):

Total long-term debt	$3,009.1
Total equity	$1,963.3
Debt to equity ratio	1.53	X

Our substantial indebtedness could have important consequences to you. Our indebtedness may increase as we continue to borrow under existing and future credit arrangements in order to finance future acquisitions and for general corporate purposes, which would increase the associated risks. These risks include:

• inability to satisfy our obligations with respect to our various debt instruments;

• inability to adjust to adverse economic conditions;

• inability to fund future working capital, capital expenditures, acquisitions and other general corporate requirements, including possible required repurchases of our various indebtedness;

• limits on our flexibility in planning for, or reacting to, changes in our business and the information management services industry;

• limits on future borrowings under our existing or future credit arrangements, which could affect our ability to pay our indebtedness or to fund our other liquidity needs;

• inability to generate sufficient funds to cover required interest payments; and

• restrictions on our ability to refinance our indebtedness on commercially reasonable terms.

Restrictive loan covenants may limit our ability to pursue our growth strategy.

Our credit facility and our indentures contain covenants restricting or limiting our ability to, among other things:

• incur additional indebtedness;

• pay dividends or make other restricted payments;

• make asset dispositions;

• create or permit liens; and

• make capital expenditures and other investments.

These restrictions may adversely affect our ability to pursue our acquisition and other growth strategies.

We may not have the ability to raise the funds necessary to finance the repurchase of outstanding senior subordinated indebtedness upon a change of control event as required by our indentures.

Upon the occurrence of a change of control, we will be required to offer to repurchase all outstanding senior subordinated indebtedness. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the notes or that restrictions in our revolving credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “change of control” under our indentures.

Since Iron Mountain is a holding company, our ability to make payments on our various debt obligations depends in part on the operations of our subsidiaries.

Iron Mountain is a holding company, and substantially all of our assets consist of the stock of our subsidiaries and substantially all of our operations are conducted by our direct and indirect wholly owned subsidiaries. As a result, our ability to make payments on our various debt obligations will be dependent upon the receipt of sufficient funds from our subsidiaries. However, our various debt obligations are guaranteed, on a joint and several and full and unconditional basis, by most, but not all, of our direct and indirect wholly owned U.S. subsidiaries.

Acquisition and Expansion Risks

Failure to manage our growth may impact operating results.

If we succeed in expanding our existing businesses, or in moving into new areas of business, that expansion may place increased demands on our management, operating systems, internal controls and financial and physical resources. If not managed effectively, these increased demands may adversely affect the services we provide to existing customers. In addition, our personnel, systems, procedures and controls may be inadequate to support future operations. Consequently, in order to manage growth effectively, we may be required to increase expenditures to increase our physical resources, expand, train and manage our employee base, improve management, financial and information systems and controls, or make other capital expenditures. Our results of operations and financial condition could be harmed if we encounter difficulties in effectively managing the budgeting, forecasting and other process control issues presented by future growth.

Failure to successfully integrate acquired operations could negatively impact our future results of operations.

The success of any acquisition depends in part on our ability to integrate the acquired company. The process of integrating acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of our management’s attention and our financial and other resources. We can give no assurance that we will ultimately be able to effectively integrate and manage the operations of any acquired business. Nor can we assure you that we will be able to maintain or improve the historical financial performance of Iron Mountain or our acquisitions. The failure to successfully integrate these cultures, operating systems, procedures and information technologies could have a material adverse effect on our results of operations.

We may be unable to continue our international expansion.

Our growth strategy involves expanding operations in international markets, and we expect to continue this expansion. Europe, Latin America and Australia have been our primary areas of focus for international expansion, and we have begun our expansion into the Asia Pacific region. We have entered into joint ventures and have acquired all or a majority of the equity in information management services businesses operating in these areas and may acquire other information management services businesses in the future.

This growth strategy involves risks. We may be unable to pursue this strategy in the future. For example, we may be unable to:

• identify suitable companies to acquire or invest in;

• complete acquisitions on satisfactory terms;

• incur additional debt necessary to acquire suitable companies if we are unable to pay the purchase price out of working capital, common stock or other equity securities; or

• enter into successful business arrangements for technical assistance or management expertise outside of the U.S.

We also compete with other information management services providers for companies to acquire. Some of our competitors may possess substantial financial and other resources. If any such competitor were to devote additional resources to pursue such acquisition candidates or focus its strategy on our international markets, the purchase price for potential acquisitions or investments could rise, competition in international markets could increase and our results of operations could be adversely affected.

Item 2. Properties.

As of December 31, 2010, we conducted operations through 795 leased facilities and 238 facilities that we own. Our facilities are divided among our reportable segments as follows: North American Physical Business (664), International Physical Business (368), and Corporate (1). These facilities contain a total of 66 million square feet of space. Facility rent expense was $218.4 million and $219.2 million for the years ended December 31, 2009 and 2010, respectively. The leased facilities typically have initial lease terms of five to ten years with one or more five year options to extend. In addition, some of the leases contain either a purchase option or a right of first refusal upon the sale of the property. Our facilities are located throughout North America, Europe, Latin America and Asia Pacific, with the largest number of facilities in California, Florida, New York, New Jersey, Texas, Canada and the U.K. We believe that the space available in our facilities is adequate to meet our current needs, although future growth may require that we acquire additional real property either by leasing or purchasing. See Note 10 to Notes to Consolidated Financial Statements for information regarding our minimum annual lease commitments.

Part II

Item 6. Selected Financial Data.

The following selected consolidated statements of operations, balance sheet and other data have been derived from our audited consolidated financial statements (see footnote (2) below). The selected consolidated financial and operating information set forth below, giving effect to stock splits, should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Consolidated Financial Statements and the Notes thereto included elsewhere in this filing.

	Year Ended December 31,
	2006	2007	2008	2009	2010(1)
	(In thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues:
Storage(2)	$1,216,522	$1,366,860	$1,504,499	$1,542,336	$1,607,801
Service(2)	1,007,376	1,214,759	1,346,057	1,262,329	1,308,855
Total Revenues	2,223,898	2,581,619	2,850,556	2,804,665	2,916,656
Operating Expenses:
Cost of sales (excluding depreciation and amortization)	1,038,444	1,220,378	1,325,541	1,214,789	1,204,454
Selling, general and administrative	585,520	681,424	766,178	757,506	777,880
Depreciation and amortization	182,216	221,758	257,255	280,805	307,373
Goodwill Impairment(3)	—	—	—	—	85,909
(Gain) Loss on disposal/writedown of property, plant and equipment, net	(9,562)	(5,468)	7,522	168	(10,994)
Total Operating Expenses	1,796,618	2,118,092	2,356,496	2,253,268	2,364,622
Operating Income	427,280	463,527	494,060	551,397	552,034
Interest Expense, Net	186,442	215,719	222,448	214,640	206,510
Other (Income) Expense , Net	(11,732)	4,103	31,505	(12,486)	9,035
Income from Continuing Operations Before Provision for Income Taxes	252,570	243,705	240,107	349,243	336,489
Provision for Income Taxes	104,035	73,317	147,226	115,318	169,469
Income from Continuing Operations	148,535	170,388	92,881	233,925	167,020
Loss from Discontinued Operations	(18,112)	(16,374)	(10,938)	(11,619)	(216,012)
Net Income (Loss)	130,423	154,014	81,943	222,306	(48,992)
Less: Net Income (Loss) Attributable to Noncontrolling Interests	1,560	920	(94)	1,429	4,908
Net Income (Loss) Attributable to Iron Mountain Incorporated	$128,863	$153,094	$82,037	$220,877	$(53,900)

(footnotes follow)

	Year Ended December 31,
	2006	2007	2008	2009	2010(1)
	(In thousands, except per share data)
Earnings (Losses) per Share—Basic:
Income from Continuing Operations	$0.75	$0.85	$0.46	$1.15	$0.83
Loss from Discontinued Operations	$(0.09)	$(0.08)	$(0.05)	$(0.06)	$(1.07)
Net Income (Loss) Attributable to Iron Mountain Incorporated	$0.65	$0.77	$0.41	$1.09	$(0.27)
Earnings (Losses) per Share—Diluted:
Income from Continuing Operations	$0.74	$0.84	$0.46	$1.15	$0.83
Loss from Discontinued Operations	$(0.09)	$(0.08)	$(0.05)	$(0.06)	$(1.07)
Net Income (Loss) Attributable to Iron Mountain Incorporated	$0.64	$0.76	$0.40	$1.08	$(0.27)

Weighted Average Common Shares Outstanding—Basic	198,116	199,938	201,279	202,812	201,991
Weighted Average Common Shares Outstanding—Diluted	200,463	202,062	203,290	204,271	201,991

Dividends Declared per Common Share(4)	$—	$—	$—	$—	$0.375

(footnotes follow)

	Year Ended December 31,
	2006		2007		2008		2009		2010(1)
	(In thousands)
Other Data:
Adjusted OIBDA(5)	$599,934		$679,817		$758,837		$832,370		$934,322
Adjusted OIBDA Margin(5)	27.0%		26.3%		26.6%		29.7%		32.0%
Ratio of Earnings to Fixed Charges	2.0	x	1.8	x	1.8	x	2.2	x	2.2	x

	As of December 31,
	2006	2007	2008	2009	2010(1)
	(In thousands)
Consolidated Balance Sheet Data:
Cash and Cash Equivalents	$45,369	$125,607	$278,370	$446,656	$258,693
Total Assets	5,209,521	6,307,921	6,356,854	6,846,834	6,409,733
Total Long-Term Debt (including Current Portion of Long-Term Debt)	2,668,816	3,266,288	3,241,802	3,250,703	3,009,068
Total Equity	1,570,788	1,816,769	1,818,553	2,157,471	1,963,262

(footnotes follow)

Reconciliation of Adjusted OIBDA to Operating Income and Net Income (Loss):

	Year Ended December 31,
	2006	2007	2008	2009	2010(1)
	(In thousands)

Adjusted OIBDA(5)	$599,934	$679,817	$758,837	$832,370	$934,322
Less: Depreciation and Amortization	182,216	221,758	257,255	280,805	307,373
Goodwill Impairment(3)	—	—	—	—	85,909
(Gain) Loss on Disposal/Writedown of Property, Plant and Equipment, Net	(9,562)	(5,468)	7,522	168	(10,994)
Operating Income	427,280	463,527	494,060	551,397	552,034
Less: Interest Expense, Net	186,442	215,719	222,448	214,640	206,510
Other (Income) Expense, Net	(11,732)	4,103	31,505	(12,486)	9,035
Provision for Income Taxes	104,035	73,317	147,226	115,318	169,469
Loss from Discountinued Operations	18,112	16,374	10,938	11,619	216,012
Net Income (Loss) Attributable to Noncontrolling interests	1,560	920	(94)	1,429	4,908
Net Income (Loss) Attributable to Iron Mountain Incorporated	$128,863	$153,094	$82,037	$220,877	$(53,900)

(footnotes follow)

(1)          Prior to January 1, 2010, the financial position and results of operations of the operating subsidiaries of Iron Mountain Europe (Group) Limited (collectively referred to as “IME”), our European business, were consolidated based on IME’s fiscal year ended October 31. Effective January 1, 2010, we changed the fiscal year-end (and the reporting period for consolidation purposes) of IME to coincide with Iron Mountain Incorporated’s fiscal year-end of December 31. We believe that the change in accounting principle related to the elimination of the two-month reporting lag for IME is preferable because it will result in more contemporaneous reporting of events and results related to IME. In accordance with applicable accounting literature, a change in subsidiary year-end is treated as a change in accounting principle and requires retrospective application. The impact of the change was not material to the results of operations for the previously reported annual and interim periods after January 1, 2006, and, thus, those results have not been revised. There is, however, a charge of $4.7 million recorded to other (income) expense, net in the year ended December 31, 2010 to recognize the immaterial difference arising from the change. There were no significant infrequent or unusual items in the IME two-month period ended December 31, 2008 and 2009.

(2)          In conjunction with our implementation of a new enterprise management reporting system in the fourth quarter of 2010, we noted inconsistencies in the mapping of certain revenue accounts between storage and service. As a result, we have adjusted previously reported amounts to reduce storage revenues and increase service revenues by $28,620, $28,805, $29,211, $28,753 and $28,526 for the years ended December 31, 2006, 2007, 2008, 2009 and 2010, respectively. There was no change in total consolidated reported revenues and the changes were not material to internal revenue growth calculations.

(3)          Represents a $85,909 non-cash goodwill impairment charge in the year ended December 31, 2010 related to our intellectual property escrow services business, which we continue to own and operate and was previously reflected in the former worldwide digital business segment, and is now reflected as a component of the North American Physical Business segment. See Note 2.g. to Notes to Consolidated Financial Statements.

(4)          In February 2010, our board of directors adopted a dividend policy under which we began paying quarterly dividends on our common stock. See “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.”

(5)  Adjusted OIBDA is defined as operating income before depreciation, amortization, goodwill impairment and (gain) loss on disposal/writedown of property, plant and equipment, net. Adjusted OIBDA Margin is calculated by dividing Adjusted OIBDA by total revenues. For a more detailed definition and reconciliation of Adjusted OIBDA and a discussion of why we believe these measures provide relevant and useful information to our current and potential investors, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures.”

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion should be read in conjunction with “Item 6. Selected Financial Data” and the Consolidated Financial Statements and Notes thereto and the other financial and operating information included elsewhere in this filing.

This discussion contains “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995 and in other federal securities laws. See “Cautionary Note Regarding Forward-Looking Statements” on page 1 of this filing and “Item 1A. Risk Factors” beginning on page 12 of this filing.

Overview

In August 2010, we divested the domain name management product line (the “Domain Name Product Line”) of our digital business. On June 2, 2011, we completed the sale (the “Digital Sale”) of our online backup and recovery, digital archiving and eDiscovery solutions businesses (the “Digital Business”) to Autonomy Corporation plc, a corporation formed under the laws of England and Wales (“Autonomy”), pursuant to a purchase and sale agreement dated as of May 15, 2011 among IMI, certain subsidiaries of IMI and Autonomy (the “Digital Sale Agreement”).   In the Digital Sale, Autonomy purchased (i) the shares of certain of IMI’s subsidiaries through which IMI conducted the Digital Business and (ii) certain assets of IMI and its subsidiaries relating to the Digital Business.  The financial position, operating results and cash flows of the Domain Name Product Line and the Digital Business, for all periods presented in this Current Report on Form 8-K, have been reported as discontinued operations for financial reporting purposes.  IMI retained its intellectual software escrow services business which had previously been reported in the former worldwide digital business segment along with the Digital Business and the Domain Name Product Line. The intellectual software escrow services business is now reported in the North American Physical Business segment. Additionally, in May 2011, we committed to a plan to sell our records management business in New Zealand (the “New Zealand Business”).  The New Zealand Business has been classified as held for sale and, for all periods presented, the financial position, operating results and cash flows of the New Zealand Business have been reported as discontinued operations for financial reporting purposes.  See “Note 14. Discontinued Operations” of the Notes to Consolidated Financial Statements.

Our revenues consist of storage revenues as well as service revenues. Storage revenues, which are considered a key performance indicator for the information management services industry, consist primarily of recurring periodic charges related to the storage of materials or data (generally on a per unit basis), which are typically retained by customers for many years, and have accounted for over 52% of total consolidated revenues in each of the last five years. Our annual revenues from these fixed periodic storage fees have grown for 22 consecutive years. Service revenues are comprised of charges for related core service activities and a wide array of complementary products and services. Included in core service revenues are: (1) the handling of records, including the addition of new records, temporary removal of records from storage, refiling of removed records, destruction of records, and permanent withdrawals from storage; (2) courier operations, consisting primarily of the pickup and delivery of records upon customer request; (3) secure shredding of sensitive documents; and (4) other recurring services, including hybrid services and recurring project revenues. Our complementary services revenues include special project work, data restoration projects, fulfillment services, consulting services, technology services and product sales (including specially designed storage containers and related supplies). Our secure shredding revenues include the sale of recycled paper (included in complementary services revenues), the price of which can fluctuate from period to period, adding to the volatility and reducing the predictability of that revenue stream. Our consolidated revenues are also subject to variations caused by the net effect of foreign currency translation on revenue derived from outside the U.S. For the years ended December 31, 2008, 2009 and 2010, we derived approximately 34%, 31% and 33%, respectively, of our total revenues from outside the U.S. In conjunction with our implementation of a new enterprise management reporting system in the fourth quarter of 2010, we noted inconsistencies in the mapping of certain revenue accounts between storage and service. As a result, we have adjusted previously reported amounts to reduce storage revenues and increase service revenues by approximately $29.2 million, $28.8 million and $28.5 million for the years ending December 31, 2008, 2009, and 2010, respectively. There was no change in total consolidated reported revenues and the changes were not material to internal revenue growth calculations.

We recognize revenue when the following criteria are met: persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectability of the resulting receivable is reasonably assured. Storage and service revenues are recognized in the month the respective storage or service is provided and customers are generally billed on a monthly basis on contractually agreed-upon terms. Amounts related to future storage or prepaid service contracts for customers where storage fees or services are billed in advance are accounted for as deferred revenue and recognized ratably over the applicable storage or service period or when the service is performed. Revenue from the sales of products, which is included as a component of service revenues, is recognized when shipped to the customer and title has passed to the customer. Revenues from the sales of products has historically not been significant.

Cost of sales (excluding depreciation and amortization) consists primarily of wages and benefits for field personnel, facility occupancy costs (including rent and utilities), transportation expenses (including vehicle leases and fuel), other product cost of sales and other equipment costs and supplies. Of these, wages and benefits and facility occupancy costs are the most significant. Trends in total wages and benefits in dollars and as a percentage of total consolidated revenue are influenced by changes in headcount and compensation levels, achievement of incentive compensation targets, workforce productivity and variability in costs associated with medical insurance and workers compensation. Trends in facility occupancy costs are impacted by the total number of facilities we occupy, the mix of properties we own versus properties we occupy under operating leases, fluctuations in per square foot occupancy costs, and the levels of utilization of these properties. Due to the declining economic environment in 2008, the then current fair market values of vans, trucks and mobile shredding units within our vehicle fleet portfolio, which we leased, declined. As a result, certain vehicle leases that previously met the requirements to be considered operating leases were classified as capital leases upon renewal, or at lease inception, for new leases. The impact of this change with respect to these leases was to lower vehicle rent expense (a component of transportation costs within cost of sales) by approximately $22.4 million in 2009, offset by an increased amount of combined depreciation (by approximately $20.2 million) and interest expense (by approximately $3.3 million) for the year ended December 31, 2009 as compared to the year ended December 31, 2008.

The expansion of our European and secure shredding businesses has impacted the major cost of sales components. Our European operations are more labor intensive than our core U.S. physical businesses and, therefore, add incremental labor costs at a higher percentage of segment revenue than our North American core physical business. This trend is more than offset by improvements in domestic labor costs as a percentage of North American revenues. Our secure shredding operations incur less facility costs and higher transportation costs as a percentage of revenues compared to our core physical businesses.

Selling, general and administrative expenses consist primarily of wages and benefits for management, administrative, information technology, sales, account management and marketing personnel, as well as expenses related to communications and data processing, travel, professional fees, bad debts, training, office equipment and supplies. Trends in total wage and benefit dollars as a percentage of total consolidated revenue are influenced by changes in headcount and compensation levels, achievement of incentive compensation targets, workforce productivity and variability in costs associated with medical insurance. The overhead structure of our expanding European and Asian operations, as compared to our North American operations, is more labor intensive and has not achieved the same level of overhead leverage, which may result in an increase in selling, general and administrative expenses, as a percentage of consolidated revenue, as our European and Asian operations become a more meaningful percentage of our consolidated results.

Our depreciation and amortization charges result primarily from the capital-intensive nature of our business. The principal components of depreciation relate to storage systems, which include racking, building and leasehold improvements, computer systems hardware and software, and buildings. Amortization relates primarily to customer relationship acquisition costs and is impacted by the nature and timing of acquisitions.

During the quarter ended September 30, 2010, prior to our annual goodwill impairment review, we concluded that events occurred and circumstances changed in our worldwide digital business reporting unit that required us to conduct an impairment review. The primary factors contributing to our conclusion that we had a triggering event and a requirement to reassess our former worldwide digital business reporting unit goodwill for impairment included: (1) a reduction in forecasted revenue and operating results due to continued pressure on key parts of the business as a result of the weak economy; (2) reduced revenue and profit outlook for our eDiscovery service due to smaller average matter size and lower pricing; (3) a decision to discontinue certain software development projects; and (4) the sale of the Domain Name Product Line. As a result of the review, we recorded a provisional goodwill impairment charge associated with our former worldwide digital business reporting unit in the amount of $255.0 million during the quarter ended September 30, 2010. We finalized the estimate in the fourth quarter of 2010, and we recorded an additional impairment of $28.8 million, for a total goodwill impairment charge of $283.8 million. We allocated $85.9 million of this charge to the retained intellectual software escrow services business, based on a relative fair value basis, which continues to be included in our continuing results of operations. We retained our intellectual software escrow services business, which had previously been reported in the former worldwide digital business segment along with the Digital Business and the Domain Name Product Line. The intellectual software escrow services business is now reported in the North American Physical Business segment.

Our consolidated revenues and expenses are subject to variations caused by the net effect of foreign currency translation on revenues and expenses incurred by our entities outside the U.S. During 2008, we saw net increases in both revenues and expenses as a result of the strengthening of the Euro, the Brazilian real and the Canadian dollar against the U.S. dollar, offset by weakening of the British pound sterling against the U.S. dollar, based on an analysis of weighted average rates for the comparable periods. In the third quarter of 2008, we saw a dramatic strengthening of the U.S. dollar in comparison to all the major foreign currencies of our most significant international markets, which lead to a decrease in reported revenue and expenses in the fourth quarter of 2008. In 2009, we saw decreases in both revenues and expenses as a result of the weakening of the British pound sterling, the Canadian dollar and the Euro against the U.S. dollar, based on an analysis of weighted average rates for the comparable periods. In 2010, we saw increases in both revenues and expenses as a result of the strengthening of the British pound sterling and the Canadian dollar, slightly offset by a weakening of the Euro, against the U.S. dollar, based on an analysis of weighted average rates for the comparable periods. It is difficult to predict how much foreign currency exchange rates will fluctuate in the future and how those fluctuations will impact our consolidated statement of operations. Due to the expansion of our international operations, these fluctuations have become material on individual balances. However, because both the revenues and expenses are denominated in the local currency of the country in which they are derived or incurred, the impact of currency fluctuations on our operating income and operating margin is mitigated. In order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency fluctuations, we compare the percentage change in the results from one period to another period in this report using constant currency disclosure. The constant currency growth rates are calculated by translating the 2008 results at the 2009 average exchange rates and the 2009 results at the 2010 average exchange rates.

Prior to January 1, 2010, the financial position and results of operations of the operating subsidiaries of Iron Mountain Europe (Group) Limited (collectively referred to as “IME”), our European business, were consolidated based on IME’s fiscal year ended October 31. Effective January 1, 2010, we changed the fiscal year-end (and the reporting period for consolidation purposes) of IME to coincide with IMI’s fiscal year-end of December 31. We believe that the change in accounting principle related to the elimination of the two-month reporting lag for IME is preferable because it will result in more contemporaneous reporting of events and results related to IME. In accordance with applicable accounting literature, a change in subsidiary year-end is treated as a change in accounting principle and requires retrospective application. The cumulative effect of the change was an increase in retained earnings of $12.2 million as of January 1, 2007. The impact of the change was not material to the results of operations for the previously reported annual and interim periods after January 1, 2008, and, thus, those results have not been revised. There is, however, a charge of $4.7 million recorded to other (income) expense, net in the year ended December 31, 2010 to recognize the immaterial difference arising from the change. There were no significant, infrequent or unusual items in the IME two-month period ended December 31, 2008 and 2009.

The following table is a comparison of underlying average exchange rates of the foreign currencies that had the most significant impact on our U.S. dollar-reported revenues and expenses:

			Percentage
	Average Exchange Rates for the		Strengthening /
	Year Ended December 31,		(Weakening) of
	2009 (1)	2010	Foreign Currency
British pound sterling	$1.544	$1.546	0.1%
Canadian dollar	$0.880	$0.971	10.3%
Euro	$1.366	$1.328	(2.8)%

			Percentage
	Average Exchange Rates for the		Strengthening /
	Year Ended December 31,		(Weakening) of
	2008 (1)	2009 (1)	Foreign Currency
British pound sterling	$1.944	$1.544	(20.6)%
Canadian dollar	$0.944	$0.880	(6.8)%
Euro	$1.497	$1.366	(8.8)%

(1)  Corresponding to the appropriate periods based on the operating subsidiaries of IME’s fiscal year ended October 31.

Non-GAAP Measures

Adjusted Operating Income Before Depreciation, Amortization and Goodwill Impairment (“Adjusted OIBDA”)

Adjusted OIBDA is defined as operating income before depreciation, amortization, goodwill impairment and (gain) loss on disposal/writedown of property, plant and equipment, net. Adjusted OIBDA Margin is calculated by dividing Adjusted OIBDA by total revenues. We use multiples of current or projected Adjusted OIBDA in conjunction with our discounted cash flow models to determine our overall enterprise valuation and to evaluate acquisition targets. We believe Adjusted OIBDA and Adjusted OIBDA Margin provide current and potential investors with relevant and useful information regarding our ability to generate cash flow to support business investment. These measures are an integral part of the internal reporting system we use to assess and evaluate the operating performance of our business. Adjusted OIBDA does not include certain items that we believe are not indicative of our core operating results, specifically: (1) (gains) and losses on disposal/writedown of property, plant and equipment, net; (2) goodwill impairment; (3) other expense (income), net; (4) cumulative effect of change in accounting principle; (5) income (loss) from discontinued operations; (6) gain (loss) on sale of discontinued operations; and (7) net income (loss) attributable to noncontrolling interests.

Adjusted OIBDA also does not include interest expense, net and the provision (benefit) for income taxes. These expenses are associated with our capitalization and tax structures, which we do not consider when evaluating the operating profitability of our core operations. Finally, Adjusted OIBDA does not include depreciation and amortization expenses in order to eliminate the impact of capital investments, which we evaluate by comparing capital expenditures to incremental revenue generated and as a percentage of total revenues. Adjusted OIBDA and Adjusted OIBDA Margin should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”), such as operating or net income (loss) or cash flows from operating activities (as determined in accordance with GAAP).

Reconciliation of Adjusted OIBDA to Operating Income and Net Income (Loss) (in thousands):

	Year Ended December 31,
	2008	2009	2010
Adjusted OIBDA	$758,837	$832,370	$934,322
Less: Depreciation and Amortization	257,255	280,805	307,373
Goodwill Impairment	—	—	85,909
Loss (Gain) on disposal/writedown of property, plant and equipment, net	7,522	168	(10,994)
Operating Income	494,060	551,397	552,034
Less: Interest Expense, Net	222,448	214,640	206,510
Other Expense (Income), Net	31,505	(12,486)	9,035
Provision for Income Taxes	147,226	115,318	169,469
Income from Continuing Operations	92,881	233,925	167,020
Loss from Discontinued Operations	(10,938)	(11,619)	(216,012)
Net (Loss) Income Attributable to Noncontrolling interests	(94)	1,429	4,908
Net Income (Loss) Attributable to Iron Mountain Incorporated	$82,037	$220,877	$(53,900)

Free Cash Flows before Acquisitions and Discretionary Investments (“FCF”)

FCF is defined as Cash Flows from Operating Activities — Continuing Operations less capital expenditures (excluding real estate), net of proceeds from the sales of property and equipment and other, net, and additions to customer acquisition cost. Our management uses this measure when evaluating the operating performance of our consolidated business. We believe this measure provides relevant and useful information to our current and potential investors. FCF is a useful measure in determining our ability to generate excess cash that may be used for reinvestment in the business, discretionary deployment in investments such as real estate or acquisition opportunities, returning of capital to our shareholders and voluntary prepayments of indebtedness. FCF reconciled to Cash Flows from Operating Activities-Continuing Operations (in thousands):

	Year Ended December 31,
	2006	2007	2008	2009	2010
Free Cash Flows before Acquisitions and Discretionary Investments	$63,792	$167,201	$190,382	$326,305	$369,627
Add: Capital Expenditures (excluding real estate), net (1)	292,104	299,788	308,410	248,717	220,486
Additions to Customer Acquisitions Costs	14,251	16,394	14,141	10,741	13,202
Cash Flows From Operating Activities - Continuing Operations	$370,147	$483,383	$512,933	$585,763	$603,315
Cash Flows From Investing Activities - Continuing Operations	$(446,334)	$(715,693)	$(426,654)	$(302,246)	$(304,227)
Cash Flows From Financing Activities - Continuing Operations	$82,734	$457,005	$85,809	$(129,354)	$(380,489)

(1)     The 2010 results include approximately $11,000 incurred by IME in November and December 2009 prior to the change in its fiscal year end.

Adjusted Earnings per Share (“Adjusted EPS”)

Adjusted EPS is defined as reported earnings per share from continuing operations excluding: (a) (gains) losses on the disposal/write down of property, plant and equipment, net; (b) goodwill impairment charges; (c) other expense (income), net; and (d) the tax impact of reconciling items and discrete tax items. We do not believe these excluded items to be indicative of our ongoing operating results, and they are not considered when we are forecasting our future results. We believe Adjusted EPS from continuing operations is of value to investors when comparing our results from past, present and future periods.

Adjusted EPS—Fully Diluted from Continuing Operations reconciled to Reported EPS Fully Diluted from Continuing Operations:

	Year Ended December 31,
	2006	2007	2008	2009	2010
Adjusted EPS - Fully Diluted from Continuing Operations	$0.68	$0.75	$0.85	$1.03	$1.28
Less: (Gain) Loss on disposal/writedown of property, plant and equipment, net	(0.05)	(0.03)	0.04	—	(0.05)
Goodwill Impairment	—	—	—	—	0.43
Other (Income) Expense, net	(0.06)	0.02	0.15	(0.06)	0.04
Tax impact of reconciling items and discrete tax items	0.05	(0.08)	0.20	(0.06)	0.03
Reported EPS - Fully Diluted from Continuing Operations	$0.74	$0.84	$0.46	$1.15	$0.83

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of the financial statements and for the period then ended. On an on-going basis, we evaluate the estimates used. We base our estimates on historical experience, actuarial estimates, current conditions and various other assumptions that we believe to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities and are not readily apparent from other sources. Actual results may differ from these estimates. Our critical accounting policies include the following, which are listed in no particular order:

Revenue Recognition

Our revenues consist of storage revenues as well as service revenues and are reflected net of sales and value added taxes. Storage revenues, which are considered a key performance indicator for the information management services industry, consist primarily of recurring periodic charges related to the storage of materials or data (generally on a per unit basis). Service revenues are comprised of charges for related core service activities and a wide array of complementary products and services. Included in core service revenues are: (1) the handling of records, including the addition of new records, temporary removal of records from storage, refilling of removed records, destruction of records, and permanent withdrawals from storage; (2) courier operations, consisting primarily of the pickup and delivery of records upon customer request; (3) secure shredding of sensitive documents; and (4) other recurring services, including hybrid services and recurring project revenues. Our complementary services revenues include special project work, data restoration projects, fulfillment services, consulting services, technology services and product sales (including specially designed storage containers and related supplies). Our secure shredding revenues include the sale of recycled paper (included in complementary services revenues), the price of which can fluctuate from period to period, adding to the volatility and reducing the predictability of that revenue stream.

We recognize revenue when the following criteria are met: persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectability of the resulting receivable is reasonably assured. Storage and service revenues are recognized in the month the respective storage or service is provided and customers are generally billed on a monthly basis on contractually agreed-upon terms. Amounts related to future storage or prepaid service contracts for customers where storage fees or services are billed in advance are accounted for as deferred revenue and recognized ratably over the applicable storage or service period or when the service is performed. Revenue from the sales of products, which is included as a component of service revenues, is recognized when shipped to the customer and title has passed to the customer. Revenues from the sales of products has historically not been significant.

Accounting for Acquisitions

Part of our growth strategy has included the acquisition of numerous businesses. The purchase price of these acquisitions has been determined after due diligence of the acquired business, market research, strategic planning, and the forecasting of expected future results and synergies. Estimated future results and expected synergies are subject to revisions as we integrate each acquisition and attempt to leverage resources.

Each acquisition has been accounted for using the purchase method of accounting as defined under the applicable accounting standards at the date of each acquisition. Accounting for these acquisitions has resulted in the capitalization of the cost in excess of fair value of the net assets acquired in each of these acquisitions as goodwill. We estimated the fair values of the assets acquired in each acquisition as of the date of acquisition and these estimates are subject to adjustment. These estimates are subject to final assessments of the fair value of property, plant and equipment, intangible assets, operating leases and deferred income taxes. We complete these assessments within one year of the date of acquisition. See Note 6 to Notes to Consolidated Financial Statements.

Allowance for Doubtful Accounts and Credit Memos

We maintain an allowance for doubtful accounts and credit memos for estimated losses resulting from the potential inability of our customers to make required payments and disputes regarding billing and service issues. When calculating the allowance, we consider our past loss experience, current and prior trends in our aged receivables and credit memo activity, current economic conditions, and specific circumstances of individual receivable balances. If the financial condition of our customers were to significantly change, resulting in a significant improvement or impairment of their ability to make payments, an adjustment of the allowance may be required. We consider accounts receivable to be delinquent after such time as reasonable means of collection have been exhausted. We charge-off uncollectible balances as circumstances warrant, generally no later than one year past due. As of December 31, 2009 and 2010, our allowance for doubtful accounts and credit memos balance totaled $20.8 million and $21.5 million, respectively.

Impairment of Tangible and Intangible Assets

Assets subject to amortization—We review long-lived assets and all amortizable intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate to their carrying amount. The operations are generally distinguished by the business segment and geographic region in which they operate. If the operation is determined to be unable to recover the carrying amount of its assets, then intangible assets are written down first, followed by the other long-lived assets of the operation, to fair value. Fair value is based on discounted cash flows or appraised values, depending upon the nature of the assets.

Goodwill—Assets not subject to amortization: Goodwill and intangible assets with indefinite lives are not amortized but are reviewed annually for impairment or more frequently if impairment indicators arise. We have selected October 1 as our annual goodwill impairment review date. We performed our annual goodwill impairment review as of October 1, 2008, 2009 and 2010 and noted no impairment of goodwill. As of December 31, 2010, no factors were identified that would alter our October 1, 2010 goodwill assessment. In making this assessment, we relied on a number of factors including operating results, business plans, anticipated future cash flows, transactions and market place data. There are inherent uncertainties related to these factors and our judgment in applying them to the analysis of goodwill impairment. When changes occur in the composition of one or more reporting units, the goodwill is reassigned to the reporting units affected based on their relative fair values. During the quarter ended September 30, 2010, prior to our annual goodwill impairment review, we concluded that events occurred and circumstances changed in our former worldwide digital business reporting unit that required us to conduct an impairment review. The primary factors contributing to our conclusion that we had a triggering event and a requirement to reassess our former worldwide digital business reporting unit goodwill for impairment included: (1) a reduction in forecasted revenue and operating results due to continued pressure on key parts of the business as a result of the weak economy; (2) reduced revenue and profit outlook for our eDiscovery service due to smaller average matter size and lower pricing; (3) a decision to discontinue certain software development projects; and (4) the sale of the Domain Name Product Line. As a result of the review, we recorded a provisional goodwill impairment charge associated with our former worldwide digital business reporting unit in the amount of $255.0 million during the quarter ended September 30, 2010. We finalized the estimate in the fourth quarter of 2010, and we recorded an additional impairment of $28.8 million, for a total goodwill impairment charge of $283.8 million. For the year ended December 31, 2010, we allocated $85.9 million of this charge to the retained intellectual software escrow services business, based on a relative fair value basis, which continues to be included in our continuing results of operations. Our intellectual software escrow services business had previously been reported in the former worldwide digital business segment along with the Digital Business and the Domain Name Product Line. The intellectual software escrow services business is now reported in the North American Physical Business segment.

Our reporting units at which level we performed our goodwill impairment analysis as of October 1, 2010 were as follows: North America; Europe; Latin America; Australia; Joint Ventures (which includes India, the various joint ventures in Southeast Asia and Russia (referred to as the “Joint Ventures”)); and Business Process Management (“BPM”). Given their similar economic characteristics, products, customers and processes, (1) the United Kingdom, Ireland and Norway and (2) the countries of Continental Europe (excluding Joint Ventures), each a reporting unit, have been aggregated as Europe and tested as one for goodwill impairment. As of December 31, 2010, the carrying value of goodwill, net amounted to $1,750.4 million, $440.9 million, $29.8 million and $61.0 million for North America, Europe, Latin America and Australia, respectively. As of December 31, 2009, the carrying value of goodwill, net amounted to $1,821.8 million, $470.9 million, $28.4 million and $54.8 million for North America, Europe, Latin America and Australia, respectively. Our Joint Ventures and BPM reporting units have no goodwill as of December 31, 2010 and 2009. Our North America, Europe, Latin America and Australia reporting units have estimated fair values as of October 1, 2010 that exceed their carrying value by greater than 20%.

Reporting unit valuations have been calculated using an income approach based on the present value of future cash flows of each reporting unit or a combined approach based on the present value of future cash flows and market and transaction multiples of revenues and earnings. The income approach incorporates many assumptions including future growth rates, discount factors, expected capital expenditures and income tax cash flows. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairments in future periods. In conjunction with our annual goodwill impairment reviews, we reconcile the sum of the valuations of all of our reporting units to our market capitalization as of such dates.

Accounting for Internal Use Software

We develop various software applications for internal use. Computer software costs associated with internal use software are expensed as incurred until certain capitalization criteria are met. Payroll and related costs for employees who are directly associated with, and who devote time to, the development of internal use computer software projects (to the extent time is spent directly on the project) are capitalized and depreciated over the estimated useful life of the software. Capitalization begins when the design stage of the application has been completed and it is probable that the application will be completed and used to perform the function intended. Depreciation begins when the software is placed in service. Computer software costs that are capitalized are periodically evaluated for impairment.

It may be necessary for us to write-off amounts associated with the development of internal use software if the project cannot be completed as intended. Our expansion into new technology-based service offerings requires the development of internal use software that will be susceptible to rapid and significant changes in technology. We may be required to write-off unamortized costs or shorten the estimated useful life if an internal use software program is replaced with an alternative tool prior to the end of the software’s estimated useful life. As of December 31, 2009 and 2010, capitalized labor net of accumulated depreciation was $30.7 million and $33.7 million, respectively. See Note 2(f) to Notes to Consolidated Financial Statements.

During the years ended December 31, 2008 and 2009, we wrote-off $0.6 million (primarily in Corporate) and $0.6 million (primarily in Corporate), respectively, of previously deferred software costs, primarily internal labor costs, associated with internal use software development projects that were discontinued after implementation, which resulted in a loss on disposal/writedown of property, plant and equipment, net.

Income Taxes

We have recorded a valuation allowance, amounting to $73.6 million as of December 31, 2010, to reduce our deferred tax assets, primarily associated with certain state and foreign net operating loss carryforwards and foreign tax credit carryforwards, to the amount that is more likely than not to be realized. We have federal net operating loss carryforwards which begin to expire in 2020 through 2024 of $30.5 million ($10.7 million, tax effected) at December 31, 2010 to reduce future federal taxable income. We have an asset for state net operating losses of $11.8 million (net of federal tax benefit), which begins to expire in 2011 through 2025, subject to a valuation allowance of approximately 99%. We have assets for foreign net operating losses of $31.5 million, with various expiration dates, subject to a valuation allowance of approximately 71%. We also have foreign tax credits of $60.8 million, which begin to expire in 2014 through 2019, subject to a valuation allowance of approximately 65%. U.S. legislative changes in 2010 reduced the expected utilization of foreign tax credits which resulted in the requirement for a valuation allowance. If actual results differ unfavorably from certain of our estimates used, we may not be able to realize all or part of our net deferred income tax assets and foreign tax credit carryforwards and additional valuation allowances may be required. Although we believe our estimates are reasonable, no assurance can be given that our estimates reflected in the tax provisions and accruals will equal our actual results. These differences could have a material impact on our income tax provision and operating results in the period in which such determination is made.

The evaluation of an uncertain tax position is a two-step process. The first step is a recognition process whereby the company determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step is a measurement process whereby a tax position that meets the more likely than not recognition threshold is calculated to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement.

We are subject to examination by various tax authorities in jurisdictions in which we have significant business operations. We regularly assess the likelihood of additional assessments by tax authorities and provide for these matters as appropriate. As of December 31, 2009 and 2010, we had approximately $88.2 million and $59.9 million, respectively, of reserves related to uncertain tax positions. The reversal of these reserves will be recorded as a reduction of our income tax provision if sustained. Although we believe our tax estimates are appropriate, the final determination of tax audits and any related litigation could result in favorable or unfavorable changes in our estimates.

We are currently under audit by the state of Massachusetts for the 2004 through 2008 tax years. We have not received any assessments to date. However, we may receive a notice of intention to assess in the range of zero to approximately $12.0 million, including interest and penalties. While we are unable to predict the final outcome of the audit at this time, it may result in an assessment of excise tax, which is a component of the income tax provision, or an assessment of net worth tax, which is an operating charge. We intend to defend this case vigorously. We do not expect this audit to have a material impact on our consolidated results of operations or financial condition.

We have elected to recognize interest and penalties associated with uncertain tax positions as a component of the provision (benefit) for income taxes in the accompanying consolidated statements of operations. We recorded $4.5 million, $4.7 million and $(1.6) million for gross interest and penalties for the years ended December 31, 2008, 2009 and 2010, respectively.

We had $12.9 million and $11.6 million accrued for the payment of interest and penalties as of December 31, 2009 and 2010, respectively.

We have not provided deferred taxes on book basis differences related to certain foreign subsidiaries because such basis differences are not expected to reverse in the foreseeable future and we intend to reinvest indefinitely outside the U.S. These basis differences arose primarily through the undistributed book earnings of our foreign subsidiaries. The basis differences could be reversed through a sale of the subsidiaries, the receipt of dividends from subsidiaries and certain other events or actions on our part, which would result in an increase in our provision for income taxes. It is not practicable to calculate the amount of such basis differences.

Stock-Based Compensation

We record stock-based compensation expense, utilizing the straight-line method, for the cost of stock options, restricted stock, restricted stock units and shares of stock issued under the employee stock purchase plan. Stock-based compensation expense, included in the accompanying consolidated statements of operations, for the years ended December 31, 2008, 2009 and 2010 was $19.0 million, including $2.9 million in discontinued operations ($15.7 million after tax or $0.08 per basic and diluted share), $18.7 million, including $3.5 million in discontinued operations ($14.7 million after tax or $0.07 per basic and diluted share) and $20.4 million, including $3.1 million in discontinued operations ($15.7 million after tax or $0.08 per basic and diluted share), respectively.

The fair values of option grants are estimated on the date of grant using the Black-Scholes option pricing model. Expected volatility and the expected term are the input factors to that model which require the most significant management judgment. Expected volatility is calculated utilizing daily historical volatility over a period that equates to the expected life of the option. The expected life (estimated period of time outstanding) of stock options granted is estimated using the historical exercise behavior of employees.

Self-Insured Liabilities

We are self-insured up to certain limits for costs associated with workers’ compensation claims, vehicle accidents, property and general business liabilities, and benefits paid under employee healthcare and short-term disability programs. At December 31, 2009 and 2010 there were approximately $41.1 million and $43.9 million, respectively, of self-insurance accruals reflected in our consolidated balance sheets. The measurement of these costs requires the consideration of historical cost experience and judgments about the present and expected levels of cost per claim. We account for these costs primarily through actuarial methods, which develop estimates of the undiscounted liability for claims incurred, including those claims incurred but not reported. These methods provide estimates of future ultimate claim costs based on claims incurred as of the balance sheet date.

We believe the use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these highly judgmental accruals. However, the use of any estimation technique in this area is inherently sensitive given the magnitude of claims involved and the length of time until the ultimate cost is known. We believe our recorded obligations for these expenses are appropriate. Nevertheless, changes in healthcare costs, severity, and other factors can materially affect the estimates for these liabilities.

Recent Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (the “FASB”) issued amended guidance on multiple-deliverable revenue arrangements and software revenue recognition. The multiple-deliverable revenue arrangements updates to the FASB Accounting Standards Codification™ (the “Codification”) apply to all deliverables in contractual arrangements in all industries in which a vendor will perform multiple revenue-generating activities. The change to the Codification creates a selling price hierarchy that an entity must use as evidence of fair value in separately accounting for all deliverables on a relative selling price basis which qualify for separation. The selling price hierarchy includes: (1) vendor-specific objective evidence; (2) third-party evidence; and (3) estimated selling price. Broadly speaking, this update to the Codification will result in the possibility for some entities to recognize revenue earlier and more closely align with the economics of certain revenue arrangements if the other criteria for separation (e.g. standalone value to the customer) are met. The software revenue recognition guidance was issued to address factors that entities should consider when determining whether the software and non-software components of a product function together to deliver the product’s essential functionality. The software revenue recognition updates to the Codification will allow revenue arrangements in which software and non-software components deliver together a product’s essential functionality to follow the multiple-deliverable revenue recognition criteria as opposed to the criteria applicable to software revenue recognition. Both updates are effective for fiscal years beginning on or after June 15, 2010 and apply prospectively to new or materially modified revenue arrangements after its effective date. We do not expect adoption to have a material impact on our consolidated financial statements and results of operations.

Recent Developments

           In September 2011, as a result of certain changes we made in the manner in which our European operations will be managed, we reorganized our reporting structure and reassigned goodwill among the revised reporting units.  Previously, we tested goodwill impairment at the European level on a combined basis.  As a result of the management and reporting changes, we concluded that we have three reporting units for our European operations, consisting of (1) the United Kingdom, Ireland and Norway (“UKI”), (2) Belgium, France, Germany, Italy, Luxembourg, Netherlands and Spain (“Western Europe”) and (3) the remaining countries in Europe (“Central Europe”).  Due to these changes, we will perform all future goodwill impairment analysis on the new reporting unit basis.  The total assets of UKI, Western Europe and Central Europe amounted to approximately $798 million, $365 million and $207 million, respectively, as of July 31, 2011.  As a result of the restructuring of our reporting units, we concluded that we had an interim triggering event and, therefore, we are performing an interim goodwill impairment test for UKI, Western Europe and Central Europe in the third quarter of 2011.  Based on our current analyses, we believe our UKI and Central Europe reporting units are properly valued.  Total long-lived assets of the Western Europe reporting unit are $310 million, including approximately $111 million of allocated goodwill, as of July 31, 2011.  We are in the early stages of our analysis but based on information and work performed to date, we may record an impairment charge associated with goodwill, customer relationship and property, plant and equipment (primarily racking) long-lived assets in our Western Europe reporting unit.  We estimate any charge associated with the long-lived assets of the Western Europe reporting unit to be in the range of $0 million to $100 million on a pretax basis.  In conjunction with our third quarter 2011 filing on Form 10-Q, we expect to record our preliminary estimate of any impairment charges based on work completed through the time of our filing.  We anticipate finalizing any change to the estimated impairment charge, if any, in the fourth quarter of 2011, which will be included in our 2011 annual report on Form 10-K.  The estimated range is based on the analyses we performed to date, and is subject to change and refinement as we complete our analyses.  Accordingly, we cannot provide any assurance as to the actual impairment charge we may record or that it will fall within the range set forth above.

Results of Operations

Comparison of Year Ended December 31, 2010 to Year Ended December 31, 2009 and Comparison of Year Ended December 31, 2009 to Year Ended December 31, 2008 (in thousands):

	Year Ended December 31,		Dollar	Percentage
	2009	2010	Change	Change
Revenues	$2,804,665	$2,916,656	$111,991	4.0%
Operating Expenses (1)	2,253,268	2,364,622	111,354	4.9%
Operating Income	551,397	552,034	637	0.1%
Other Expenses, Net	317,472	385,014	67,542	21.3%
Income from Continuing Operations (1)	233,925	167,020	(66,905)	(28.6)%
Loss from Discontinued Operations (1)	(11,619)	(216,012)	(204,393)	(1759.1)%
Net Income (Loss)	222,306	(48,992)	(271,298)	(122.0)%
Net Income Attributable to Noncontrolling Interests	1,429	4,908	3,479	(243.5)%
Net Income (Loss) Attributable to Iron Mountain Incorporated	$220,877	$(53,900)	$(274,777)	(124.4)%
Adjusted OIBDA(2)	$832,370	$934,322	$101,952	12.2%
Adjusted OIBDA Margin(2)	29.7%	32.0%

	Year Ended December 31,		Dollar	Percentage
	2008	2009	Change	Change
Revenues	$2,850,556	$2,804,665	$(45,891)	(1.6)%
Operating Expenses	2,356,496	2,253,268	(103,228)	(4.4)%
Operating Income	494,060	551,397	57,337	11.6%
Other Expenses, Net	401,179	317,472	(83,707)	(20.9)%
Income from Continuing Operations	92,881	233,925	141,044	151.9%
Loss from Discontinued Operations	(10,938)	(11,619)	(681)	(6.2)%
Net Income	81,943	222,306	140,363	171.3%
Net (Loss) Income Attributable to Noncontrolling Interests	(94)	1,429	1,523	(1620.2)%
Net Income Attributable to Iron Mountain Incorporated	$82,037	$220,877	$138,840	169.2%
Adjusted OIBDA(2)	$758,837	$832,370	$73,533	9.7%
Adjusted OIBDA Margin(2)	26.6%	29.7%

(1)          A $283.8 million non-cash goodwill impairment charge related to our former worldwide digital business reporting unit in the year ended December 31, 2010 was recorded. We allocated $85.9 million of the charge to our retained intellectual software escrow services business, included in our continuing results of operations (included in operating expenses in 2010). We allocated the remaining $197.9 million to the Digital Business (included in loss from discontinued operations in 2010).

(2)          See “Non-GAAP Measures—Adjusted Operating Income Before Depreciation, Amortization and Goodwill Impairment (“Adjusted OIBDA”) for the definition, reconciliation and a discussion of why we believe these measures provide relevant and useful information to our current and potential investors.

REVENUE

	Year Ended			Percentage Change
	December 31,		Dollar		Constant	Internal
	2009	2010	Change	Actual	Currency (1)	Growth (2)
Storage	$1,542,336	$1,607,801	$65,465	4.2%	3.2%	3.1%
Core Service	951,303	953,650	2,347	0.2%	(0.7)%	(1.1)%
Total Core Revenue	2,493,639	2,561,451	67,812	2.7%	1.7%	1.5%

Complementary Services	311,026	355,205	44,179	14.2%	13.0%	13.1%
Total Revenue	$2,804,665	$2,916,656	$111,991	4.0%	2.9%	2.8%

	Year Ended			Percentage Change
	December 31,		Dollar		Constant	Internal
	2008	2009	Change	Actual	Currency (1)	Growth (2)
Storage	$1,504,499	$1,542,336	$37,837	2.5%	6.8%	6.7%
Core Service	965,721	951,303	(14,418)	(1.5)%	3.5%	4.4%
Total Core Revenue	2,470,220	2,493,639	23,419	0.9%	5.5%	5.8%

Complementary Services	380,336	311,026	(69,310)	(18.2)%	(14.0)%	(12.1)%
Total Revenue	$2,850,556	$2,804,665	$(45,891)	(1.6)%	2.9%	3.5%

(1)          Constant currency growth rates are calculated by translating the 2008 results at the 2009 average exchange rates and the 2009 results at the 2010 average exchange rates.

(2)          Our internal revenue growth rate represents the weighted average year-over-year growth rate of our revenues after removing the effects of acquisitions, divestitures and foreign currency exchange rate fluctuations. We calculate internal revenue growth in local currency for our international operations.

Our consolidated storage revenues increased $65.5 million, or 4.2%, to $1,607.8 million for the year ended December 31, 2010 and $37.8 million, or 2.5%, to $1,542.3 million for the year ended December 31, 2009, in comparison to the years ended December 31, 2009 and 2008, respectively. The increase for the year ended December 31, 2010 is attributable to internal revenue growth of 3.1%. Foreign currency exchange rate fluctuations added 1.0% to our storage revenue growth rate for the year ended December 31, 2010. Our storage growth rate was moderated in 2010 by current economic factors resulting in reduced average net pricing gains in the North American records management business due to the current low inflationary environment, episodic destructions in the physical data protection business and lower new sales and higher destruction rates in our North American records management physical business, which were offset by new sales in international markets. The increase in 2009 over 2008 is attributable to internal revenue growth of 6.7% resulting from strength in our North American Physical Business and International Physical Business operating segments, offset by foreign currency exchange rate fluctuations of (4.2)%.

Consolidated service revenues consisting of core service and complementary services increased $46.5 million, or 3.7%, to $1,308.9 million for the year ended December 31, 2010 from $1,262.3 million for the year ended December 31, 2009. Service revenue internal growth was 3.2% as complementary service revenue internal growth of 13.1% in 2010 was offset by negative core service revenue internal growth of 1.1% in 2010. Complementary service revenues increased in 2010 primarily due to $36.8 million more revenue from the sale of recycled paper resulting from higher recycled paper pricing and gains in hybrid service revenues in the year ended December 31, 2010 compared to 2009. Core service revenue internal growth in the year ended December 31, 2010 was constrained by current economic trends and pressures on activity-based service revenues related to the handling and transportation of items in storage. Favorable foreign currency exchange rate fluctuations for the year ended December 31, 2010 compared to the same period in 2009 increased reported service revenues 0.4%. Consolidated service revenues decreased $83.7 million, or (6.2)%, to $1,262.3 million for the year ended December 31, 2009 from $1,346.1 million for the year ended December 31, 2008. Service revenue internal growth was negative 0.3% as negative complementary service revenue internal growth of 12.1% was partially offset by core service revenue internal growth of 4.4%. As expected, complementary service revenues decreased on a year-over-year basis primarily due to the completion of a large special project in Europe in the third quarter of 2008 and $34.4 million less revenue from the sale of recycled paper revenues resulting from a steep decline in recycled paper pricing. We also experienced softness in 2009 in the more discretionary revenues such as project revenues and fulfillment services. Core service revenue growth was also constrained by current economic trends and pressures on activity-based service revenues related to the handling and transportation of items in storage and secure shredding. Unfavorable foreign currency exchange rate fluctuations reduced reported service revenues by 5.7% for 2009 compared to 2008.

For the reasons stated above, our consolidated revenues increased $112.0 million, or 4.0%, to $2,916.7 million for the year ended December 31, 2010 from $2,804.7 million for the year ended December 31, 2009. Internal revenue growth was 2.8% for 2010. For the year ended December 31, 2010, foreign currency exchange rate fluctuations increased our reported revenues by 1.1% primarily due to the strengthening of the British pound sterling and the Canadian dollar against the U.S. dollar, offset by the weakening of the Euro against the U.S. dollar, based on an analysis of weighted average rates for the comparable periods. Our consolidated revenues decreased $45.9 million, or (1.6)%, to $2,804.7 million for the year ended December 31, 2009 from $2,850.6 million for the year ended December 31, 2008. Internal revenue growth for fiscal year 2009 was 3.5%. For the year ended December 31, 2009, foreign currency exchange rate fluctuations negatively impacted our reported revenues by 4.8% primarily due to the weakening of the British pound sterling, the Canadian dollar and the Euro against the U.S. dollar, based on an analysis of weighted average rates for the comparable periods.

Internal Growth—Eight-Quarter Trend

	2009				2010
	First	Second	Third	Fourth	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Storage Revenue	7.2%	7.0%	7.6%	5.5%	4.4%	3.7%	2.2%	2.2%
Service Revenue	1.1%	1.5%	(2.7)%	0.0%	4.5%	3.3%	4.2%	1.0%
Total Revenue	4.5%	4.4%	2.8%	3.0%	4.4%	2.6%	2.6%	1.6%

We expect our consolidated internal revenue growth for 2011 to be approximately 0% to 2%. During the past eight quarters our storage internal growth rate has ranged between 2.2% and 7.6%. Our storage growth rate was moderated by current economic factors resulting in reduced average net pricing gains in the North American records management business due to the current low inflationary environment, episodic destructions in the physical data protection business and lower new sales and higher destruction rates in our North American records management physical business, which were offset by new sales in international markets. The internal growth rate for service revenue is inherently more volatile than the storage revenue internal growth rate due to the more discretionary nature of certain complementary services we offer, such as large special projects and the volatility of prices for recycled paper. These revenues, which are often event driven and impacted to a greater extent by economic downturns as customers defer or cancel the purchase of certain services as a way to reduce their short-term costs, may be difficult to replicate in future periods. As a commodity, recycled paper prices are subject to the volatility of that market. The internal growth rate for service revenues reflects the following: (1) pressures on activity-based service revenues related to the handling and transportation of items in storage and secure shredding; (2) the expected softness in our complementary service revenues, such as project revenues and fulfillment services, beginning in late 2008; (3) declines in commodity prices for recycled paper and fuel, beginning in late 2008 and into 2009, but improving throughout 2010; and (4) a large public sector contract in Europe that was completed in the third quarter of 2008.

OPERATING EXPENSES

Cost of Sales

Consolidated cost of sales (excluding depreciation and amortization) is comprised of the following expenses (in thousands):

								Percentage
	Year Ended			Percentage Change		% of Consolidated		Change
	December 31,		Dollar		Constant	Revenues		(Favorable)/
	2009	2010	Change	Actual	Currency	2009	2010	Unfavorable
Labor	$596,718	$587,851	$(8,867)	(1.5)%	(2.3)%	21.3%	20.2%	(1.1)%
Facilities	407,917	409,052	1,135	0.3%	(0.5)%	14.5%	14.0%	(0.5)%
Transportation	109,952	107,541	(2,411)	(2.2)%	(2.8)%	3.9%	3.7%	(0.2)%
Product Cost of Sales and Other	100,202	100,010	(192)	(0.2)%	(3.6)%	3.6%	3.4%	(0.2)%
	$1,214,789	$1,204,454	$(10,335)	(0.9)%	(1.9)%	43.3%	41.3%	(2.0)%

								Percentage
	Year Ended			Percentage Change		% of Consolidated		Change
	December 31,		Dollar		Constant	Revenues		(Favorable)/
	2008	2009	Change	Actual	Currency	2008	2009	Unfavorable
Labor	$645,547	$596,718	$(48,829)	(7.6)%	(2.9)%	22.6%	21.3%	(1.3)%
Facilities	413,326	407,917	(5,409)	(1.3)%	3.5%	14.5%	14.5%	0.0%
Transportation	151,682	109,952	(41,730)	(27.5)%	(23.9)%	5.3%	3.9%	(1.4)%
Product Cost of Sales and Other	114,986	100,202	(14,784)	(12.9)%	(8.2)%	4.0%	3.6%	(0.4)%
	$1,325,541	$1,214,789	$(110,752)	(8.4)%	(3.8)%	46.5%	43.3%	(3.2)%

Labor

Labor expense decreased to 20.2% of consolidated revenues for the year ended December 31, 2010 compared to 21.3% for the year ended December 31, 2009. For the year ended December 31, 2010 as compared to the year ended December 31, 2009, labor expense was unfavorably impacted by 0.8 percentage points due to currency variations. Excluding the effect of currency rate fluctuations, labor expense decreased by 2.3% in 2010 primarily due to productivity gains in our North American Physical Business, lower core service levels and lower incentive compensation expense of $12.3 million in the year ended December 31, 2010.

For the year ended December 31, 2009 as compared to the year ended December 31, 2008, labor expense was favorably impacted by 4.7 percentage points due to currency variations. Excluding the effect of currency rate fluctuations, labor expense decreased by 2.9% in 2009 due primarily to productivity gains in our North American Physical Business, which is reflected in the approximate year-over-year decline of 8% in employee headcount, offset by merit increases.

Facilities

Facilities costs decreased to 14.0% of consolidated revenues for the year ended December 31, 2010 compared to 14.5% for the year ended December 31, 2009. Facilities costs were unfavorably impacted by 0.8 percentage points due to currency variations during the year ended December 31, 2010. The largest component of our facilities cost is rent expense, which decreased on a reported dollar basis to 13.1% of consolidated storage revenues in the year ended December 31, 2010 compared to 13.5% in the same period in 2009. Other facilities costs decreased by approximately $2.0 million, in constant currency terms, for the year ended December 31, 2010 compared to the year ended December 31, 2009 primarily due to decreased building maintenance charges of $2.2 million.

Facilities costs were favorably impacted by 4.8 percentage points due to currency variations during the year ended December 31, 2009. The largest component of our facilities cost is rent expense, which decreased on a reported dollar basis from 14.4% of consolidated storage revenues for 2008 to 13.5% of consolidated storage revenues in 2009, mainly as a result of the impact of revenue mix and incremental rent charges incurred in the latter half of 2008 related to our U.K. operations. Other facilities costs for 2009 increased in constant currency terms due to increased common area charges of $8.4 million, as well as property taxes and insurance of $2.8 million.

Transportation

Transportation expenses were unfavorably impacted by 0.6 percentage points due to currency rate changes during the year ended December 31, 2010. Transportation expenses decreased by $3.1 million in constant currency terms during the year ended December 31, 2010 compared to the same period in 2009. A decrease of $3.3 million in vehicle lease expense for the year ended December 31, 2010 compared to 2009 was due to the capitalization of leased vehicles upon renewal. The lease cost did not change, but the categorization of charges did, resulting in the cost now being allocated to depreciation and interest.

Transportation expenses were favorably impacted by 3.6 percentage points due to currency variations during the year ended December 31, 2009 as compared to the year ended 2008. Certain vehicle leases related to vans, trucks and mobile shredding units in our vehicle lease portfolio previously classified as operating leases in 2008 were classified as capital leases upon renewal or at inception for new leases in 2009. As a result, for 2009 we had lower vehicle rent expense in our North American Physical Business segment of approximately $22.4 million (offset by an increased amount of combined depreciation of approximately $20.2 million and interest expense of approximately $3.3 million). In addition, fuel costs decreased by $14.1 million during 2009 as compared to 2008. The lower fuel costs were primarily due to lower commodity prices and, to a lesser extent, the benefit of productivity gains from ongoing transportation improvement initiatives.

Product Cost of Sales and Other

Product cost of sales and other, which includes cartons, media and other service storage and supply costs, is highly correlated to complementary revenue streams. These costs were unfavorably impacted by 3.4 percentage points of currency rate changes during the year ended December 31, 2010. For 2010, product cost of sales and other decreased by $3.6 million, on a constant currency basis, due primarily to a $3.2 million reduction in carton costs in 2010 compared to 2009, primarily due to costs associated with product sourcing.

These costs were favorably impacted by 4.7 percentage points of currency variations during the year ended December 31, 2009 as compared to the year ended December 31, 2008. For 2009, product cost of sales and other decreased in constant currency terms by $9.0 million as compared to the prior year primarily due to the sale of our North American data product sales line in the second quarter of 2008.

Selling, General and Administrative Expenses

Selling, general and administrative expenses are comprised of the following expenses (in thousands):

								Percentage
	Year Ended			Percentage Change		% of Consolidated		Change
	December 31,		Dollar		Constant	Revenues		(Favorable)/
	2009	2010	Change	Actual	Currency	2009	2010	Unfavorable
General and Administrative	$438,268	$450,444	$12,176	2.8%	2.1%	15.6%	15.4%	(0.2)%
Sales, Marketing & Account Management	210,116	215,571	5,455	2.6%	1.8%	7.5%	7.4%	(0.1)%
Information Technology	99,242	100,421	1,179	1.2%	1.0%	3.5%	3.4%	(0.1)%
Bad Debt Expense	9,880	11,444	1,564	15.8%	15.1%	0.4%	0.4%	0.0%
	$757,506	$777,880	$20,374	2.7%	2.0%	27.0%	26.7%	(0.3)%

								Percentage
	Year Ended			Percentage Change		% of Consolidated		Change
	December 31,		Dollar		Constant	Revenues		(Favorable)/
	2008	2009	Change	Actual	Currency	2008	2009	Unfavorable
General and Administrative	$427,935	$438,268	$10,333	2.4%	7.7%	15.0%	15.6%	0.6%
Sales, Marketing & Account Management	222,197	210,116	(12,081)	(5.4)%	(0.8)%	7.8%	7.5%	(0.3)%
Information Technology	105,771	99,242	(6,529)	(6.2)%	(2.5)%	3.7%	3.5%	(0.2)%
Bad Debt Expense	10,275	9,880	(395)	(3.8)%	(2.7)%	0.4%	0.4%	0.0%
	$766,178	$757,506	$(8,672)	(1.1)%	3.6%	26.9%	27.0%	0.1%

General and Administrative

General and administrative expenses decreased to 15.4% of consolidated revenues in the year ended December 31, 2010 compared to 15.6% in the year ended December 31, 2009. General and administrative expenses were unfavorably impacted by 0.7 percentage points due to currency rate changes during the year ended December 31, 2010. In constant currency terms, general and administrative expenses increased by $9.2 million in the year ended December 31, 2010, as compared to the same period in 2009. The increase was primarily attributable to increased compensation expense of $8.6 million. The increased compensation during the year ended December 31, 2010 is primarily a result of merit increases, increased medical and other benefits, as well as increased headcount primarily related to our continued investment in our hybrid records management services of $19.6 million, all of which were partially offset by a reduction in incentive compensation of $11.0 million.

General and administrative expenses were favorably impacted by 5.3 percentage points due to currency variations during the year ended December 31, 2009 as compared to the year ended December 31, 2008. In constant currency terms, non-compensatory general and administrative costs increased $16.4 million in 2009 as compared to 2008 due to legal costs and professional fees (related to project and cost saving initiatives) offset by lower discretionary spending for items including recruiting and relocations, telephone, training, postage and supplies, and certain enterprise-wide meetings which were held in 2008 but not in 2009. In addition, compensation expense, including medical and other benefits, increased by $14.8 million in 2009 as a result of merit increases and increased headcount.

Sales, Marketing & Account Management

Sales, marketing and account management expenses were unfavorably impacted by 0.8 percentage points due to currency changes during the year ended December 31, 2010. In constant currency terms, the increase of $3.9 million in the year ended December 31, 2010 is primarily related to $2.9 million of increased marketing costs and $1.5 million of increased professional fees.

Sales, marketing and account management expenses were favorably impacted by 4.6 percentage points due to currency variations during the year ended December 31, 2009 as compared to the year ended December 31, 2008. In constant currency terms, the decrease of 0.8% in 2009 was primarily related to decreased commissions expense of $9.8 million, as well as lower discretionary spending of $2.3 million on items such as travel and entertainment and our enterprise-wide sales meeting which was held in 2008 but not in 2009. These decreases were partially offset by increased investment in personnel in sales and account management and merit increases in our International Physical Business segment of $4.8 million and increased compensation (other than commissions) of $4.4 million primarily as a result of merit increases in the North American Physical Business segment.

Information Technology

Information technology expenses were unfavorably impacted by 0.2 percentage points due to currency rate changes during the year ended December 31, 2010. In constant currency terms, information technology expenses increased $1.0 million during the year ended December 31, 2010, primarily a result of increased overhead expenses of $5.4 million, partially offset by decreased compensation of $4.4 million, driven by lower incentive compensation.

Information technology expenses were favorably impacted by 3.7 percentage points due to currency variations during the year ended December 31, 2009 as compared to 2008. In constant currency terms, the decrease of 2.5% in information technology expenses for 2009 was due to reduced overhead and discretionary spending, such as recruiting, travel and entertainment, professional fees, and equipment rental costs of $2.7 million and disciplined cost management.

Bad Debt Expense

Consolidated bad debt expense for the year ended December 31, 2010 increased $1.6 million to $11.4 million (0.4% of consolidated revenues) from $9.9 million (0.4% of consolidated revenues) for the year ended December 31, 2009. We maintain an allowance for doubtful accounts that is calculated based on our past loss experience, current and prior trends in our aged receivables, current economic conditions, and specific circumstances of individual receivable balances. We continue to monitor our customers’ payment activity and make adjustments based on their financial condition and in light of historical and expected trends.

Consolidated bad debt expense decreased $0.4 million to $9.9 million (0.4% of consolidated revenues) for the year ended December 31, 2009 from $10.3 million (0.4% of consolidated revenues) for the year ended December 31, 2008.

Goodwill Impairment

During the quarter ended September 30, 2010, prior to our annual goodwill impairment review, we concluded that events occurred and circumstances changed in our former worldwide digital business reporting unit that required us to conduct an impairment review. The primary factors contributing to our conclusion that we had a triggering event and a requirement to reassess our former worldwide digital business reporting unit goodwill for impairment included: (1) a reduction in forecasted revenue and operating results due to continued pressure on key parts of the business as a result of the weak economy; (2) reduced revenue and profit outlook for our eDiscovery service due to smaller average matter size and lower pricing; (3) a decision to discontinue certain software development projects; and (4) the sale of the Domain Name Product Line. As a result of the review, we recorded a provisional goodwill impairment charge associated with our former worldwide digital business reporting unit in the amount of $255.0 million during the quarter ended September 30, 2010. We finalized the estimate in the fourth quarter of 2010, and we recorded an additional impairment of $28.8 million, for a total goodwill impairment charge of $283.8 million. We allocated $85.9 million of this charge to the retained intellectual software escrow services business, based on a relative fair value basis, which continues to be included in our continuing results of operations. Our intellectual software escrow services business had previously been reported in the former worldwide digital business segment along with the Digital Business and the Domain Name Product Line. The intellectual software escrow services business is now reported in the North American Physical Business segment.

Depreciation, Amortization, and (Gain) Loss on Disposal/Writedown of Property, Plant and Equipment, Net

Depreciation expense increased $25.3 million for the year ended December 31, 2010, compared to the year ended December 31, 2009, primarily due to additional depreciation expense related to capital expenditures and acquisitions, including storage systems, which include racking, building and leasehold improvements, computer systems hardware and software, and buildings. Depreciation expense increased $24.4 million for the year ended December 31, 2009, compared to the year ended December 31, 2008, primarily due to additional depreciation expense of approximately $20.2 million resulting from certain vehicle leases which had been classified as operating leases in 2008 being classified as capital leases upon renewal or at inception for new leases in 2009.

Amortization expense increased $1.3 million for the year ended December 31, 2010, compared to the year ended December 31, 2009, primarily due to the increased amortization of intangible assets, such as customer relationship intangible assets acquired through business combinations. Amortization expense decreased $0.9 million for the year ended December 31, 2009 compared to the year ended December 31, 2008, primarily due to decreases resulting from currency variations which were offset by the increased amortization of intangible assets, such as customer relationship intangible assets acquired through business combinations.

Consolidated gain on disposal/writedown of property, plant and equipment, net of $11.0 million for the year ended December 31, 2010 consisted primarily of a gain of approximately $10.2 million as a result of the settlement with our insurers in connection with a portion of the property component of our claim related to the Chilean earthquake in the third and fourth quarter of 2010, gains of approximately $3.2 million in North America primarily related to the disposition of certain owned equipment and a gain on disposal of a building in our International Physical Business segment of approximately $1.3 million in the United Kingdom, offset by approximately $1.0 million of asset write downs associated with our Latin American operations and approximately $2.6 million of impairment losses primarily related to certain owned facilities in North America.

Consolidated loss on disposal/writedown of property, plant and equipment, net of $0.2 million for the year ended December 31, 2009, consisted primarily of a gain on disposal of a building in our International Physical Business segment of approximately $1.9 million in France, offset by losses on the writedown of certain facilities of approximately $1.0 million in our North American Physical Business segment, $0.7 million in our International Physical Business segment and $0.3 million in Corporate (associated with discontinued products after implementation). Consolidated loss on disposal/writedown of property, plant and equipment, net of $7.5 million for the year ended December 31, 2008, consisted primarily of a $2.3 million impairment of an owned storage facility in North America which we decided to exit in the first quarter of 2008, a $1.3 million impairment of an owned storage facility which we decided to exit in the third quarter of 2008, a $0.5 million writedown for an owned storage facility that we had vacated and had classified as available for sale in the third quarter of 2008, a $1.9 million writedown of two owned storage facilities in North America and related assets which we decided to exit in the fourth quarter of 2008, as well as a $0.6 million write-off of previously deferred software costs in Corporate associated with discontinued products after implementation and other disposal and asset writedowns.

OPERATING INCOME and ADJUSTED OIBDA

As a result of all the foregoing factors, consolidated operating income increased $0.6 million, or 0.1%, to $552.0 million (18.9% of consolidated revenues) for the year ended December 31, 2010 from $551.4 million (19.7% of consolidated revenues) for the year ended December 31, 2009. As a result of all the foregoing factors, consolidated Adjusted OIBDA increased $102.0 million, or 12.2%, to $934.3 million (32.0% of consolidated revenues) for the year ended December 31, 2010 from $832.4 million (29.7% of consolidated revenues) for the year ended December 31, 2009.

As a result of all the foregoing factors, consolidated operating income increased $57.3 million, or 11.6%, to $551.4 million (19.7% of consolidated revenues) for the year ended December 31, 2009 from $494.1 million (17.3% of consolidated revenues) for the year ended December 31, 2008. As a result of all the foregoing factors, consolidated Adjusted OIBDA increased $73.5 million, or 9.7%, to $832.4 million (29.7% of consolidated revenues) for the year ended December 31, 2009 from $758.8 million (26.6% of consolidated revenues) for the year ended December 31, 2008.

OTHER EXPENSES, NET

Interest Expense, Net

Consolidated interest expense, net decreased $8.1 million to $206.5 million (7.1% of consolidated revenues) for the year ended December 31, 2010 from $214.6 million (7.7% of consolidated revenues) for the year ended December 31, 2009 primarily due to a reduction in year-over-year short term borrowings on our revolving credit facility, as well as a reduction in our outstanding borrowings due to the early retirement of $200.0 million of our 7 3/4% Senior Subordinated Notes due 2015 (the “7 3/4% Notes”) during 2010. Our weighted average interest rate was 6.9% and 7.0% at December 31, 2010 and 2009, respectively.

Consolidated interest expense, net decreased $7.8 million to $214.6 million (7.7% of consolidated revenues) for the year ended

December 31, 2009 from $222.4 million (7.8% of consolidated revenues) for the year ended December 31, 2008 primarily due to a reduction in year-over-year borrowings under our revolving credit facility while our weighted average interest rate remained flat at 7.0% as of December 31, 2009 and 2008. We incurred approximately $3.3 million of additional interest expense on capital leases on certain vehicle leases previously classified as operating leases prior to renewal or upon lease inception.

Other (Income) Expense, Net (in thousands)

	Year Ended December 31,		Dollar
	2009	2010	Change
Foreign currency transaction (gains) losses, net	$(12,921)	$5,664	$18,585
Debt extinguishment expense	3,031	1,792	(1,239)
Other, net	(2,596)	1,579	4,175
	$(12,486)	$9,035	$21,521

	Year Ended December 31,		Dollar
	2008	2009	Change
Foreign currency transaction losses (gains), net	$29,318	$(12,921)	$(42,239)
Debt extinguishment expense	418	3,031	2,613
Other, net	1,769	(2,596)	(4,365)
	$31,505	$(12,486)	$(43,991)

Net foreign currency transaction losses of $5.7 million, based on period-end exchange rates, were recorded in the year ended December 31, 2010. Losses resulted primarily from changes in the exchange rate of the British pound sterling, the Euro and the Russian Ruble, offset by the Brazilian Real, against the U.S. dollar compared to December 31, 2009, as these currencies relate to our intercompany balances with and between our European and Latin American subsidiaries, and gains associated with our British pound sterling forward contracts, British pound sterling denominated debt and Euro denominated debt.

Net foreign currency transaction gains of $12.9 million, based on period-end exchange rates, were recorded in the year ended December 31, 2009. Gains resulted primarily from changes in the exchange rate of the British pound sterling, Euro, Brazilian Real and Chilean Peso against the U.S. dollar compared to December 31, 2008, as these currencies relate to our intercompany balances with and between our European and Latin American subsidiaries, offset by losses as a result of British pounds sterling and Euro denominated debt and forward foreign currency swap contracts held by our U.S. parent company.

Net foreign currency transaction losses of $29.3 million, based on period-end exchange rates, were recorded in the year ended December 31, 2008. Losses resulted primarily as a result of the British pound sterling against the U.S. dollar compared to December 31, 2007, as this currency relates to our intercompany balances with and between our U.K. subsidiaries, offset by gains on the marking-to-market of British pound sterling and Euro denominated debt and forward foreign currency swap contracts held by our U.S. parent company.

During the year ended December 31, 2010, we redeemed $200.0 million of the $431.3 million aggregate principal amount outstanding of the 7 3/4% Notes at a redemption price of $1,012.92 for each one thousand dollars of principal amount of the notes redeemed, plus accrued and unpaid interest. We recorded a charge to other expense (income), net of $1.8 million in the third quarter of 2010 related to the early extinguishment of the 7 3/4% Notes being redeemed. This charge consists of the call premium and deferred financing costs, net of original issue premiums related to the 7 3/4% Notes that were redeemed. During the year ended December 31, 2009, we redeemed our 8 5/8% Senior Subordinated Notes due 2013 and wrote-off $3.0 million in associated deferred financing costs. During 2008, we redeemed the remaining outstanding portion of our 8 1/4% Senior Subordinated Notes due 2011 and, in connection with the reduction in our revolving credit facility availability due to a bankruptcy of one of our lenders, we wrote-off $0.4 million in deferred financing costs.

Other, net in the year ended December 31, 2010 was a $1.6 million loss. Included in the loss for the year ended December 31, 2010 was $4.7 million of losses related to the impact of the change in IME’s fiscal year-end. Since its inception, IME had operated with an October 31 fiscal year-end. IME’s financial results had historically been consolidated with IMI’s results with a two month lag. In order to better align our European processes with the enterprise, effective January 1, 2010, the IME fiscal year-end was changed to December 31 to match the Company’s fiscal year-end. The $4.7 million charge represents the net impact of this change for the two years ended December 31, 2009. Partially offsetting this loss was $1.2 million of gains related to certain trading marketable securities held in a trust for the benefit of employees included in a deferred compensation plan we sponsor. Other, net in the year ended December 31, 2009 primarily consisted of $1.7 million of gains related to certain trading marketable securities held in a trust for the benefit of employees included in a deferred compensation plan we sponsor, in addition to $0.6 million of business interruption proceeds for an owned storage facility in France, which was taken by eminent domain in the first quarter of 2009. Other, net in the year ended December 31, 2008 primarily consisted of $1.8 million of writedowns related to certain trading marketable securities held in a trust for the benefit of employees included in a deferred compensation plan we sponsor.

Provision for Income Taxes

Our effective tax rates for the years ended December 31, 2008, 2009 and 2010 were 61.3%, 33.0% and 50.4%, respectively. The primary reconciling item between the federal statutory rate of 35% and our overall effective tax rate for the year ended December 31, 2010 is a goodwill impairment charge, of which a majority was non-deductible for tax purposes. U.S. legislative changes in 2010 reduced the expected utilization of foreign tax credits. Certain previously unrecognized tax benefits were recognized in 2010 due to expirations of statute of limitation periods and settlements with tax authorities in various worldwide jurisdictions. In 2009 and 2008, we had significant unrealized foreign exchange gains and losses on intercompany loans and on debt and derivative instruments in different jurisdictions with different tax rates. For 2009, foreign currency gains were recorded in lower tax jurisdictions associated with the marking-to-market of intercompany loan positions while foreign currency losses were recorded in higher tax jurisdictions associated with the marking-to-market of debt and derivative instruments, which reduced the effective tax rate by 4.6% for the year ended December 31, 2009. Our effective tax rate is higher than the statutory rate in 2008 primarily due to significant foreign exchange gains and losses in different jurisdictions with different tax rates. For 2008, foreign currency gains were recorded in higher tax jurisdictions, associated with our marking-to-market of debt and derivative instruments, while foreign currency losses were recorded in lower tax jurisdictions, associated with the marking-to-market of intercompany loan positions, which together increased the 2008 tax rate by 21.1% for the year ended December 31, 2008.

Our effective tax rate is subject to variability in the future due to, among other items: (1) changes in the mix of income from foreign jurisdictions; (2) tax law changes; (3) volatility in foreign exchange gains and (losses); (4) the timing of the establishment and reversal of tax reserves; and (5) our ability to utilize foreign tax credits that we generate. We are subject to income taxes in the U.S. and numerous foreign jurisdictions. We are subject to examination by various tax authorities in jurisdictions in which we have significant business operations. We regularly assess the likelihood of additional assessments by tax authorities and provide for these matters as appropriate. Although we believe our tax estimates are appropriate, the final determination of tax audits and any related litigation could result in changes in our estimates. Discrete items are recorded in the period they occur.

INCOME FROM CONTINUING OPERATIONS

As a result of all the foregoing factors, consolidated income from continuing operations for the year ended December 31, 2010 decreased $66.9 million, or 28.6%, to $167.0 million (5.7% of consolidated revenues) from income from continuing operations of $233.9 million (8.3% of consolidated revenues) for the year ended December 31, 2009. The decrease in income from continuing operations is primarily due to the goodwill impairment charge associated with our intellectual property escrow services business, which was previously a component of our former worldwide digital business segment, as well as, foreign currency exchange rate impacts and the impact of the change in IME’s fiscal year-end included in other (income) expense, net and the impact of our tax rate for 2010 and the resulting increase in the provision for income taxes described above.

As a result of all the foregoing factors, consolidated income from continuing operations for the year ended December 31, 2009 increased $141.0 million, or 151.9%, to $233.9 million (8.3% of consolidated revenues) from consolidated income from continuing operations of $92.9 million (3.3% of consolidated revenues) for the year ended December 31, 2008. The increase in operating income noted above, the foreign currency exchange rate impacts included in other income (expense), net and the impact of our tax rate for 2009 contributed to the increase in income from continuing operations.

LOSS FROM DISCONTINUED OPERATIONS

Loss from discontinued operations was $(10.9) million, $(11.6) million and $(216.0) million for the years ended December 31, 2008, 2009 and 2010, respectively.

NONCONTROLLING INTERESTS

For the year ended December 31, 2010, net income attributable to noncontrolling interests resulted in a decrease in net income attributable to Iron Mountain Incorporated of $4.9 million. These represent our noncontrolling partners’ share of earnings/losses in our majority-owned international subsidiaries that are consolidated in our operating results. For the year ended December 31, 2009, net income attributable to noncontrolling interests resulted in a reduction to net income attributable to Iron Mountain Incorporated of $1.4 million.

Segment Analysis (in thousands)

Beginning June 2011, as a result of the disposition of our Digital Business and our decision to sell the New Zealand Business as discussed in Note 14 to Notes to Consolidated Financial Statements, we changed our reportable segments. The most significant of these changes is that the reportable segment previously referred to as the Worldwide Digital Business is no longer reported separately in our management reporting as the operations associated with the Domain Name Product Line and the Digital Business are reported as discontinued operations. Also, the intellectual property escrow business, which we continue to own and operate and was previously reported in the Worldwide Digital Business segment, is now reported as a component of the North American Physical Business segment. Additionally, the International Physical Business segment no longer includes the New Zealand Business as these operations are reported as discontinued operations.

Our reportable operating segments are North American Physical Business, International Physical Business and Corporate. See Note 9 to Notes to Consolidated Financial Statements. Our North American Physical Business, which consists of the United States and Canada, offers the storage of paper documents, as well as other media such as microfilm and microfiche, master audio and videotapes, film, X-rays and blueprints, including healthcare information services, vital records services, service and courier operations, and the collection, handling and disposal of sensitive documents for corporate customers (“Hard Copy”); the storage and rotation of backup computer media as part of corporate disaster recovery plans, including service and courier operations (“Data Protection”); information destruction services (“Destruction”); the storage, assembly, and detailed reporting of customer marketing literature and delivery to sales offices, trade shows and prospective customers’ sites based on current and prospective customer orders (“Fulfillment”), and intellectual property management escrow services that protect and manage source code. Our International Physical Business segment offers information management services throughout Europe, Latin America and Asia Pacific, including Hard Copy, Data Protection and Destruction (in the U.K., Australia and Latin America). Corporate consists of costs related to executive and staff functions, including finance, human resources and information technology, which benefit the enterprise as a whole. These costs are primarily related to the general management of these functions on a corporate level and the design and development of programs, policies and procedures that are then implemented in the individual segments, with each segment bearing its own cost of implementation. Corporate also includes stock-based employee compensation expense associated with all employee stock-based awards.

North American Physical Business

				Percentage Change
	Year Ended December 31,		Dollar		Constant	Internal
	2009	2010	Change	Actual	Currency	Growth
Segment Revenue	$2,129,777	$2,199,487	$69,710	3.3%	2.3%	2.3%
Segment Adjusted OIBDA(1)	$871,169	$975,528	$104,359	12.0%	11.0%
Segment Adjusted OIBDA(1) as a Percentage of Segment Revenue	40.9%	44.4%

				Percentage Change
	Year Ended December 31,		Dollar		Constant	Internal
	2008	2009	Change	Actual	Currency	Growth
Segment Revenue	$2,093,723	$2,129,777	$36,054	1.7%	2.4%	3.2%
Segment Adjusted OIBDA(1)	$778,977	$871,169	$92,192	11.8%	12.5%
Segment Adjusted OIBDA(1) as a Percentage of Segment Revenue	37.2%	40.9%

(1)          See Note 9 to Notes to the Consolidated Financial Statements for definition of Adjusted OIBDA and for the basis on which allocations are made and a reconciliation of Adjusted OIBDA to income (loss) from continuing operations before provision (benefit) for income taxes.

During the year ended December 31, 2010, revenue in our North American Physical Business segment increased 3.3% over the year ended December 31, 2009, primarily due to internal growth of 2.3%. Total revenue internal growth was comprised of storage internal growth of 2.3% related to increased Hard Copy and Data Protection revenues and service internal growth of 2.4%. Current economic factors have led to a moderation in our storage growth rate as a result of reduced average net pricing gains due to the current low inflationary environment, episodic destructions in the physical data protection business and lower new sales and higher destruction rates in our physical business over the past year. Core service revenue growth was also constrained by current economic trends and pressures on activity-based services revenues related to the handling and transportation of items in storage. Our core services business yielded negative internal growth of 2.2%, which was more than offset by complementary services revenues internal growth of 16.3%, due primarily to higher recycled paper prices and gains in hybrid service revenues. Additionally, favorable foreign currency rate changes related to Canada resulted in increased 2010 revenue, as measured in U.S. dollars, of 0.9%. Adjusted OIBDA as a percentage of segment revenue increased in 2010 due mainly to productivity gains and disciplined cost management, partially offset by a $5.5 million increase in general and administrative compensation and a $1.4 million increase in bad debt expense.

During the year ended December 31, 2009, revenue in our North American Physical Business segment increased 1.7% over the year ended December 31, 2008, primarily due to internal growth of 3.2%. Total revenue internal growth was due to solid storage internal growth of 6.2% related to increased Hard Copy and Data Protection revenues and was negatively impacted by depressed service internal growth of negative 0.8%. Organic growth in our core services business of 3.9% was more than offset by decreased complementary services revenues primarily due to steep declines in recycled paper prices and softness in discretionary special projects and fulfillment services. Additionally, unfavorable foreign currency fluctuations related to Canada resulted in decreased 2009 revenue, as measured in U.S. dollars, of 1.0%. Adjusted OIBDA as a percentage of segment revenue increased in 2009 due mainly to productivity gains, pricing actions, disciplined cost management, lower vehicle rent expense due to the recharacterization of certain vehicle leases, and increased margin due to the sale of our low-margin data products division in 2008, partially offset by a $17.7 million increase in professional fees (related to project and cost savings initiatives).

International Physical Business

				Percentage Change
	Year Ended December 31,		Dollar		Constant	Internal
	2009	2010	Change	Actual	Currency	Growth
Segment Revenue	$674,888	$717,169	$42,281	6.3%	4.9%	4.2%
Segment Adjusted OIBDA(1)	$125,460	$132,592	$7,132	5.7%	3.0%
Segment Adjusted OIBDA(1) as a Percentage of Segment Revenue	18.6%	18.5%

				Percentage Change
	Year Ended December 31,		Dollar		Constant	Internal
	2008	2009	Change	Actual	Currency	Growth
Segment Revenue	$756,833	$674,888	$(81,945)	(10.8)%	4.8%	4.7%
Segment Adjusted OIBDA(1)	$137,866	$125,460	$(12,406)	(9.0)%	8.8%
Segment Adjusted OIBDA(1) as a Percentage of Segment Revenue	18.2%	18.6%

(1)          See Note 9 to Notes to the Consolidated Financial Statements for definition of Adjusted OIBDA and for the basis on which allocations are made and a reconciliation of Adjusted OIBDA to income (loss) from continuing operations before provision (benefit) for income taxes.

Revenue in our International Physical Business segment increased 6.3% during the year ended December 31, 2010 over 2009 due to internal revenue growth of 4.2% supported by solid 6.0% storage internal growth and core services internal growth of 1.8%. The impact of acquisitions increased reported revenue by 0.3% in 2010. Foreign currency fluctuations in 2010, primarily in Europe, resulted in increased 2010 revenue, as measured in U.S. dollars, of approximately 1.8% as compared to 2009. Adjusted OIBDA increased in 2010 by $7.1 million compared to the same period in 2009 due to increased operating income from productivity gains, pricing actions and disciplined cost management, partially offset by increased compensation expense of $8.5 million, primarily related to investments in our hybrid records management services, as well as one-time cost accruals recorded in 2010 of approximately $7.4 million.

Revenue in our International Physical Business segment decreased 10.8% during the year ended December 31, 2009 over 2008 due to foreign currency fluctuations in 2009, primarily in the United Kingdom, which resulted in decreased 2009 revenue, as measured in U.S. dollars, compared to 2008 of approximately 16.0%. This decline was offset by total internal revenue growth for the segment of 4.7%, supported by solid 8.4% storage internal growth and service revenue internal growth of 2.6%. Acquisitions increased reported revenue by 0.5% in 2009. Service revenue internal growth includes an unfavorable year-over-year comparison due to a large European special project that was completed in the third quarter of 2008 which contributed to complementary revenue internal growth of negative 11.6%. Adjusted OIBDA as a percentage of segment revenue increased in 2009 primarily due to disciplined cost management and productivity gains, partially offset by the completion of a large, high-margin European special project in the third quarter of 2008, increased rent and facility costs and increased compensation expense related to investments in sales and business support during 2008 and 2009.

Corporate

				Dollar Change		Percentage Change
	Year Ended December 31,			from 2008	from 2009	from 2008	from 2009
	2008	2009	2010	to 2009	to 2010	to 2009	to 2010
Segment Adjusted OIBDA(1)	$(158,006)	$(164,259)	$(173,798)	$(6,253)	$(9,539)	4.0%	5.8%
Segment Adjusted OIBDA(1) as a Percentage of Consolidated Revenue	(5.5)%	(5.9)%	(6.0)%

(1)  See Note 9 to Notes to the Consolidated Financial Statements for definition of Adjusted OIBDA and for the basis on which allocations are made and a reconciliation of Adjusted OIBDA to income (loss) from continuing operations before provision (benefit) for income taxes.

During the year ended December 31, 2010, expenses in the Corporate segment increased 5.8% over 2009. This increase was primarily driven by increased sales, marketing and account management expenses of $6.0 million, higher professional fees of $2.2 million related to productivity and cost saving initiatives, an insurance deductible of $2.8 million associated with the recent Chilean and New Zealand earthquakes, increased stock-based compensation of $2.1 million and increased marketing expenses, partially offset by a reduction in incentive compensation.

During the year ended December 31, 2009, expenses in the Corporate segment increased 4.0% over the year ended December 31, 2008, driven primarily by increases in professional fees of $3.7 million related to project and consulting costs, compensation of $2.5 million due primarily to merit increases and charitable contributions of $2.0 million, offset by decreases in other expenses of $1.5 million, which included much of our discretionary spending, such as travel and entertainment and supplies, and a decrease in stock-based compensation expense of $0.9 million.

Liquidity and Capital Resources

The following is a summary of our cash balances and cash flows (in thousands) as of and for the years ended December 31,

	2008	2009	2010
Cash flows from operating activities - continuing operations	$512,933	$585,763	$603,315
Cash flows from investing activities - continuing operations	(426,654)	(302,246)	(304,227)
Cash flows from financing activities - continuing operations	85,809	(129,354)	(380,489)
Cash and cash equivalents at the end of year	278,370	446,656	258,693

Net cash provided by operating activities from continuing operations was $603.3 million for the year ended December 31, 2010 compared to $585.8 million for the year ended December 31, 2009. The 3.0% increase resulted primarily from an increase in net income, excluding non-cash charges of $78.0 million, offset by uses in working capital and decreases in realized foreign exchange gains of $56.5 million and $3.9 million, respectively, over the same period last year. Working capital decreases are primarily related to increases in year-over-year amounts paid for income taxes and incentive compensation, offset by improved cash collection associated with customer accounts receivable.

Our business requires significant capital expenditures to support our expected revenue growth and ongoing operations as well as new products and services and increased profitability. These expenditures are included in cash flows from investing activities. As the nature of our business has evolved over time, so has the nature of our capital expenditures. Every year we expend capital to support a number of different objectives. The majority of our capital goes to support business line growth and our ongoing operations. We also expend capital to support the development and improvement of products and services and projects designed to increase our profitability. These expenditures are generally smaller and more discretionary in nature. Cash paid for our capital expenditures, cash paid for acquisitions (net of cash acquired) and additions to customer acquisition costs during the year ended December 31, 2010 amounted to $259.5 million, $19.0 million and $13.2 million, respectively. For the year ended December 31, 2010, capital expenditures, net, cash paid for acquisitions (net of cash acquired) and additions to customer acquisition costs were funded with cash flows provided by operating activities and cash equivalents on hand. Excluding potential future acquisitions, we expect our capital expenditures to be approximately $245.0 million in the year ending December 31, 2011. Included in our estimated capital expenditures for 2011 is approximately $20.0 million of real estate purchases.

Net cash used in financing activities was $380.5 million for the year ended December 31, 2010. During 2010, we had $18.2 million of proceeds from the exercise of stock options and employee stock purchase plan and $2.3 million of excess tax benefits from stock-based compensation. We used the proceeds from these financing transactions and cash on hand for the early retirement of senior subordinated notes of $202.6 million, to repay $49.1 million on our revolving credit and term loans and other debt, net, to repurchase $111.6 million of our common stock and to pay dividends in the amount of $37.9 million on our common stock.

In February 2010, our board of directors approved a share repurchase program authorizing up to $150.0 million in repurchases of our common stock and in October 2010, our board of directors authorized up to an additional $200.0 million of such purchases, for a total of $350.0 million. This represented less than 10% of our outstanding common stock based on the closing price on the dates the programs were announced. All purchases are subject to stock price, market conditions, corporate and legal requirements and other factors. In addition, in February 2010, our board of directors adopted a dividend policy under which we began paying quarterly cash dividends on our common stock. The first quarterly dividend of $0.0625 per share was paid on April 15, 2010 to stockholders of record on March 25, 2010 in the aggregate amount of $12.7 million. The second quarterly dividend of $0.0625 per share was paid on July 15, 2010 to stockholders of record on June 25, 2010 in the aggregate amount of $12.6 million. The third quarterly dividend of $0.0625 per share was paid on October 15, 2010 to stockholders of record on September 28, 2010 in the aggregate amount of $12.5 million. The fourth quarterly dividend of $0.1875 per share was paid on January 14, 2011 to stockholders of record on December 27, 2010 in the aggregate amount of $37.5 million. Declaration and payment of future quarterly dividends is at the discretion of our board of directors. If we continue the $0.1875 per share quarterly dividend we anticipate that the 2011 annual dividend payout will be approximately $150.0 million based on our total outstanding shares as of the end of 2010 (of which the fourth quarter 2011 payment would not be paid until January, 2012, if declared).

The following table is a summary of our repurchase activity under all of our share repurchase programs during 2010:

	2010
	Shares	Amount
		(In thousands)
Prior year authorization as of January 1,		$—
Authorizations		350,000
Repurchases paid	4,764,023	(111,468)
Repurchases unsettled		—
Authorization remaining as of December 31,		$238,532

Due to the declining economic environment in 2008, the current fair market value of vans, trucks and mobile shredding units within our vehicle fleet portfolio, which we lease, have declined. As a result, certain vehicle leases that previously met the requirements to be considered operating leases have been classified as capital leases, and certain others will be, upon renewal. The impact of these changes on our consolidated cash flow statement in the year ended December 31, 2009 and 2010 is that payments related to these leases previously reflected as a use of cash within the operating activities section of our consolidated statement of cash flows are now, and will be, reflected as a use of cash within the financing activities section of our consolidated statement of cash flows. For 2009 and 2010, the amount of this impact was $19.1 million and $21.9 million, respectively.

Financial instruments that potentially subject us to market risk consist principally of cash and cash equivalents (including money market funds and time deposits). As of December 31, 2010, we had significant concentrations of liquid investments with seven global banks and four “Triple A” rated money market funds which we consider to be large, highly rated investment grade institutions. As of December 31, 2010, our cash and cash equivalent and restricted cash balance was $293.8 million, including money market funds and time deposits amounting to $241.2 million. A substantial portion of these money market funds are invested in U.S. treasuries.

We are highly leveraged and expect to continue to be highly leveraged for the foreseeable future. Our consolidated debt as of December 31, 2010 was comprised of the following (in thousands):

Revolving Credit Facility(1)	$—
Term Loan Facility(1)	396,200
7 1/4% GBP Senior Subordinated Notes due 2014(2)	232,530
7 3/4% Senior Subordinated Notes due 2015(2)	233,234
6 5/8% Senior Subordinated Notes due 2016(2)	317,529
7 1/2% CAD Senior Subordinated Notes due 2017(the “Subsidiary Notes”)(3)	175,306
8 3/4% Senior Subordinated Notes due 2018(2)	200,000
8% Senior Subordinated Notes due 2018(2)	49,777
6 3/4% Euro Senior Subordinated Notes due 2018(2)	338,129
8% Senior Subordinated Notes due 2020(2)	300,000
8 3/8% Senior Subordinated Notes due 2021(2)	548,174
Real Estate Mortgages, Capital Leases and Other (4)	218,189
Total Long-term Debt	3,009,068
Less Current Portion	(96,603)
Long-term Debt, Net of Current Portion	$2,912,465

(1)  The capital stock or other equity interests of most of our U.S. subsidiaries, and up to 66% of the capital stock or other equity interests of our first tier foreign subsidiaries, are pledged to secure these debt instruments, together with all intercompany obligations of foreign subsidiaries owed to us or to one of our U.S. subsidiary guarantors.

(2)  Collectively referred to as the Parent Notes. IMI is the direct obligor on the Parent Notes, which are fully and unconditionally guaranteed, on a senior subordinated basis, by substantially all of its direct and indirect 100% owned U.S. subsidiaries (the “Guarantors”). These guarantees are joint and several obligations of the Guarantors. Iron Mountain Canada Corporation (“Canada Company”) and the remainder of our subsidiaries do not guarantee the Parent Notes.

(3)  Canada Company is the direct obligor on the Subsidiary Notes, which are fully and unconditionally guaranteed, on a senior subordinated basis, by IMI and the Guarantors. These guarantees are joint and several obligations of IMI and the Guarantors.

(4)  Includes (a) real estate mortgages of $7.5 million, (b) capital lease obligations of $201.9 million, and (c) other various notes and other obligations, which were assumed by us as a result of certain acquisitions, of $8.8 million.

Our credit facility consists of (i) revolving credit facilities under which we can borrow, subject to certain limitations as defined in the credit agreement we entered into on April 16, 2007 governing this facility (the “Credit Agreement”), up to an aggregate amount of $765.0 million (including Canadian dollar and multi-currency revolving credit facilities), and (ii) a $410.0 million term loan facility. Our revolving credit facility is supported by a group of 24 banks. Our subsidiaries, Canada Company and Iron Mountain Switzerland GmbH, may borrow directly under the Canadian revolving credit and multi-currency revolving credit facilities, respectively. Additional subsidiary borrowers may be added under the multi-currency revolving credit facility. The revolving credit facility terminates on April 16, 2012. With respect to the term loan facility, quarterly loan payments of approximately $1.0 million are required through maturity on April 16, 2014, at which time the remaining outstanding principal balance of the term loan facility is due. The interest rate on borrowings under the Credit Agreement varies depending on our choice of interest rate and currency options, plus an applicable margin. IMI guarantees the obligations of each of the subsidiary borrowers under the Credit Agreement, and substantially all of our U.S. subsidiaries guarantee the obligations of IMI and the subsidiary borrowers. The capital stock or other equity interests of most of our U.S. subsidiaries, and up to 66% of the capital stock or other equity interests of our first tier foreign subsidiaries, are pledged to secure the Credit Agreement, together with all intercompany obligations of foreign subsidiaries owed to us or to one of our U.S. subsidiary guarantors. As of December 31, 2010, we had no outstanding borrowings under the revolving credit facility; we had various outstanding letters of credit totaling $2.5 million. The remaining availability, based on IMI’s leverage ratio, which is calculated based on the last 12 months’ earnings before interest, taxes, depreciation and amortization (“EBITDA”), and other adjustments as defined in the Credit Agreement and current external debt, under the revolving credit facility on December 31, 2010, was $762.5 million. The interest rate in effect under the term loan facility was 1.8% as of December 31, 2010.

The Credit Agreement, our indentures and other agreements governing our indebtedness contain certain restrictive financial and operating covenants, including covenants that restrict our ability to complete acquisitions, pay cash dividends, incur indebtedness, make investments, sell assets and take certain other corporate actions. The covenants do not contain a rating trigger. Therefore, a change in our debt rating would not trigger a default under the Credit Agreement, our indentures or other agreements governing our indebtedness. Our revolving credit and term loan facilities, as well as our indentures, use EBITDA based calculations as primary measures of financial performance, including leverage ratios. IMI’s revolving credit and term leverage ratio was 3.4 and 3.0 as of December 31, 2009 and 2010, respectively, compared to a maximum allowable ratio of 5.5. Similarly, our bond leverage ratio, per the indentures, was 4.3 and 3.4 as of December 31, 2009 and 2010, respectively, compared to a maximum allowable ratio of 6.5. Noncompliance with these leverage ratios would have a material adverse effect on our financial condition and liquidity. In the fourth quarter of 2007, we designated as Excluded Restricted Subsidiaries (as defined in the indentures), certain of our subsidiaries that own our assets and conduct our operations in the United Kingdom. As a result of such designation, these subsidiaries are now subject to substantially all of the covenants of the indentures, except that they are not required to provide a guarantee, and the EBITDA and debt of these subsidiaries is included for purposes of calculating the leverage ratio.

Our ability to pay interest on or to refinance our indebtedness depends on our future performance, working capital levels and capital structure, which are subject to general economic, financial, competitive, legislative, regulatory and other factors which may be beyond our control. There can be no assurance that we will generate sufficient cash flow from our operations or that future financings will be available on acceptable terms or in amounts sufficient to enable us to service or refinance our indebtedness, or to make necessary capital expenditures.

In September 2010, we redeemed $200.0 million of the $431.3 million aggregate principal amount outstanding of the 7 3/4% Notes at a redemption price of $1,012.92 for each one thousand dollars of principal amount of the notes redeemed, plus accrued and unpaid interest. We recorded a charge to other expense (income), net of $1.8 million in the third quarter of 2010 related to the early extinguishment of the 7 3/4% Notes being redeemed. This charge consists of the call premium and deferred financing costs, net of original issue premiums related to the 7 3/4% Notes that were redeemed. In January 2011, we redeemed the remaining $231.3 million aggregate principal amount outstanding of the 7 3/4% Notes at a redemption price of $1,000 for each one thousand dollars of principal amount of notes redeemed, plus accrued and unpaid interest. We will record a gain to other expense (income), net of approximately $0.8 million in the first quarter of 2011 related to the early extinguishment of the 7 3/4% Notes being redeemed. This gain consists of original issue premiums, net of deferred financing costs related to the 7 3/4% Notes that were redeemed.

In January 2011, we acquired the remaining 80% interest of our joint venture in Poland (Iron Mountain Poland Holdings Limited) in a stock transaction for an estimated purchase price of $69.5 million, including an initial cash purchase price of $35.0 million. As a result, we now own 100% of our Polish operations, which provide storage and records management services. The terms of the purchase and sale agreement requires a second payment based upon the audited financial results of the joint venture for the period April 1, 2010 through March 31, 2011. This payment is based upon a formula defined in the purchase and sale agreement and is expected to be paid in the second quarter of 2011. Our current estimate of the second payment is approximately $32.0 million. Additionally, the purchase and sale agreement provides for the payment of up to a maximum of $2.5 million of contingent consideration to be paid in July 2012 based upon meeting certain performance criteria. The carrying value of the 20% interest that we owned and accounted for under the equity method of accounting amounted to approximately $5.5 million as of December 31, 2010. We will calculate the fair value of such interest on the date of the acquisition of the additional 80% interest and will record a gain during the first quarter of 2011 to other (income) expense, net included in the consolidated statement of operations. One of the members of our board of directors and several of his family members hold an indirect equity interest in one of the shareholders that will receive proceeds in connection with this transaction. As a result of this equity interest, our board member together with several of his family members will receive approximately 24% of the purchase price that we pay in connection with this transaction.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2010 and the anticipated effect of these obligations on our liquidity in future years (in thousands):

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Capital Lease Obligations	$201,857	$34,531	$66,148	$26,103	$75,075
Long-Term Debt Obligations (excluding Capital Lease Obligations)	2,811,806	62,072	13,142	798,014	1,938,578
Interest Payments(1)	1,455,156	188,871	365,869	321,171	579,245
Operating Lease Obligations(2)(3)	2,917,267	223,671	419,600	381,064	1,892,932
Purchase and Asset Retirement Obligations(4)	46,814	28,116	6,704	1,848	10,146
Total(3)(5)	$7,432,900	$537,261	$871,463	$1,528,200	$4,495,976

(1)  Amounts include variable rate interest payments, which are calculated utilizing the applicable interest rates as of December 31, 2010; see Note 4 to Notes to Consolidated Financial Statements. Amounts also include interest on capital leases.

(2)  Amounts are offset by sublease income of $11.2 million in total (including $2.7 million, $3.8 million, $2.8 million and $1.9 million, in less than 1 year, 1-3 years, 3-5 years and more than 5 years, respectively).

(3)  Includes aggregate amounts related to our New Zealand Business, Digital Business and Domain Name Product Line of $55.6 million, $5.3 million, $9.7 million, $10.2 million and $30.4 million in total, less than 1 year, 1-3 years, 3-5 years and more than 5 years, respectively.

(4)  In connection with some of our acquisitions, we have potential earn-out obligations that may be payable in the event businesses we acquired meet certain financial objectives. These payments are based on the future results of these operations, and our estimate of the maximum contingent earn-out payments we may be required to make under all such agreements as of December 31, 2010 is approximately $2.0 million.

(5)  The table above excludes $59.9 million in uncertain tax positions as we are unable to make reasonably reliable estimates of the period of cash settlement, if any, with the respective taxing authorities.

We expect to meet our cash flow requirements for the next twelve months from cash generated from operations, existing cash, cash equivalents, borrowings under the Credit Agreement and other financings, which may include secured credit facilities, securitizations and mortgage or capital lease financings. We expect to meet our long-term cash flow requirements using the same means described above, as well as the potential issuance of debt or equity securities as we deem appropriate.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements as defined in Regulation S-K Item 303(a)(4)(ii).

Net Operating Losses and Foreign Tax Credit Carryforwards

We have federal net operating loss carryforwards which begin to expire in 2020 through 2024 of $30.5 million ($10.7 million, tax effected) at December 31, 2010 to reduce future federal taxable income. We have an asset for state net operating losses of $11.8 million (net of federal tax benefit), which begins to expire in 2011 through 2025, subject to a valuation allowance of approximately 99%. We have assets for foreign net operating losses of $31.5 million, with various expiration dates, subject to a valuation allowance of approximately 71%. We also have foreign tax credits of $60.8 million, which begin to expire in 2014 through 2019, subject to a valuation allowance of approximately 65%. U.S. legislative changes in 2010 reduced the expected utilization of foreign tax credits which resulted in the requirement for a valuation allowance.

Inflation

Certain of our expenses, such as wages and benefits, insurance, occupancy costs and equipment repair and replacement, are subject to normal inflationary pressures. Although to date we have been able to offset inflationary cost increases through increased operating efficiencies and the negotiation of favorable long-term real estate leases, we can give no assurance that we will be able to offset any future inflationary cost increases through similar efficiencies, leases or increased storage or service charges.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk.

Market Risk

Financial instruments that potentially subject us to market risk consist principally of cash and cash equivalents (including money market funds and time deposits). As of December 31, 2010, we had significant concentrations of liquid investments with seven global banks and four “Triple A” rated money market funds which we consider to be large, highly rated investment grade institutions. As of December 31, 2010, our cash and cash equivalent and restricted cash balance was $293.8 million, including money market funds and time deposits amounting to $241.2 million. A substantial portion of these money market funds are invested in U.S. treasuries.

Interest Rate Risk

Given the recurring nature of our revenues and the long-term nature of our asset base, we have the ability and the preference to use long-term, fixed interest rate debt to finance our business, thereby helping to preserve our long-term returns on invested capital. We target approximately 75% of our debt portfolio to be fixed with respect to interest rates. Occasionally, we will use interest rate swaps as a tool to maintain our targeted level of fixed rate debt. See Notes 3 and 4 to Notes to Consolidated Financial Statements.

As of December 31, 2010, we had $399.0 million of variable rate debt outstanding with a weighted average variable interest rate of approximately 2%, and $2,610.1 million of fixed rate debt outstanding. As of December 31, 2010, approximately 87% of our total debt outstanding was fixed. After taking into account the January 2011 redemption of the remaining 7 3/4% Notes, which was funded with approximately $180.0 million of borrowings under the revolving credit facility and cash on-hand, approximately 80% of our total debt outstanding was fixed on a pro forma basis. If the weighted average variable interest rate on our variable rate debt had increased by 1%, our net income for the year ended December 31, 2010 would have been reduced by $2.4 million. See Note 4 to Notes to Consolidated Financial Statements included in this Form 10-K for a discussion of our long-term indebtedness, including the fair values of such indebtedness as of December 31, 2010.

Currency Risk

Our investments in IME, Canada Company, Iron Mountain Mexico, SA de RL de CV, Iron Mountain South America, Ltd., Iron Mountain Australia Pty Ltd. and our other international investments may be subject to risks and uncertainties related to fluctuations in currency valuation. Our reporting currency is the U.S. dollar. However, our international revenues and expenses are generated in the currencies of the countries in which we operate, primarily the Euro, Canadian dollar and British pound sterling. Declines in the value of the local currencies in which we are paid relative to the U.S. dollar will cause revenues in U.S. dollar terms to decrease and dollar-denominated liabilities to increase in local currency.

The impact of currency fluctuations on our earnings is mitigated significantly by the fact that most operating and other expenses are also incurred and paid in the local currency. We also have several intercompany obligations between our foreign subsidiaries and IMI and our U.S.-based subsidiaries. In addition, Iron Mountain Switzerland GmbH and our foreign subsidiaries and IME also have intercompany obligations between them. These intercompany obligations are primarily denominated in the local currency of the foreign subsidiary.

We have adopted and implemented a number of strategies to mitigate the risks associated with fluctuations in currency valuations. One strategy is to finance certain of our international subsidiaries with debt that is denominated in local currencies, thereby providing a natural hedge. In determining the amount of any such financing, we take into account local tax strategies, among other factors. Another strategy we utilize is for IMI to borrow in foreign currencies to hedge our intercompany financing activities. Finally, on occasion, we enter into currency swaps to temporarily or permanently hedge an overseas investment, such as a major acquisition to lock in certain transaction economics. We have implemented these strategies for our foreign investments in the U.K., Continental Europe and Canada. Specifically, through our 150.0 million British pounds sterling denominated 7 1/4% Senior Subordinated Notes due 2014 and our 255 million 6 3/4% Euro Senior Subordinated Notes due 2018, we effectively hedge most of our outstanding intercompany loans denominated in British pounds sterling and Euros. Canada Company has financed its capital needs through direct borrowings in Canadian dollars under the Credit Agreement and its 175.0 million CAD denominated 7 1/2% Senior Subordinated Notes due 2017. This creates a tax efficient natural currency hedge. In the third quarter of 2007, we designated a portion of our 6 3/4% Euro Senior Subordinated Notes due 2018 issued by IMI as a hedge of net investment of certain of our Euro denominated subsidiaries. As a result, we recorded $7.4 million ($4.6 million, net of tax) of foreign exchange gains related to the “marking-to-market” of such debt to currency translation adjustments which is a component of accumulated other comprehensive items, net included in equity for the year ended December 31, 2010. As of December 31, 2010, net gains of $8.0 million are recorded in accumulated other comprehensive items, net associated with this net investment hedge.

We have entered into a number of forward contracts to hedge our exposures to British pounds sterling. As of December 31, 2010, we had an outstanding forward contract to purchase $196.2 million U.S. dollars and sell 125.0 million in British pounds sterling to hedge our intercompany exposures with IME. Additionally, in the fourth quarter of 2010 we entered into a forward contract to hedge our exposures in Australian dollars. As of December 31, 2010, we had an outstanding forward contract to purchase 54.7 million Euros and sell 75.0 million Australian dollars to hedge our intercompany exposures with our Australian subsidiary. At the maturity of the forward contracts, we may enter into new forward contracts to hedge movements in the underlying currencies. At the time of settlement, we either pay or receive the net settlement amount from the forward contract and recognize this amount in other expense (income), net in the accompanying statement of operations as a realized foreign exchange gain or loss. We have not designated these forward contracts as hedges. At the end of each month, we mark the outstanding forward contracts to market and record an unrealized foreign exchange gain or loss for the mark-to-market valuation. During the year ended December 31, 2010, there was $2.0 million in net cash receipts included in cash from operating activities related to settlements associated with these foreign currency forward contracts. We recorded net losses in connection with these forward contracts of $2.0 million, including an unrealized foreign exchange gain of $2.5 million related to the British pound sterling forward contract and an unrealized foreign exchange loss of $2.4 million related to the Australian dollar forward contract in other expense (income), net in the accompanying statement of operations as of December 31, 2010, respectively. As of December 31, 2010, except as noted above, our currency exposures to intercompany balances are unhedged.

The impact of devaluation or depreciating currency on an entity depends on the residual effect on the local economy and the ability of an entity to raise prices and/or reduce expenses. Due to our constantly changing currency exposure and the potential substantial volatility of currency exchange rates, we cannot predict the effect of exchange fluctuations on our business. The effect of a change in foreign exchange rates on our net investment in foreign subsidiaries is reflected in the “Accumulated Other Comprehensive Items, net” component of equity. A 10% depreciation in year-end 2010 functional currencies, relative to the U.S. dollar, would result in a reduction in our equity of approximately $80.4 million.

Item 8. Financial Statements and Supplementary Data.

The information required by this item is included in Item 15(a) of this Current Report on Form 8-K.

Item 9A. Controls and Procedures.

Disclosure Controls and Procedures

The term “disclosure controls and procedures” is defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These rules refer to the controls and other procedures of a company that are designed to ensure that information is recorded, processed, summarized and communicated to management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding what is required to be disclosed by a company in the reports that it files under the Exchange Act. As of December 31, 2010 (the “Evaluation Date”), we carried out an evaluation, under the supervision and with the participation of our management, including our chief executive officer and chief financial officer, of the effectiveness of our disclosure controls and procedures. Based upon that evaluation, our chief executive officer and chief financial officer have concluded that, as of the Evaluation Date, our disclosure controls and procedures are effective.

Management’s Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) of the Exchange Act. Under the supervision and with the participation of our management, including our chief executive officer and chief financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control—Integrated Framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2010.

The effectiveness of our internal control over financial reporting has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is included herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

To the Board of Directors and Stockholders of Iron Mountain Incorporated

We have audited the internal control over financial reporting of Iron Mountain Incorporated and subsidiaries (the “Company”) as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2010 of the Company and our report dated February 28, 2011 (September 19, 2011 as to Note 9, Note 15 and the effects of the discontinued operations presentation described in Note 14) expressed an unqualified opinion on those financial statements.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

February 28, 2011

Changes in Internal Control over Financial Reporting

There have been no changes in our internal control over financial reporting during the quarter ended December 31, 2010 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART IV

Item 15. Exhibits and Financial Statement Schedules.

(b)  The exhibits listed in the exhibit index beginning on page 126 of the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 1, 2011, which include management contracts, compensatory plans and arrangements required to be filed as exhibits to the Annual Report on Form 10-K by Item 601(10)(iii) of Regulation S-K, are filed as part of this report, as updated by the following revised exhibits:

12 Statement re: Computation of Ratios. (Filed herewith).
23.1 Consent of Deloitte & Touche LLP (Iron Mountain Incorporated, Delaware). (Filed herewith).

REPORT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

To the Board of Directors and Stockholders of Iron Mountain Incorporated

We have audited the accompanying consolidated balance sheets of Iron Mountain Incorporated and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, equity, comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Iron Mountain Incorporated and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2011 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

February 28, 2011

(September 19, 2011 as to Note 9, Note 15 and the effects of the discontinued operations presentation described in Note 14)

IRON MOUNTAIN INCORPORATED
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31,
	2009	2010
	(As Adjusted-see note 2.a.)
ASSETS
Current Assets:
Cash and cash equivalents	$446,656	$258,693
Restricted cash	—	35,105
Accounts receivable (less allowances of $20,831 and $21,545, respectively)	540,264	533,070
Deferred income taxes	37,241	37,565
Prepaid expenses and other	133,548	138,643
Assets of discontinued operations (see Note 14)	53,716	202,726
Total Current Assets	1,211,425	1,205,802
Property, Plant and Equipment:
Property, plant and equipment	4,003,997	4,178,652
Less—Accumulated depreciation	(1,485,963)	(1,702,825)
Property, Plant and Equipment, net	2,518,034	2,475,827
Other Assets, net:
Goodwill	2,375,895	2,282,137
Customer relationships and acquisition costs	407,944	387,779
Deferred financing costs	35,206	29,146
Other	34,605	29,042
Assets of discontinued operations (see Note 14)	263,725	—
Total Other Assets, net	3,117,375	2,728,104
Total Assets	$6,846,834	$6,409,733

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$39,480	$96,603
Accounts payable	163,912	145,089
Accrued expenses	383,682	385,056
Deferred revenue	172,378	173,676
Liabilities of discontinued operations (see Note 14)	55,262	57,222
Total Current Liabilities	814,714	857,646
Long-term Debt, net of current portion	3,211,223	2,912,465
Other Long-term Liabilities	106,726	86,605
Deferred Rent	89,973	95,860
Deferred Income Taxes	452,451	493,895
Liabilities of discontinued operations (see Note 14)	14,276	—
Commitments and Contingencies (see Note 10)
Equity:
Iron Mountain Incorporated Stockholders’ Equity:
Preferred stock (par value $0.01; authorized 10,000,000 shares; none issued and outstanding)	—	—
Common stock (par value $0.01; authorized 400,000,000 shares; issued and outstanding 203,546,757 shares and 200,064,066 shares, respectively)	2,035	2,001
Additional paid-in capital	1,298,657	1,228,655
Retained earnings	825,014	695,707
Accumulated other comprehensive items, net	27,661	29,482
Total Iron Mountain Incorporated Stockholders’ Equity	2,153,367	1,955,845
Noncontrolling Interests	4,104	7,417
Total Equity	2,157,471	1,963,262
Total Liabilities and Equity	$6,846,834	$6,409,733

The accompanying notes are an integral part of these consolidated financial statements.

IRON MOUNTAIN INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended December 31,
	2008	2009	2010
Revenues:
Storage (see Note 2.y.)	$1,504,499	$1,542,336	$1,607,801
Service (see Note 2.y.)	1,346,057	1,262,329	1,308,855
Total Revenues	2,850,556	2,804,665	2,916,656
Operating Expenses:
Cost of sales (excluding depreciation and amortization)	1,325,541	1,214,789	1,204,454
Selling, general and administrative	766,178	757,506	777,880
Depreciation and amortization	257,255	280,805	307,373
Goodwill Impairment (see Note 2.g.)	—	—	85,909
Loss (Gain) on disposal/writedown of property, plant and equipment, net	7,522	168	(10,994)
Total Operating Expenses	2,356,496	2,253,268	2,364,622
Operating Income (Loss)	494,060	551,397	552,034
Interest Expense, Net (includes Interest Income of $5,485, $2,566 and $1,787 in 2008, 2009 and 2010, respectively)	222,448	214,640	206,510
Other Expense (Income), Net	31,505	(12,486)	9,035
Income (Loss) from Continuing Operations
Before Provision (Benefit) for Income Taxes	240,107	349,243	336,489
Provision (Benefit) for Income Taxes	147,226	115,318	169,469
Income (Loss) from Continuing Operations	92,881	233,925	167,020
Income (Loss) from Discontinued Operations (see Note 14), Net of Tax	(10,938)	(11,619)	(216,012)
Net Income (Loss)	81,943	222,306	(48,992)
Less: Net (Loss) Income Attributable to Noncontrolling Interests	(94)	1,429	4,908
Net Income (Loss) Attributable to Iron Mountain Incorporated	$82,037	$220,877	$(53,900)

Earnings (Losses) per Share—Basic:
Income (Loss) from Continuing Operations	$0.46	$1.15	$0.83
Income (Loss) from Discontinued Operations	$(0.05)	$(0.06)	$(1.07)
Net Income (Loss) Attributable to Iron Mountain Incorporated	$0.41	$1.09	$(0.27)
Earnings (Losses) per Share—Diluted:
Income (Loss) from Continuing Operations	$0.46	$1.15	$0.83
Income (Loss) from Discontinued Operations	$(0.05)	$(0.06)	$(1.07)
Net Income (Loss) Attributable to Iron Mountain Incorporated	$0.40	$1.08	$(0.27)

Weighted Average Common Shares Outstanding—Basic	201,279	202,812	201,991
Weighted Average Common Shares Outstanding—Diluted	203,290	204,271	201,991

The accompanying notes are an integral part of these consolidated financial statements.

IRON MOUNTAIN INCORPORATED
CONSOLIDATED STATEMENTS OF EQUITY
(In thousands, except share data)

			Iron Mountain Incorporated Stockholders’ Equity
							Accumulated
					Additional		Other
		Comprehensive	Common Stock Voting		Paid-in	Retained	Comprehensive	Noncontrolling
	Total	Income (Loss)	Shares	Amounts	Capital	Earnings	Items, Net	Interests
Balance, December 31, 2007, as adjusted (see Note 2.a.)	$1,816,769	$—	200,693,217	$2,007	$1,209,512	$522,100	$74,061	$9,089
Issuance of shares under employee stock purchase plan and option plans and stock-based compensation, including tax benefit of $5,112	40,564	—	1,238,115	12	40,552	—	—	—
Comprehensive Income (Loss):
Currency translation adjustment	(115,619)	(115,619)	—	—	—	—	(114,613)	(1,006)
Market value adjustments for securities, net of tax	(663)	(663)	—	—	—	—	(663)	—
Net income (loss)	81,943	81,943	—	—	—	82,037	—	(94)
Comprehensive Income (Loss)		$(34,339)	—	—	—	—	—	—
Noncontrolling interests equity contributions	1,370		—	—	—	—	—	1,370
Noncontrolling interests dividends	(1,321)		—	—	—	—	—	(1,321)
Parent purchase of noncontrolling interests	(4,490)		—	—	—	—	—	(4,490)
Balance, December 31, 2008, as adjusted (see Note 2.a.)	1,818,553	$—	201,931,332	2,019	1,250,064	604,137	(41,215)	3,548
Issuance of shares under employee stock purchase plan and option plans and stock-based compensation, including tax benefit of $5,532	48,609	—	1,615,425	16	48,593	—	—	—
Comprehensive Income (Loss):
Currency translation adjustment	69,455	69,455	—	—	—	—	68,876	579
Net income (loss)	222,306	222,306	—	—	—	220,877	—	1,429
Comprehensive Income (Loss)		$291,761	—	—	—	—	—	—
Noncontrolling interests equity contributions	578		—	—	—	—	—	578
Noncontrolling interests dividends	(2,030)		—	—	—	—	—	(2,030)
Balance, December 31, 2009, as adjusted (see Note 2.a.)	2,157,471	$—	203,546,757	2,035	1,298,657	825,014	27,661	4,104
Issuance of shares under employee stock purchase plan and option plans and stock-based compensation, including tax benefit of $2,252	39,530	—	1,281,332	13	39,517	—	—	—
Stock options issued in connection with acquisition	1,997	—	—	—	1,997	—	—	—
Stock repurchases	(111,563)	—	(4,764,023)	(47)	(111,516)	—	—	—
Parent cash dividends declared (See Note 13)	(75,407)	—	—	—	—	(75,407)	—	—
Comprehensive Income (Loss):
Currency translation adjustment	2,288	2,288	—	—	—	—	1,821	467
Net income (loss)	(48,992)	(48,992)	—	—	—	(53,900)	—	4,908
Comprehensive Income (Loss)		$(46,704)	—	—	—	—	—	—
Noncontrolling interests dividends	(2,062)		—	—	—	—	—	(2,062)
Balance, December 31, 2010	$1,963,262		200,064,066	$2,001	$1,228,655	$695,707	$29,482	$7,417

The accompanying notes are an integral part of these consolidated financial statements.

IRON MOUNTAIN INCORPORATED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands)

	Years Ended December 31,
	2008	2009	2010

Net Income (Loss)	$81,943	$222,306	$(48,992)
Other Comprehensive Income (Loss):
Foreign Currency Translation Adjustments	(115,619)	69,455	2,288
Market Value Adjustments for Securities, Net of Tax	(663)	—	—
Total Other Comprehensive (Loss) Income	(116,282)	69,455	2,288
Comprehensive (Loss) Income	(34,339)	291,761	(46,704)
Comprehensive (Loss) Income Attributable to Noncontrolling Interests	(1,100)	2,008	5,375
Comprehensive (Loss) Income Attributable to Iron Mountain Incorporated	$(33,239)	$289,753	$(52,079)

The accompanying notes are an integral part of these consolidated financial statements.

IRON MOUNTAIN INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2008	2009	2010
Cash Flows from Operating Activities:
Net income (loss)	$81,943	$222,306	$(48,992)
(Income) Loss from discontinued operations (see Note 14)	10,938	11,619	216,012
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation	231,766	256,169	281,438
Amortization (includes deferred financing costs and bond discount of $4,982, $5,117 and $5,357, respectively)	30,471	29,753	31,292
Goodwill impairment	—	—	85,909
Stock-based compensation expense	16,075	15,210	17,274
Provision for deferred income taxes	107,149	32,221	40,003
Loss (Gain) on early extinguishment of debt	418	3,031	1,792
Loss (Gain) on disposal/writedown of property, plant and equipment, net	7,522	168	(10,994)
Foreign currency transactions and other, net	50,312	(12,690)	18,080
Changes in Assets and Liabilities (exclusive of acquisitions):
Accounts receivable	(25,249)	(18,320)	13,674
Prepaid expenses and other current assets	(6,551)	(22,578)	(8,388)
Accounts payable	(23,030)	9,678	(2,363)
Accrued expenses, deferred revenue and other current liabilities	17,404	40,747	(44,336)
Other assets and long-term liabilities	13,765	18,449	12,914
Cash Flows from Operating Activities-Continuing Operations	512,933	585,763	603,315
Cash Flows from Operating Activities-Discontinued Operations	24,096	31,148	21,825
Cash Flows from Operating Activities	537,029	616,911	625,140

Cash Flows from Investing Activities:
Capital expenditures	(353,822)	(290,949)	(259,537)
Cash paid for acquisitions, net of cash acquired	(56,632)	(2,033)	(19,023)
Investment in restricted cash	—	—	(35,102)
Additions to customer relationship and acquisition costs	(14,141)	(10,741)	(13,202)
Investment in joint ventures	(1,709)	(3,114)	—
Proceeds from sales of property and equipment and other, net	(350)	4,591	22,637
Cash Flows from Investing Activities-Continuing Operations	(426,654)	(302,246)	(304,227)
Cash Flows from Investing Activities-Discontinued Operations	(32,940)	(21,820)	(128,443)
Cash Flows from Investing Activities	(459,594)	(324,066)	(432,670)

Cash Flows from Financing Activities:
Repayment of revolving credit and term loan facilities and other debt	(957,331)	(284,386)	(102,662)
Proceeds from revolving credit and term loan facilities and other debt	798,289	33,944	53,567
Early retirement of senior subordinated notes	(71,881)	(447,874)	(202,584)
Net proceeds from sales of senior subordinated notes	295,500	539,688	—
Debt financing (repayment to) and equity contribution from (distribution to) noncontrolling interests, net	960	1,064	169
Stock repurchases	—	—	(111,563)
Parent cash dividends	—	—	(37,893)
Proceeds from exercise of stock options and employee stock purchase plan	16,145	24,233	18,225
Excess tax benefits from stock-based compensation	5,112	5,532	2,252
Payment of debt financing costs	(985)	(1,555)	—
Cash Flows from Financing Activities-Continuing Operations	85,809	(129,354)	(380,489)
Cash Flows from Financing Activities-Discontinued Operations	1,559	(338)	(745)
Cash Flows from Financing Activities	87,368	(129,692)	(381,234)
Effect of Exchange Rates on Cash and Cash Equivalents	(12,040)	5,133	801
Increase (Decrease) in Cash and Cash Equivalents	152,763	168,286	(187,963)
Cash and Cash Equivalents, Beginning of Period	125,607	278,370	446,656
Cash and Cash Equivalents, End of Period	$278,370	$446,656	$258,693

Supplemental Information:
Cash Paid for Interest	$242,145	$216,673	$226,463
Cash Paid for Income Taxes	$44,109	$87,062	$139,072

Non-Cash Investing and Financing Activities:
Capital Leases	$93,147	$72,120	$30,367
Accrued Capital Expenditures	$46,009	$53,701	$41,222
Dividends Payable	$—	$—	$37,514

The accompanying notes are an integral part of these consolidated financial statements.

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010
(In thousands, except share and per share data)

1. Nature of Business

The accompanying financial statements represent the consolidated accounts of Iron Mountain Incorporated, a Delaware corporation, and its subsidiaries. We are a global full-service provider of information management and related services for all media in various locations throughout North America, Europe, Latin America and Asia Pacific. We have a diversified customer base comprised of commercial, legal, banking, health care, accounting, insurance, entertainment and government organizations.

In August 2010, Iron Mountain Incorporated (“IMI”) divested the domain name management product line of its digital business (the “Domain Name Product Line”). On June 2, 2011, IMI completed the sale (the “Digital Sale”) of its online backup and recovery, digital archiving and eDiscovery solutions businesses of its digital business (the “Digital Business”) to Autonomy Corporation plc, a corporation formed under the laws of England and Wales (“Autonomy”), pursuant to a purchase and sale agreement dated as of May 15, 2011 among IMI, certain subsidiaries of IMI and Autonomy (the “Digital Sale Agreement”).  The financial position, operating results and cash flows of the Domain Name Product Line and the Digital Business, for all periods presented, have been reported as discontinued operations for financial reporting purposes. Additionally, in May 2011, IMI committed to a plan to sell its records management business in New Zealand (the “New Zealand Business”).  The financial position, operating results and cash flows of the New Zealand Business, for all periods presented, have been reported as discontinued operations for financial reporting purposes.  See “Note 14. Discontinued Operations” for a further discussion of these events.

2. Summary of Significant Accounting Policies

a.               Principles of Consolidation and Change in Accounting Principle

The accompanying financial statements reflect our financial position and results of operations on a consolidated basis. Prior to January 1, 2010, the financial position and results of operations of the operating subsidiaries of Iron Mountain Europe (Group) Limited (collectively referred to as “IME”), our European business, were consolidated based on IME’s fiscal year ended October 31. Effective January 1, 2010, we changed the fiscal year-end (and the reporting period for consolidation purposes) of IME to coincide with IMI’s fiscal year-end of December 31. We believe that the change in accounting principle related to the elimination of the two-month reporting lag for IME is preferable because it will result in more contemporaneous reporting of events and results related to IME. In accordance with applicable accounting literature, a change in subsidiary year-end is treated as a change in accounting principle and requires retrospective application. The cumulative effect of the change was an increase in retained earnings of $12,225 as of January 1, 2007. The impact of the change was not material to the results of operations for the previously reported annual and interim periods after January 1, 2008, and, thus, those results have not been revised. There is, however, a charge of $4,711 recorded to other expense (income), net in the year ended December 31, 2010 to recognize the immaterial difference arising from the change. Had the annual financial statements been revised, operating income (loss), income (loss) from continuing operations before provision (benefit) for income taxes and net income (loss) attributable to Iron Mountain Incorporated in calendar 2008 would have been decreased by $6,950, $11,700 and $9,039, respectively, and operating income (loss), income (loss) from continuing operations before provision (benefit) for income taxes and net income (loss) attributable to Iron Mountain Incorporated in calendar 2009 would have been increased by $3,714, $7,041 and $4,957, respectively. In addition, revenue, operating income (loss), income (loss) from continuing operations before provision (benefit) for income taxes and net income (loss) attributable to Iron Mountain Incorporated for the year ended December 31, 2010 would not have changed materially had we not eliminated the two-month reporting lag. There were no significant, infrequent or unusual items in the IME two-month period ended December 31, 2008 and 2009. All intercompany account balances have been eliminated.

b.              Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires us to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of the financial statements and for the period then ended. On an on-going basis, we evaluate the estimates used. We base our estimates on historical experience, actuarial estimates, current conditions and various other assumptions that we believe to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities and are not readily apparent from other sources. Actual results may differ from these estimates.

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

c.               Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and cash invested in short-term securities which have remaining maturities at the date of purchase of less than 90 days. Cash and cash equivalents are carried at cost, which approximates fair value.

We have restricted cash associated with a collateral trust agreement with our insurance carrier that was entered into in 2010 related to our worker’s compensation self-insurance program. The restricted cash subject to this agreement was $35,105 as of December 31, 2010 and is included in current assets on our consolidated balance sheets. Restricted cash consists primarily of U.S. treasuries.

d.              Foreign Currency

Local currencies are considered the functional currencies for our operations outside the United States, with the exception of certain foreign holding companies and our financing center in Switzerland, whose functional currencies are the U.S. dollar. In those instances where the local currency is the functional currency, assets and liabilities are translated at period-end exchange rates, and revenues and expenses are translated at average exchange rates for the applicable period. Resulting translation adjustments are reflected in the accumulated other comprehensive items, net component of Iron Mountain Incorporated Stockholders’ Equity and Noncontrolling Interests. The gain or loss on foreign currency transactions, calculated as the difference between the historical exchange rate and the exchange rate at the applicable measurement date, including those related to (a) our 7 1/4% GBP Senior Subordinated Notes due 2014, (b) our 6 3/4% Euro Senior Subordinated Notes due 2018, (c) the borrowings in certain foreign currencies under our revolving credit agreement, and (d) certain foreign currency denominated intercompany obligations of our foreign subsidiaries to us and between our foreign subsidiaries which are not considered permanently invested, are included in other expense (income), net, on our consolidated statements of operations. The total gain or loss on foreign currency transactions amounted to a net loss of $29,318, a net gain of $12,921 and a net loss of $5,664 for the years ended December 31, 2008, 2009 and 2010, respectively.

e.               Derivative Instruments and Hedging Activities

Every derivative instrument is required to be recorded in the balance sheet as either an asset or a liability measured at its fair value. Periodically, we acquire derivative instruments that are intended to hedge either cash flows or values which are subject to foreign exchange or other market price risk, and not for trading purposes. We have formally documented our hedging relationships, including identification of the hedging instruments and the hedged items, as well as our risk management objectives and strategies for undertaking each hedge transaction. Given the recurring nature of our revenues and the long term nature of our asset base, we have the ability and the preference to use long-term, fixed interest rate debt to finance our business, thereby preserving our long term returns on invested capital. We target approximately 75% of our debt portfolio to be fixed with respect to interest rates. Occasionally, we will use interest rate swaps as a tool to maintain our targeted level of fixed rate debt. In addition, we will use borrowings in foreign currencies, either obtained in the U.S. or by our foreign subsidiaries, to naturally hedge foreign currency risk associated with our international investments. Sometimes we enter into currency swaps to temporarily hedge an overseas investment, such as a major acquisition, while we arrange permanent financing or to hedge our exposure due to foreign currency exchange movements related to our intercompany accounts with and between our foreign subsidiaries. As of December 31, 2009 and 2010, none of our derivative instruments contained credit-risk related contingent features.

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

f.                 Property, Plant and Equipment

Property, plant and equipment are stated at cost and depreciated using the straight-line method with the following useful lives:

Building and building improvements	5 to 40 years
Leasehold improvements	8 to 10 years or the life of the lease, whichever is shorter
Racking	2 to 20 years
Warehouse equipment	3 to 10 years
Vehicles	2 to 10 years
Furniture and fixtures	2 to 10 years
Computer hardware and software	3 to 5 years

Property, plant and equipment (including capital leases in the respective category), at cost, consist of the following:

	December 31,
	2009	2010
Land, buildings and building improvements	$1,202,299	$1,235,054
Leasehold improvements	423,818	472,958
Racking	1,315,940	1,371,829
Warehouse equipment/vehicles	342,312	367,091
Furniture and fixtures	74,027	77,406
Computer hardware and software	502,780	553,367
Construction in progress	142,821	100,947
	$4,003,997	$4,178,652

Minor maintenance costs are expensed as incurred. Major improvements which extend the life, increase the capacity or improve the safety or the efficiency of property owned are capitalized. Major improvements to leased buildings are capitalized as leasehold improvements and depreciated.

We develop various software applications for internal use. Computer software costs associated with internal use software are expensed as incurred until certain capitalization criteria are met. Payroll and related costs for employees who are directly associated with, and who devote time to, the development of internal use computer software projects (to the extent time is spent directly on the project) are capitalized and depreciated over the estimated useful life of the software. Capitalization begins when the design stage of the application has been completed and it is probable that the application will be completed and used to perform the function intended. Depreciation begins when the software is placed in service. Computer software costs that are capitalized are periodically evaluated for impairment. During the years ended December 31, 2008 and 2009, we wrote-off $610 (primarily in Corporate) and $600 (primarily in Corporate), respectively, of previously deferred software costs, primarily internal labor costs, associated with internal use software development projects that were discontinued after implementation, which resulted in a loss on disposal/writedown of property, plant and equipment, net in the accompanying consolidated statement of operations.

Entities are required to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. Asset retirement obligations represent the costs to repair, replace or remove tangible long-lived assets required by law, regulatory rule or contractual agreement. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset, which is then depreciated over the useful life of the related asset. The liability is increased over time through income such that the liability will equate to the future cost to retire the long-lived asset at the expected retirement date. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or realizes a gain or loss upon settlement. Our obligations are primarily the result of requirements under our facility lease agreements which generally have “return to original condition” clauses which would require us to remove or restore items such as shred pits, vaults, demising walls and office build-outs, among others. The significant assumptions used in estimating our aggregate asset retirement obligation are the timing of removals, the probability of a requirement to perform, estimated cost and associated expected inflation rates that are consistent with historical rates and credit-adjusted risk-free rates that approximate our incremental borrowing rate.

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

A reconciliation of liabilities for asset retirement obligations (included in other long-term liabilities) is as follows:

	December 31,
	2009	2010
Asset Retirement Obligations, beginning of the year	$9,096	$10,899
Liabilities Incurred	882	533
Liabilities Settled	(312)	(70)
Accretion Expense	1,233	1,271
Change in Probability Adjustment	—	(2,745)
Foreign Currency Exchange Movement	—	(239)
Asset Retirement Obligations, end of the year	$10,899	$9,649

g.              Goodwill and Other Intangible Assets

Goodwill and intangible assets with indefinite lives are not amortized but are reviewed annually for impairment or more frequently if impairment indicators arise. We currently have no intangible assets that have indefinite lives and which are not amortized, other than goodwill. Separable intangible assets that are not deemed to have indefinite lives are amortized over their useful lives. We periodically assess whether events or circumstances warrant a change in the life over which our intangible assets are amortized.

We have selected October 1 as our annual goodwill impairment review date. We performed our annual goodwill impairment review as of October 1, 2008, 2009 and 2010 and noted no impairment of goodwill. As of December 31, 2010, no factors were identified that would alter our October 1, 2010 goodwill assessment. In making this assessment, we relied on a number of factors including operating results, business plans, anticipated future cash flows, transactions and marketplace data. There are inherent uncertainties related to these factors and our judgment in applying them to the analysis of goodwill impairment. When changes occur in the composition of one or more reporting units, the goodwill is reassigned to the reporting units affected based on their relative fair values. As discussed at Note 14, we recorded a goodwill impairment charge in 2010 associated with our former worldwide digital business reporting unit. For the year ended December 31, 2010, we allocated $85,909 of this charge to the retained intellectual software escrow services business, based on a relative fair value basis, which continues to be included in our continuing results of operations. Our intellectual software escrow services business is now reported in Note 9 as a component of our North American Physical Business segment, which had been reported in the former worldwide digital business reporting segment.

Our reporting units at which level we performed our goodwill impairment analysis as of October 1, 2010 were as follows: North America; Europe; Latin America; Australia; Joint Ventures (which includes India, the various joint ventures in Southeast Asia and Russia (referred to as “Joint Ventures”)); and Business Process Management (“BPM”). Given their similar economic characteristics, products, customers and processes, (1) the United Kingdom, Ireland and Norway and (2) the countries of Continental Europe (excluding Joint Ventures), each a reporting unit, have been aggregated as Europe and tested as one for goodwill impairment. As of December 31, 2010, the carrying value of goodwill, net amounted to $1,750,420, $440,920, $29,787 and $61,010 for North America, Europe, Latin America and Australia, respectively. As of December 31, 2009, the carrying value of goodwill, net amounted to $1,821,801, $470,922, $28,384, and $54,788 for North America, Europe, Latin America and Australia, respectively. Our Joint Ventures and BPM reporting units have no goodwill as of December 31, 2009 and 2010.

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

Reporting unit valuations have been calculated using an income approach based on the present value of future cash flows of each reporting unit or a combined approach based on the present value of future cash flows and market and transaction multiples of revenues and earnings. The income approach incorporates many assumptions including future growth rates, discount factors, expected capital expenditures and income tax cash flows. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairments in future periods. In conjunction with our annual goodwill impairment reviews, we reconcile the sum of the valuations of all of our reporting units to our market capitalization as of such dates.

The changes in the carrying value of goodwill attributable to each reportable operating segment for the years ended December 31, 2009 and 2010 is as follows:

	North	International
	American	Physical	Total
	Business	Business	Consolidated
Balance as of December 31, 2008	$1,790,819	$502,667	$2,293,486
Adjustments to purchase reserves	(1,094)	(24)	(1,118)
Fair value and other adjustments(1)	2,467	6,959	9,426
Currency effects	29,609	44,492	74,101
Balance as of December 31, 2009	1,821,801	554,094	2,375,895
Non-deductible goodwill acquired during the year	1,700	4,030	5,730
Adjustments to purchase reserves	(401)	—	(401)
Goodwill impairment	(85,909)	—	(85,909)
Fair value and other adjustments(2)	2,553	164	2,717
Currency effects	10,676	(26,571)	(15,895)
Balance as of December 31, 2010	$1,750,420	$531,717	$2,282,137

(1)  Fair value and other adjustments primarily includes $2,033 of cash paid related to prior year’s acquisitions, $6,963 of contingent earn-out obligations accrued and unpaid as of December 31, 2009 and $430 of adjustments to deferred income taxes.

(2)  Fair value and other adjustments primarily include $(711) of adjustments to property, plant and equipment, net, customer relationships and deferred income taxes, as well as $1,428 of cash paid related to prior year’s acquisitions and $2,000 of contingent earn-out obligations accrued and unpaid as of December 31, 2010.

h.              Long-Lived Assets

We review long-lived assets and all amortizable intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate to their carrying amount. The operations are generally distinguished by the business segment and geographic region in which they operate. If the operation is determined to be unable to recover the carrying amount of its assets, then intangible assets are written down first, followed by the other long-lived assets of the operation, to fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

Consolidated loss on disposal/writedown of property, plant and equipment, net of $7,522 in the year ended December 31, 2008 consisted primarily of losses on the writedown of certain facilities of approximately $6,019 in our North American Business, $610 write-off of previously deferred software costs in Corporate associated with discontinued products after implementation and other disposals and asset writedowns. Consolidated loss on disposal/writedown of property, plant and equipment, net of $168 in the year ended December 31, 2009 consisted primarily of a gain on disposal of a building in our International Physical Business segment of approximately $1,900 in France, offset by losses on the writedown of certain facilities of approximately $1,000 in our North American segment, $700 in our International Physical Business segment and $300 in Corporate (associated with discontinued products after implementation). Consolidated gain on disposal/writedown of property, plant and equipment, net of $10,994 in the year ended December 31, 2010 consisted primarily of a gain of approximately $10,200 as a result of the settlement with our insurers in connection with a portion of the property component of our claim related to the Chilean earthquake in the third and fourth quarter of 2010, gains of approximately $3,200 in North America primarily related to the disposition of certain owned equipment and a gain on disposal of a building in our International Physical segment of approximately $1,300 in the United Kingdom, offset by approximately $1,000 of asset writedowns associated with our Latin American operations and approximately $2,600 of impairment losses primarily related to certain owned facilities in North America.

i.                  Customer Relationships and Acquisition Costs and Other Intangible Assets

Costs related to the acquisition of large volume accounts are capitalized. Initial costs incurred to transport the boxes to one of our facilities, which includes labor and transportation charges, are amortized over periods ranging from one to 30 years (weighted average of 24 years at December 31, 2010), and are included in depreciation and amortization in the accompanying consolidated statements of operations. Payments to a customer’s current records management vendor or direct payments to a customer are amortized over periods ranging from one to 10 years (weighted average of 4 years at December 31, 2010) to the storage and service revenue line items in the accompanying consolidated statements of operations. If the customer terminates its relationship with us, the unamortized cost is charged to expense or revenue. However, in the event of such termination, we generally collect, and record as income, permanent removal fees that generally equal or exceed the amount of the unamortized costs. Customer relationship intangible assets acquired through business combinations, which represents the majority of the balance, are amortized over periods ranging from 10 to 30 years (weighted average of 22 years at December 31, 2010). Amounts allocated in purchase accounting to customer relationship intangible assets are calculated based upon estimates of their fair value utilizing an income approach based on the present value of future cash flows. Other intangible assets, including noncompetition agreements, acquired core technology and trademarks, are capitalized and amortized over periods ranging from three to 25 years (weighted average of 7 years at December 31, 2010).

The gross carrying amount and accumulated amortization are as follows:

	December 31,
	2009	2010
Gross Carrying Amount
Customer relationship and acquisition costs	$532,026	$543,084
Other intangible assets (included in other assets, net)	7,074	7,014

Accumulated Amortization
Customer relationship and acquisition costs	$124,082	$155,305
Other intangible assets (included in other assets, net)	3,278	4,348

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

The amortization expense for the years ended December 31, 2008, 2009 and 2010 are as follows:

	Year Ended December 31,
	2008	2009	2010
Customer relationship and acquisition costs:
Amortization expense included in depreciation and amortization	$24,793	$23,609	$24,926
Amortization expense charged to revenues	6,528	8,096	9,710
Other intangible assets:
Amortization expense included in depreciation and amortization	7,121	7,410	7,863

Estimated amortization expense for existing intangible assets (excluding deferred financing costs, which are amortized through interest expense, of $4,978, $4,391, $4,194, $3,382 and $2,822 for 2011, 2012, 2013, 2014 and 2015, respectively) for the next five succeeding fiscal years is as follows:

	Estimated Amortization
	Included in Depreciation
	and Amortization	Charged to Revenues
2011	$27,815	$5,035
2012	27,823	3,912
2013	27,410	2,133
2014	27,111	541
2015	22,582	315

j.                  Deferred Financing Costs

Deferred financing costs are amortized over the life of the related debt using the effective interest rate method. If debt is retired early, the related unamortized deferred financing costs are written off in the period the debt is retired to other expense (income), net. As of December 31, 2009 and 2010, gross carrying amount of deferred financing costs was $52,952 and $50,242, respectively, and accumulated amortization of those costs was $17,746 and $21,096, respectively, and was recorded in other assets, net in the accompanying consolidated balance sheet.

k.               Accrued Expenses

Accrued expenses (with items greater than 5% of total current liabilities shown separately) consist of the following:

	December 31,
	2009	2010
Interest	$67,920	$59,774
Payroll and vacation	71,166	77,423
Incentive compensation	55,373	26,547
Self-insured liabilities (Note 10.b.)	41,106	43,901
Income taxes	21,764	29,484
Other	126,353	147,927
	$383,682	$385,056

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

l.                  Revenues

Our revenues consist of storage revenues as well as service revenues and are reflected net of sales and value added taxes. Storage revenues, which are considered a key performance indicator for the information management services industry, consist primarily of recurring periodic charges related to the storage of materials or data (generally on a per unit basis). Service revenues are comprised of charges for related core service activities and a wide array of complementary products and services. Included in core service revenues are: (1) the handling of records, including the addition of new records, temporary removal of records from storage, refiling of removed records, destruction of records, and permanent withdrawals from storage; (2) courier operations, consisting primarily of the pickup and delivery of records upon customer request; (3) secure shredding of sensitive documents; and (4) other recurring services, including hybrid services and recurring project revenues. Our complementary services revenues include special project work, data restoration projects, fulfillment services, consulting services, technology services and product sales (including specially designed storage containers and related supplies). Our secure shredding revenues include the sale of recycled paper (included in complementary services revenues), the price of which can fluctuate from period to period, adding to the volatility and reducing the predictability of that revenue stream.

We recognize revenue when the following criteria are met: persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectability of the resulting receivable is reasonably assured. Storage and service revenues are recognized in the month the respective storage or service is provided and customers are generally billed on a monthly basis on contractually agreed-upon terms. Amounts related to future storage or prepaid service contracts for customers where storage fees or services are billed in advance are accounted for as deferred revenue and recognized ratably over the applicable storage or service period or when the service is performed. Revenue from the sales of products, which is included as a component of service revenues, is recognized when shipped to the customer and title has passed to the customer.

m.            Rent Normalization

We have entered into various leases for buildings that expire over various terms. Certain leases have fixed escalation clauses (excluding those tied to CPI or other inflation-based indices) or other features (including return to original condition, primarily in the United Kingdom) which require normalization of the rental expense over the life of the lease resulting in deferred rent being reflected in the accompanying consolidated balance sheets. In addition, we have assumed various above and below market leases in connection with certain of our acquisitions. The difference between the present value of these lease obligations and the market rate at the date of the acquisition was recorded as a deferred rent liability or other long-term asset and is being amortized over the remaining lives of the respective leases.

n.              Stock-Based Compensation

We record stock-based compensation expense, utilizing the straight-line method, for the cost of stock options, restricted stock, restricted stock units and shares of stock issued under the employee stock purchase plan (together, “Employee Stock-Based Awards”).

Stock-based compensation expense for Employee Stock-Based Awards included in the accompanying consolidated statements of operations for the years ended December 31, 2008, 2009 and 2010 was $18,988, including $2,913 in discontinued operations, ($15,682 after tax or $0.08 per basic and diluted share), $18,703, including $3,493 in discontinued operations, ($14,716 after tax or $0.07 per basic and diluted share) and $20,378, including $3,104 in discontinued operations, ($15,672 after tax or $0.08 per basic and diluted share), respectively.

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

Stock-based compensation expense for Employee Stock Based Awards included in the accompanying consolidated statements of operations related to continuing operations is as follows:

	Year Ended December 31,
	2008	2009	2010
Cost of sales (excluding depreciation and amortization)	$97	$248	$730
Selling, general and administrative expenses	15,978	14,962	16,544

Total stock-based compensation	$16,075	$15,210	$17,274

The benefits associated with the tax deductions in excess of recognized compensation cost are required to be reported as a financing cash flow. This requirement reduces reported operating cash flows and increases reported financing cash flows. As a result, net financing cash flows included $5,112, $5,532 and $2,252 for the years ended December 31, 2008, 2009 and 2010, respectively, from the benefits of tax deductions in excess of recognized compensation cost. We used the short form method to calculate the Additional Paid-in Capital (“APIC”) pool. The tax benefit of any resulting excess tax deduction increases the APIC pool. Any resulting tax deficiency is deducted from the APIC pool.

Stock Options

Under our various stock option plans, options were granted with exercise prices equal to the market price of the stock on the date of grant. The majority of our options become exercisable ratably over a period of five years and generally have a contractual life of ten years, unless the holder’s employment is terminated. Beginning in 2007, certain of the options we issue become exercisable ratably over a period of ten years and have a contractual life of 12 years, unless the holder’s employment is terminated. As of December 31, 2010, ten-year vesting options represent 7.5% of total outstanding options. Our directors are considered employees for purposes of our stock option plans and stock option reporting. Options granted to our non-employee directors generally become exercisable after one year.

In December 2008, we amended each of the Iron Mountain Incorporated 2002 Stock Incentive Plan, the Iron Mountain Incorporated 1997 Stock Option Plan, the LiveVault Corporation 2001 Stock Incentive Plan and the Stratify, Inc. 1999 Stock Plan (each a “Plan” and, collectively, the “Plans”) to provide that any unvested options and other awards granted under the respective Plan shall vest immediately should an employee be terminated by the Company, or terminate his or her own employment for good reason (as defined in each Plan), in connection with a vesting change in control (as defined in each Plan). The Mimosa Systems, Inc. 2009 Equity Incentive Plan and the Mimosa Systems, Inc. 2003 Stock Plan were similarly amended in June 2010.

A total of 37,536,442 shares of common stock have been reserved for grants of options and other rights under our various stock incentive plans. The number of shares available for grant at December 31, 2010 was 6,505,111.

The weighted average fair value of options granted in 2008, 2009 and 2010 was $9.49, $9.72 and $7.71 per share, respectively. The values were estimated on the date of grant using the Black-Scholes option pricing model. The following table summarizes the weighted average assumptions used for grants in the year ended December 31:

Weighted Average Assumption	2008	2009	2010
Expected volatility	26.7%	32.1%	32.8%
Risk-free interest rate	2.98%	2.64%	2.48%
Expected dividend yield	None	None	1.2%
Expected life of the option	6.6 Years	6.4 Years	6.4 Years

Expected volatility is calculated utilizing daily historical volatility over a period that equates to the expected life of the option. The risk-free interest rate was based on the U.S. Treasury interest rates whose term is consistent with the expected life of the stock options. Beginning in the first quarter of 2010, expected dividend yield was considered in the option pricing model as a result of our

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

new dividend program. The expected life (estimated period of time outstanding) of the stock options granted is estimated using the historical exercise behavior of employees.

A summary of option activity for the year ended December 31, 2010 is as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2009	12,099,361	$24.06
Granted	2,494,038	23.75
Issued in Connection with Acquisitions	257,366	8.67
Exercised	(1,046,193)	12.58
Forfeited	(1,082,650)	26.36
Expired	(581,362)	27.58
Outstanding at December 31, 2010	12,140,560	$24.30	7.09	$30,693

Options exercisable at December 31, 2010	5,949,354	$22.89	5.83	$23,845

Options expected to vest	5,637,429	$25.65	8.25	$6,377

The following table provides the aggregate intrinsic value of stock options exercised for the years ended December 31, 2008, 2009 and 2010:

	Year Ended December 31,
	2008	2009	2010
Aggregate intrinsic value of stock options exercised	$17,307	$18,929	$12,063

Restricted Stock and Restricted Stock Units

Under our various stock option plans, we may also issue grants of restricted stock or restricted stock units (“RSUs”). Our restricted stock and RSUs generally have a four- to five-year vesting period. The fair value of restricted stock and RSUs is the excess of the market price of our common stock at the date of grant over the exercise price (which is typically zero).

A summary of restricted stock and RSUs activity for the year ended December 31, 2010 is as follows:

	Restricted Stock and RSUs	Weighted- Average Grant-Date Fair Value
Non-vested at December 31, 2009	2,276	$28.36
Granted	166,397	22.46
Vested	(452)	28.35
Forfeited	—	—
Non-vested at December 31, 2010	168,221	$22.53

The total fair value of shares vested for the years ended December 31, 2008, 2009 and 2010 was $823, $0 and $13, respectively.

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

Employee Stock Purchase Plan

We offer an employee stock purchase plan in which participation is available to substantially all U.S. and Canadian employees who meet certain service eligibility requirements (the “ESPP”). The ESPP provides a way for our eligible employees to become stockholders on favorable terms. The ESPP provides for the purchase of our common stock by eligible employees through successive offering periods. We generally have two six-month offering periods per year, the first of which begins June 1 and ends November 30 and the second of which begins December 1 and ends May 31. During each offering period, participating employees accumulate after-tax payroll contributions, up to a maximum of 15% of their compensation, to pay the exercise price of their options. Participating employees may withdraw from an offering period before the purchase date and obtain a refund of the amounts withheld as payroll deductions. At the end of the offering period, outstanding options are exercised, and each employee’s accumulated contributions are used to purchase our common stock. The price for shares purchased under the ESPP is 95% of the fair market price at the end of the offering period, without a look-back feature. As a result, we do not recognize compensation cost for the ESPP shares purchased. The ESPP was amended and approved by our stockholders on May 26, 2005 and the number of shares available for purchase under the ESPP was increased to 3,487,500. For the years ended December 31, 2008, 2009 and 2010, there were 305,151 shares, 258,680 shares and 257,381 shares, respectively, purchased under the ESPP. The number of shares available for purchase under the ESPP at December 31, 2010 was 554,320.

As of December 31, 2010, unrecognized compensation cost related to the unvested portion of our Employee Stock-Based Awards was $52,296 and is expected to be recognized over a weighted-average period of 3.7 years.

We generally issue shares for the exercises of stock options, restricted stock, RSUs and shares under our ESPP from unissued reserved shares.

o.              Income Taxes

Accounting for income taxes requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the tax and financial reporting basis of assets and liabilities and for loss and credit carryforwards. Valuation allowances are provided when recovery of deferred tax assets is not considered more likely than not. We have elected to recognize interest and penalties associated with uncertain tax positions as a component of the provision for income taxes in the accompanying consolidated statements of operations.

p.              Income (Loss) Per Share—Basic and Diluted

Basic income (loss) per common share is calculated by dividing income (loss) by the weighted average number of common shares outstanding. The calculation of diluted income (loss) per share is consistent with that of basic income (loss) per share but gives effect to all potential common shares (that is, securities such as options, warrants or convertible securities) that were outstanding during the period, unless the effect is antidilutive.

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

The following table presents the calculation of basic and diluted income (loss) per share:

	Year Ended December 31,
	2008	2009	2010

Income (Loss) from continuing operations	$92,881	$233,925	$167,020
Income (Loss) from discontinued operations (see Note 14)	$(10,938)	$(11,619)	$(216,012)
Net income (loss) attributable to Iron Mountain Incorporated	$82,037	$220,877	$(53,900)

Weighted-average shares—basic	201,279,000	202,812,000	201,991,000
Effect of dilutive potential stock options	2,004,974	1,458,777	—
Effect of dilutive potential restricted stock and RSUs	6,189	41	—

Weighted-average shares—diluted	203,290,163	204,270,818	201,991,000

Earnings (Losses) per share—basic:
Income (Loss) from continuing operations	$0.46	$1.15	$0.83
Income (Loss) from discontinued operations (see Note 14)	$(0.05)	$(0.06)	$(1.07)
Net income (loss) attributable to Iron Mountain Incorporated - basic	$0.41	$1.09	$(0.27)

Earnings (Losses) per share—diluted:
Income (Loss) from continuing operations	$0.46	$1.15	$0.83
Income (Loss) from discontinued operations (see Note 14)	$(0.05)	$(0.06)	$(1.07)
Net income (loss) attributable to Iron Mountain Incorporated - diluted	$0.40	$1.08	$(0.27)

Antidilutive stock options and RSUs, excluded from the calculation	4,065,455	8,085,784	9,305,328

q.              New Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (the “FASB”) issued amended guidance on multiple-deliverable revenue arrangements and software revenue recognition. The multiple-deliverable revenue arrangements updates to the FASB Accounting Standards Codification™ (the “Codification”) apply to all deliverables in contractual arrangements in all industries in which a vendor will perform multiple revenue-generating activities. The change to the Codification creates a selling price hierarchy that an entity must use as evidence of fair value in separately accounting for all deliverables on a relative-selling-price basis which qualify for separation. The selling price hierarchy includes: (1) vendor-specific objective evidence; (2) third-party evidence; and (3) estimated selling price. Broadly speaking, this update to the Codification will result in the possibility for some entities to recognize revenue earlier and more closely align with the economics of certain revenue arrangements if the other criteria for separation (e.g. standalone value to the customer) are met. The software revenue recognition guidance was issued to address factors that entities should consider when determining whether the software and non-software components of a product function together to deliver the product’s essential functionality. The software revenue recognition updates to the Codification will allow revenue arrangements in which software and non-software components deliver together a product’s essential functionality to follow the multiple-deliverable revenue recognition criteria as opposed to the criteria applicable to software revenue recognition. Both updates are effective for fiscal years beginning on or after June 15, 2010 and apply prospectively to new or materially modified revenue arrangements after its effective date. We do not expect adoption to have a material impact on our consolidated financial statements and results of operations.

r.                 Allowance for Doubtful Accounts and Credit Memo Reserves

We maintain an allowance for doubtful accounts and credit memos for estimated losses resulting from the potential inability of our customers to make required payments and disputes regarding billing and service issues. When calculating the allowance, we consider our past loss experience, current and prior trends in our aged receivables and credit memo activity, current economic conditions, and specific circumstances of individual receivable balances. If the financial condition of our customers were to significantly change, resulting in a significant improvement or impairment of their ability to make payments, an adjustment of the allowance may be required. We consider accounts receivable to be delinquent after such time as reasonable means of collection have been exhausted. We charge-off uncollectible balances as circumstances warrant, generally, no later than one year past due.

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

Rollforward of allowance for doubtful accounts and credit memo reserves is as follows:

Year Ended December 31,	Balance at Beginning of the Year	Credit Memos Charged to Revenue	Allowance for Bad Debts Charged to Expense	Other(1)	Deductions(2)	Balance at End of the Year
2008	$16,412	$30,873	$10,275	$(1,820)	$(38,898)	$16,842
2009	16,842	39,182	9,880	762	(45,835)	20,831
2010	20,831	42,313	11,444	(671)	(52,372)	21,545

(1)  Primarily consists of recoveries of previously written-off accounts receivable, allowances of businesses acquired and the impact associated with currency translation adjustments.

(2)  Primarily consists of the write-off of accounts receivable.

s.               Concentrations of Credit Risk

Financial instruments that potentially subject us to market risk consist principally of cash and cash equivalents (including money market funds and time deposits), restricted cash (primarily U.S. treasuries) and accounts receivable. The only significant concentrations of liquid investments as of December 31, 2010 relates to cash and cash equivalents and restricted cash held on deposit with seven global banks and four “Triple A” rated money market funds which we consider to be large, highly rated investment grade institutions. As of December 31, 2010, our cash and cash equivalent and restricted cash balance was $293,798, including money market funds and time deposits amounting to $241,151. A substantial portion of these money market funds are invested in U.S. treasuries.

t.                 Fair Value Measurements

Entities are permitted under GAAP to elect to measure many financial instruments and certain other items at either fair value or cost. We did not elect the fair value measurement option for any of our financial assets or liabilities.

Our financial assets or liabilities are measured using inputs from the three levels of the fair value hierarchy. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The three levels are as follows:

Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date.

Level 2—Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3—Unobservable inputs that reflect our assumptions about the assumptions that market participants would use in pricing the asset or liability.

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

The following tables provide the assets and liabilities carried at fair value measured on a recurring basis as of December 31, 2009 and 2010, respectively:

		Fair Value Measurements at December 31, 2009 Using
Description	Total Carrying Value at December 31, 2009	Quoted prices in active markets (Level 1)		Significant other observable inputs (Level 2)		Significant unobservable inputs (Level 3)
Money Market Funds(1)	$265,904	$—		$265,904		$—
Time Deposits(1)	115,695	—		115,695		—
Trading Securities	10,168	8,061	(2)	2,107	(1)	—
Derivative Assets(3)	4,115	—		4,115		—

		Fair Value Measurements at December 31, 2010 Using
Description	Total Carrying Value at December 31, 2010	Quoted prices in active markets (Level 1)		Significant other observable inputs (Level 2)		Significant unobservable inputs (Level 3)
Money Market Funds(1)	$107,129	$—		$107,129		$—
Time Deposits(1)	134,022	—		134,022		—
Trading Securities	9,215	8,527	(2)	688	(1)	—
Derivative Assets(3)	2,500	—		2,500		—
Derivative Liabilities(3)	2,440	—		2,440		—

(1)                    Money market funds and time deposits (including certain trading securities) are measured based on quoted prices for similar assets and/or subsequent transactions.

(2)                    Securities are measured at fair value using quoted market prices.

(3)                    Our derivative assets and liabilities primarily relate to short-term (six months or less) foreign currency contracts that we have entered into to hedge our intercompany exposures denominated in British pounds sterling and Australian dollars. We calculate the fair value of such forward contracts by adjusting the spot rate utilized at the balance sheet date for translation purposes by an estimate of the forward points observed in active markets.

Disclosures are required in the financial statements for items measured at fair value on a non-recurring basis. We did not have any material items that are measured at fair value on a non-recurring basis for the years ended December 31, 2009 and 2010, respectively, except goodwill calculated based on Level 3 inputs, more fully disclosed at Note 2.g.

u.              Available-for-sale and Trading Securities

We have one trust that holds marketable securities. Marketable securities are classified as available-for-sale or trading. As of December 31, 2009 and 2010, the fair value of the money market and mutual funds included in this trust amounted to $10,168 and $9,215, respectively, and were included in prepaid expenses and other in the accompanying consolidated balance sheets. During 2008, we classified these marketable securities included in the trust as trading, and included in other expense (income), net in the accompanying consolidated statement of operations realized and unrealized net losses of $2,563, net gains of $1,745 and net gains of $1,221 for the years ended December 31, 2008, 2009 and 2010, respectively.

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

v.              Investments

As of December 31, 2010, we have investments in joint ventures, including noncontrolling interests, in Iron Mountain Poland Holdings Limited of 20% (Poland), in Iron Mountain A/S of 20% (Denmark), in Iron Mountain Arsivleme Hizmetleri A.S. of 40% (Turkey), in Sispace AG of 15% (Switzerland) and in Kelman Technologies Inc. of 25% (U.S. and Canada). These investments are accounted for using the equity method because we exercise significant influence over these entities and their operations. As of December 31, 2009 and 2010, the carrying value related to our equity investments was $9,148 and $9,663, respectively, included in other assets in the accompanying consolidated balance sheets.

w.            Accumulated Other Comprehensive Items, Net

Accumulated other comprehensive items, net consists of foreign currency translation adjustments as of December, 31, 2009 and 2010, respectively.

x.                Other Expense (Income), Net

Other expense (income), net consists of the following:

	Year Ended December 31,
	2008	2009	2010
Foreign currency transaction losses (gains), net	$29,318	$(12,921)	$5,664
Debt extinguishment expense, net	418	3,031	1,792
Other, net	1,769	(2,596)	1,579
	$31,505	$(12,486)	$9,035

y.              Reclassifications

In conjunction with our implementation of a new enterprise management reporting system in the fourth quarter of 2010, we noted inconsistencies in the mapping of certain revenue accounts between storage and service. As a result, we have adjusted previously reported amounts to reduce storage revenues and increase service revenues by $29,211, $28,753, and $28,526 for the years ended December 31, 2008, 2009 and 2010, respectively. There was no change in total consolidated reported revenues.

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

3. Derivative Instruments and Hedging Activities

We have entered into a number of forward contracts to hedge our exposures in British pounds sterling. As of December 31, 2010, we had an outstanding forward contract to purchase $196,154 U.S. dollars and sell 125,000 British pounds sterling to hedge our intercompany exposures with IME. Additionally, in the fourth quarter of 2010, we entered into a forward contract to hedge our exposures in Australian dollars. As of December 31, 2010, we had an outstanding forward contract to purchase 54,745 Euros and sell 75,000 Australian dollars to hedge our intercompany exposures with our Australian subsidiary. At the maturity of the forward contracts, we may enter into new forward contracts to hedge movements in the underlying currencies. At the time of settlement, we either pay or receive the net settlement amount from the forward contract and recognize this amount in other (income) expense, net in the accompanying statement of operations as a realized foreign exchange gain or loss. At the end of each month, we mark the outstanding forward contracts to market and record an unrealized foreign exchange gain or loss for the mark-to-market valuation. We have not designated these forward contracts as hedges. During the years ended December 31, 2008, 2009 and 2010, there was $24,145 in net cash receipts, $2,392 in net cash disbursements and $2,030 in net cash receipts, respectively, included in cash from operating activities related to settlements associated with these foreign currency forward contracts. The following table provides the fair value of our derivative instruments as of December 31, 2009 and 2010 and their gains and losses for the years ended December 31, 2008, 2009 and 2010:

	Asset Derivatives
	December 31,
	2009		2010
Derivatives Not Designated as Hedging Instruments	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Foreign exchange contracts	Current assets	$4,115	Current assets	$2,500
Total		$4,115		$2,500

	Liability Derivatives
	December 31,
	2009		2010
Derivatives Not Designated as Hedging Instruments	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Foreign exchange contracts	Current liabilities	$—	Current liabilities	$2,440
Total		$—		$2,440

	Location of (Gain) Loss	Amount of (Gain) Loss Recognized in Income on Derivatives
	Recognized in Income	December 31,
Derivatives Not Designated as Hedging Instruments	on Derivative	2008	2009	2010
Foreign exchange contracts	Other (income) expense, net	$(36,886)	$11,952	$2,025
Total		$(36,886)	$11,952	$2,025

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

3. Derivative Instruments and Hedging Activities (Continued)

In the third quarter of 2007, we designated a portion of our 6 3/4% Euro Senior Subordinated Notes due 2018 issued by IMI (the “6 3/4% Euro Notes”) as a hedge of net investment of certain of our Euro denominated subsidiaries. For the years ended December 31, 2008, 2009 and 2010, we designated on average 167,578, 95,500 and 74,750 Euros, respectively, of the 6 3/4% Euro Notes as a hedge of net investment of certain of our Euro denominated subsidiaries. As a result, we recorded foreign exchange gains of $10,471 ($6,296, net of tax) related to the change in fair value of such debt due to currency translation adjustments which is a component of accumulated other comprehensive items, net included in stockholders’ equity for the year ended December 31, 2008. We recorded foreign exchange gains of $1,863 ($989, net of tax) related to the change in fair value of such debt due to currency translation adjustments which is a component of accumulated other comprehensive items, net included in stockholders’ equity for the year ended December 31, 2009. We recorded foreign exchange gains of $7,392 ($4,620, net of tax) related to the change in fair value of such debt due to currency translation adjustments which is a component of accumulated other comprehensive items, net included in stockholders’ equity for the year ended December 31, 2010. As of December 31, 2010, net gains of $7,978 are recorded in accumulated other comprehensive items, net associated with this net investment hedge.

4. Debt

Long-term debt consists of the following:

	December 31, 2009		December 31, 2010
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Revolving Credit Facility(1)	$21,799	$21,799	$—	$—
Term Loan Facility(1)	400,300	400,300	396,200	396,200
7 1/4% GBP Senior Subordinated Notes due 2014 (the “7 1/4% Notes”)(2)(3)	238,920	236,531	232,530	234,855
7 3/4% Senior Subordinated Notes due 2015 (the “7 3/4% Notes”)(2)(3)	435,856	433,411	233,234	231,683
6 5/8% Senior Subordinated Notes due 2016 (the “6 5/8% Notes”)(2)(3)	317,035	313,200	317,529	321,592
7 1/2% CAD Senior Subordinated Notes due 2017 (the “Subsidiary Notes”)(2)(4)	166,810	165,142	175,306	182,099
8 3/4% Senior Subordinated Notes due 2018 (the “8 3/4% Notes”)(2)(3)	200,000	207,750	200,000	209,625
8% Senior Subordinated Notes due 2018 (the “8% Notes”)(2)(3)	49,749	48,464	49,777	53,756
6 3/4% Euro Senior Subordinated Notes due 2018 (the “6 3/4% Notes”)(2)(3)	363,166	343,562	338,129	337,631
8% Senior Subordinated Notes due 2020 (the “8% Notes due 2020”)(2)(3)	300,000	305,250	300,000	316,313
8 3/8% Senior Subordinated Notes due 2021 (the “8 3/8% Notes”)(2)(3)	548,002	567,188	548,174	589,188
Real Estate Mortgages, Capital Leases and Other(5)	209,066	209,066	218,189	218,189
Total Long-term Debt	3,250,703		3,009,068
Less Current Portion(6)	(39,480)		(96,603)

Long-term Debt, Net of Current Portion	$3,211,223		$2,912,465

(1)               The capital stock or other equity interests of most of our U.S. subsidiaries, and up to 66% of the capital stock or other equity interests of our first tier foreign subsidiaries, are pledged to secure these debt instruments, together with all intercompany obligations of foreign subsidiaries owed to us or to one of our U.S. subsidiary guarantors. The fair value of this long-term debt approximates the carrying value (as borrowings under these debt instruments are based on current variable market interest rates as of December 31, 2009 and 2010, respectively).

(2)               The fair values of these debt instruments are based on quoted market prices for these notes on December 31, 2009 and 2010, respectively.

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

4. Debt (Continued)

(3)               Collectively referred to as the Parent Notes. IMI is the direct obligor on the Parent Notes, which are fully and unconditionally guaranteed, on a senior subordinated basis, by substantially all of its direct and indirect 100% owned U.S. subsidiaries (the “Guarantors”). These guarantees are joint and several obligations of the Guarantors. Iron Mountain Canada Corporation (“Canada Company”) and the remainder of our subsidiaries do not guarantee the Parent Notes.

(4)               Canada Company is the direct obligor on the Subsidiary Notes, which are fully and unconditionally guaranteed, on a senior subordinated basis, by IMI and the Guarantors. These guarantees are joint and several obligations of IMI and the Guarantors.

(5)               Includes (a) real estate mortgages of $6,564 and $7,492 as of December 31, 2009 and 2010, respectively, which bear interest at rates ranging from 1.8% to 7.3% and are payable in various installments through 2023, (b) capital lease obligations of $193,738 and $201,857 as of December 31, 2009 and 2010, respectively, which bear a weighted average interest rate of 6.1% as of December 31, 2010 and (c) other various notes and other obligations, which were assumed by us as a result of certain acquisitions, of $8,764 and $8,840 as of December 31, 2009 and 2010, respectively, and bear a weighted average interest rate of 9.5% as of December 31, 2010. We believe the fair value of this debt approximates its carrying value.

(6)               Includes $51,694 associated with the 7 3/4% Notes which we fully redeemed in January 2011. This amount represents the portion of the redemption funded with cash on-hand. The remaining funds were drawn under the revolving credit facility.

a.      Revolving Credit Facility and Term Loans

Our credit facility consists of (i) revolving credit facilities under which we can borrow, subject to certain limitations as defined in the credit agreement we entered into on April 16, 2007 governing this facility (the “Credit Agreement”), up to an aggregate amount of $765,000 (including Canadian dollar and multi-currency revolving credit facilities), and (ii) a $410,000 term loan facility. Our revolving credit facility is supported by a group of 24 banks. Our subsidiaries, Canada Company and Iron Mountain Switzerland GmbH, may borrow directly under the Canadian revolving credit and multi-currency revolving credit facilities, respectively. Additional subsidiary borrowers may be added under the multi-currency revolving credit facility. The revolving credit facility terminates on April 16, 2012. With respect to the term loan facility, quarterly loan payments of approximately $1,000 are required through maturity on April 16, 2014, at which time the remaining outstanding principal balance of the term loan facility is due. The interest rate on borrowings under the Credit Agreement varies depending on our choice of interest rate and currency options, plus an applicable margin. IMI guarantees the obligations of each of the subsidiary borrowers under the Credit Agreement, and substantially all of our U.S. subsidiaries guarantee the obligations of IMI and the subsidiary borrowers. The capital stock or other equity interests of most of our U.S. subsidiaries, and up to 66% of the capital stock or other equity interests of our first tier foreign subsidiaries, are pledged to secure the Credit Agreement, together with all intercompany obligations of foreign subsidiaries owed to us or to one of our U.S. subsidiary guarantors. As of December 31, 2010, we had no outstanding borrowings under the revolving credit facility; we had various outstanding letters of credit totaling $2,476. The remaining availability, based on IMI’s leverage ratio, which is calculated based on the last 12 months’ earnings before interest, taxes, depreciation and amortization (“EBITDA”), and other adjustments as defined in the Credit Agreement and current external debt, under the revolving credit facility on December 31, 2010, was $762,524. The interest rate in effect under the term loan facility was 1.8% as of December 31, 2010. For the years ended December 31, 2008, 2009 and 2010, we recorded commitment fees of $1,561, $1,953 and $2,348, respectively, based on the unused balances under our revolving credit facilities.

The Credit Agreement, our indentures and other agreements governing our indebtedness contain certain restrictive financial and operating covenants, including covenants that restrict our ability to complete acquisitions, pay cash dividends, incur indebtedness, make investments, sell assets and take certain other corporate actions. The covenants do not contain a rating trigger. Therefore, a change in our debt rating would not trigger a default under the Credit Agreement, our indentures or other agreements governing our indebtedness. Our revolving credit and term loan facilities, as well as our indentures, use EBITDA based calculations as primary measures of financial performance, including leverage ratios. IMI’s revolving credit and term leverage ratio was 3.4 and 3.0 as of December 31, 2009 and 2010, respectively, compared to a maximum allowable ratio of 5.5. Similarly, our bond leverage ratio, per the indentures, was 4.3 and 3.4 as of December 31, 2009 and 2010, respectively, compared to a maximum allowable ratio of 6.5. Noncompliance with these leverage ratios would have a material adverse effect on our financial condition and liquidity. In the fourth quarter of 2007, we designated as Excluded Restricted Subsidiaries (as defined in the indentures), certain of our subsidiaries that own our assets and conduct our operations in the United Kingdom. As a result of such designation, these subsidiaries are now subject to

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

4. Debt (Continued)

substantially all of the covenants of the indentures, except that they are not required to provide a guarantee, and the EBITDA and debt of these subsidiaries is included for purposes of calculating the leverage ratio.

b.     Notes Issued under Indentures

As of December 31, 2010, we had nine series of senior subordinated notes issued under various indentures, eight are direct obligations of the parent company, IMI; one (the Subsidiary Notes) is a direct obligation of Canada Company; and all are subordinated to debt outstanding under the Credit Agreement:

•                  150,000 British pounds sterling principal amount of notes maturing on April 15, 2014 and bearing interest at a rate of 7 1/4% per annum, payable semi-annually in arrears on April 15 and October 15;

•                  $231,255 principal amount of notes maturing on January 15, 2015 and bearing interest at a rate of 7 3/4% per annum, payable semi-annually in arrears on January 15 and July 15;

•                  $320,000 principal amount of notes maturing on January 1, 2016 and bearing interest at a rate of 6 5/8% per annum, payable semi-annually in arrears on January 1 and July 1;

•                  175,000 CAD principal amount of notes maturing on March 15, 2017 and bearing interest at a rate of 7 1/2% per annum, payable semi-annually in arrears on March 15 and September 15 (the Subsidiary Notes);

•                  $200,000 principal amount of notes maturing on July 15, 2018 and bearing interest at a rate of 8 3/4% per annum, payable semi-annually in arrears on January 15 and July 15;

•                  $50,000 principal amount of notes maturing on October 15, 2018 and bearing interest at a rate of 8% per annum, payable semi-annually in arrears on April 15 and October 15;

•                  255,000 Euro principal amount of notes maturing on October 15, 2018 and bearing interest at a rate of 6 3/4% per annum, payable semi-annually in arrears on April 15 and October 15;

•                  $300,000 principal amount of notes maturing on June 15, 2020 and bearing interest at a rate of 8% per annum, payable semi-annually in arrears on June 15 and December 15; and

•                  $550,000 principal amount of notes maturing on August 15, 2021 and bearing interest at a rate of 8 3/8% per annum, payable semi-annually in arrears on February 15 and August 15.

The Parent Notes and the Subsidiary Notes are fully and unconditionally guaranteed, on a senior subordinated basis, by substantially all of our direct and indirect 100% owned U.S. subsidiaries (the “Guarantors”). These guarantees are joint and several obligations of the Guarantors. The remainder of our subsidiaries do not guarantee the senior subordinated notes. Additionally, IMI guarantees the Subsidiary Notes. Canada Company does not guarantee the Parent Notes.

We recorded a charge to other expense (income), net of $345 in the second quarter of 2008 related to the early extinguishment of the 8 1/4% Senior Subordinated Notes due 2011 (the “8 1/4% Notes”), which consists of deferred financing costs and original issue discounts related to the 8 1/4% Notes. We recorded a charge to other expense (income), net of $3,031 in the third quarter of 2009 related to the early extinguishment of the 8 5/8% Senior Subordinated Notes due 2013 (the “8 5/8% Notes”), which consists of deferred financing costs and original issue premiums and discounts related to the 8 5/8% Notes. In September 2010, we redeemed $200,000 of the $431,255 aggregate principal amount outstanding of the 7 3/4% Notes at a redemption price of $1,012.92 for each one thousand dollars of principal amount of notes redeemed, plus accrued and unpaid interest. We recorded a charge to other expense (income), net of $1,792 in the third quarter of 2010 related to the early extinguishment of the 7 3/4% Notes being redeemed. This charge consists of the call premium and deferred financing costs, net of original issue premiums related to the 7 3/4% Notes that were redeemed.

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

4. Debt (Continued)

Each of the indentures for the notes provides that we may redeem the outstanding notes, in whole or in part, upon satisfaction of certain terms and conditions. In any redemption, we are also required to pay all accrued but unpaid interest on the outstanding notes.

The following table presents the various redemption dates and prices of the senior subordinated notes. The redemption dates reflect the date at or after which the notes may be redeemed at our option at a premium redemption price. After these dates, the notes may be redeemed at 100% of face value:

Redemption Date	7 1/4% Notes April 15,	7 3/4% Notes January 15,	6 5/8% Notes July 1,	7 1/2% Notes March 15,	8 3/4% Notes July 15,	8% Notes October 15,	6 3/4% Notes October 15,	8% Notes July 15,	8 3/8% Notes August 15,
2010	102.417%	101.292%	101.104%	—	—	—	—	—	—
2011	101.208%	100.000%	100.000%	—	104.375%	104.000%	103.375%	—	—
2012	100.000%	100.000%	100.000%	103.750%	102.917%	102.667%	102.250%	—	—
2013	100.000%	100.000%	100.000%	102.500%	101.458%	101.333%	101.125%	104.000%	—
2014	100.000%	100.000%	100.000%	101.250%	100.000%	100.000%	100.000%	102.667%	104.188%
2015	—	100.000%	100.000%	100.000%	100.000%	100.000%	100.000%	101.333%	102.792%
2016	—	—	100.000%	100.000%	100.000%	100.000%	100.000%	100.000%	101.396%
2017	—	—	—	100.000%	100.000%	100.000%	100.000%	100.000%	100.000%

Prior to July 15, 2011, the 8 3/4% Notes are redeemable at our option, in whole or in part, at a specified make-whole price.

Prior to October 15, 2011, the 8% Notes and 6 3/4% Notes are redeemable at our option, in whole or in part, at a specified make-whole price.

Prior to June 15, 2013, the 8% Notes are redeemable at our option, in whole or in part, at a specified make-whole price.

Prior to August 15, 2014, the 8 3/8% Notes are redeemable at our option, in whole or in part, at a specified make-whole price.

Each of the indentures for the notes provides that we must repurchase, at the option of the holders, the notes at 101% of their principal amount, plus accrued and unpaid interest, upon the occurrence of a “Change of Control,” which is defined in each respective indenture. Except for required repurchases upon the occurrence of a Change of Control or in the event of certain asset sales, each as described in the respective indenture, we are not required to make sinking fund or redemption payments with respect to any of the notes.

Our indentures and other agreements governing our indebtedness contain certain restrictive financial and operating covenants including covenants that restrict our ability to complete acquisitions, pay cash dividends, incur indebtedness, make investments, sell assets and take certain other corporate actions. The covenants do not contain a rating trigger. Therefore, a change in our debt rating would not trigger a default under our indentures or other agreements governing our indebtedness.

Maturities of long-term debt, excluding (premiums) discounts, net, are as follows:

Year	Amount
2011	$96,603
2012	49,153
2013	30,137
2014	634,792
2015	189,325
Thereafter	2,013,653

$3,013,663

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

5. Selected Consolidated Financial Statements of Parent, Guarantors, Canada Company and Non-Guarantors

The following data summarizes the consolidating results of IMI on the equity method of accounting as of December 31, 2009 and 2010 and for the years ended December 31, 2008, 2009 and 2010.

The Parent Notes and the Subsidiary Notes are guaranteed by the subsidiaries referred to below as the “Guarantors.” These subsidiaries are 100% owned by the Parent. The guarantees are full and unconditional, as well as joint and several.

Additionally, IMI guarantees the Subsidiary Notes, which were issued by Canada Company. Canada Company does not guarantee the Parent Notes. The other subsidiaries that do not guarantee the Parent Notes or the Subsidiary Notes are referred to below as the “Non-Guarantors.”

	December 31, 2009
			Canada	Non-
	Parent	Guarantors	Company	Guarantors	Eliminations	Consolidated
Assets
Current Assets:
Cash and Cash Equivalents	$—	$382,588	$3,906	$60,162	$—	$446,656
Accounts Receivable	—	343,486	36,776	160,002	—	540,264
Intercompany Receivable	1,047,805	—	8,886	—	(1,056,691)	—
Assets of Discontinued Operations (See Note 14)	—	51,654	—	2,062	—	53,716
Other Current Assets	4,216	111,310	10,367	44,896	—	170,789
Total Current Assets	1,052,021	889,038	59,935	267,122	(1,056,691)	1,211,425
Property, Plant and Equipment, Net	—	1,568,017	197,272	752,745	—	2,518,034
Other Assets, Net:
Long-term Notes Receivable from Affiliates and Intercompany Receivable	2,192,476	1,000	—	—	(2,193,476)	—
Investment in Subsidiaries	1,797,439	1,534,577	—	—	(3,332,016)	—
Goodwill	—	1,609,719	191,856	574,320	—	2,375,895
Other	32,837	251,455	12,210	181,710	(457)	477,755
Assets of Discontinued Operations (See Note 14)	—	247,785	—	15,940	—	263,725
Total Other Assets, Net	4,022,752	3,644,536	204,066	771,970	(5,525,949)	3,117,375
Total Assets	$5,074,773	$6,101,591	$461,273	$1,791,837	$(6,582,640)	$6,846,834

Liabilities and Equity
Intercompany Payable	$—	$999,182	$—	$57,509	$(1,056,691)	$—
Current Portion of Long-term Debt	4,639	25,024	2,170	7,647	—	39,480
Total Other Current Liabilities	62,987	427,427	31,664	197,894	—	719,972
Liabilities of Discontinued Operations (See Note 14)	—	53,130	—	2,132	—	55,262
Long-term Debt, Net of Current Portion	2,848,927	76,728	181,318	104,250	—	3,211,223
Long-term Notes Payable to Affiliates and Intercompany Payable	1,000	2,192,476	—	—	(2,193,476)	—
Other Long-term Liabilities	3,853	531,684	24,025	90,045	(457)	649,150
Liabilities of Discontinued Operations (See Note 14)	—	12,549	—	1,727	—	14,276
Commitments and Contingencies (See Note 10)
Total Iron Mountain Incorporated Stockholders’ Equity	2,153,367	1,783,391	222,096	1,326,529	(3,332,016)	2,153,367
Noncontrolling Interests	—	—	—	4,104	—	4,104
Total Equity	2,153,367	1,783,391	222,096	1,330,633	(3,332,016)	2,157,471
Total Liabilities and Equity	$5,074,773	$6,101,591	$461,273	$1,791,837	$(6,582,640)	$6,846,834

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

5. Selected Consolidated Financial Statements of Parent, Guarantors, Canada Company and Non-Guarantors (Continued)

	December 31, 2010
			Canada	Non-
	Parent	Guarantors	Company	Guarantors	Eliminations	Consolidated
Assets
Current Assets:
Cash and Cash Equivalents	$13,909	$121,584	$37,652	$85,548	$—	$258,693
Restricted Cash	35,105	—	—	—	—	35,105
Accounts Receivable	—	327,842	41,562	163,666	—	533,070
Intercompany Receivable	1,344,802	—	9,281	—	(1,354,083)	—
Assets of Discontinued Operations (See Note 14)	—	184,790	—	17,936	—	202,726
Other Current Assets	2,601	121,681	10,878	41,048	—	176,208
Total Current Assets	1,396,417	755,897	99,373	308,198	(1,354,083)	1,205,802
Property, Plant and Equipment, Net	—	1,522,073	208,020	745,734	—	2,475,827
Other Assets, Net:
Long-term Notes Receivable from Affiliates and Intercompany Receivable	1,381,546	1,000	—	—	(1,382,546)	—
Investment in Subsidiaries	1,863,957	1,599,133	—	—	(3,463,090)	—
Goodwill	—	1,525,960	203,345	552,832	—	2,282,137
Other	27,304	236,497	13,601	168,679	(114)	445,967
Total Other Assets, Net	3,272,807	3,362,590	216,946	721,511	(4,845,750)	2,728,104
Total Assets	$4,669,224	$5,640,560	$524,339	$1,775,443	$(6,199,833)	$6,409,733

Liabilities and Equity
Intercompany Payable	$—	$1,325,593	$—	$28,490	$(1,354,083)	$—
Current Portion of Long-term Debt	56,407	24,393	2,606	13,197	—	96,603
Total Other Current Liabilities	92,339	388,242	42,614	180,626	—	703,821
Liabilities of Discontinued Operations (See Note 14)	—	53,374	—	3,848	—	57,222
Long-term Debt, Net of Current Portion	2,559,780	67,504	191,010	94,171	—	2,912,465
Long-term Notes Payable to Affiliates and Intercompany Payable	1,000	1,381,546	—	—	(1,382,546)	—
Other Long-term Liabilities	3,853	551,961	27,585	93,075	(114)	676,360
Commitments and Contingencies (See Note 10)
Total Iron Mountain Incorporated Stockholders’ Equity	1,955,845	1,847,947	260,524	1,354,619	(3,463,090)	1,955,845
Noncontrolling Interests	—	—	—	7,417	—	7,417
Total Equity	1,955,845	1,847,947	260,524	1,362,036	(3,463,090)	1,963,262
Total Liabilities and Equity	$4,669,224	$5,640,560	$524,339	$1,775,443	$(6,199,833)	$6,409,733

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

5. Selected Consolidated Financial Statements of Parent, Guarantors, Canada Company and Non-Guarantors (Continued)

	Year Ended December 31, 2008
			Canada	Non-
	Parent	Guarantors	Company	Guarantors	Eliminations	Consolidated
Revenues:
Storage	$—	$1,030,998	$92,532	$380,969	$—	$1,504,499
Service	—	854,012	98,355	393,690	—	1,346,057
Total Revenues	—	1,885,010	190,887	774,659	—	2,850,556
Operating Expenses:
Cost of Sales (Excluding Depreciation and Amortization)	—	832,879	84,216	408,446	—	1,325,541
Selling, General and Administrative	109	512,965	33,175	219,929	—	766,178
Depreciation and Amortization	182	164,539	13,755	78,779	—	257,255
Loss (Gain) on Disposal/Writedown of Property, Plant and Equipment, Net	—	7,568	21	(67)	—	7,522
Total Operating Expenses	291	1,517,951	131,167	707,087	—	2,356,496

Operating (Loss) Income	(291)	367,059	59,720	67,572	—	494,060
Interest Expense (Income), Net	209,712	(42,925)	46,849	8,812	—	222,448
Other (Income) Expense, Net	(125,361)	(1,771)	(351)	158,988	—	31,505

(Loss) Income from Continuing Operations Before Provision (Benefit) for Income Taxes	(84,642)	411,755	13,222	(100,228)	—	240,107
Provision (Benefit) for Income Taxes	—	142,756	(3,682)	8,152	—	147,226
Equity in the (Earnings) Losses of Subsidiaries, Net of Tax	(166,679)	95,532	—	—	71,147	—
Income (Loss) from Continuing Operations	82,037	173,467	16,904	(108,380)	(71,147)	92,881
(Loss) Income from Discontinued Operations (see Note 14)	—	(10,130)	—	(808)	—	(10,938)
Net Income (Loss)	82,037	163,337	16,904	(109,188)	(71,147)	81,943
Less: Net (Loss) Income Attributable to Noncontrolling Interests	—	—	—	(94)	—	(94)
Net Income (Loss) Attributable to Iron Mountain Incorporated	$82,037	$163,337	$16,904	$(109,094)	$(71,147)	$82,037

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

5. Selected Consolidated Financial Statements of Parent, Guarantors, Canada Company and Non-Guarantors (Continued)

	Year Ended December 31, 2009
			Canada	Non-
	Parent	Guarantors	Company	Guarantors	Eliminations	Consolidated
Revenues:
Storage	$—	$1,096,548	$93,244	$352,544	$—	$1,542,336
Service	—	825,393	96,764	340,172	—	1,262,329
Total Revenues	—	1,921,941	190,008	692,716	—	2,804,665
Operating Expenses:
Cost of Sales (Excluding Depreciation and Amortization)	—	778,296	80,205	356,288	—	1,214,789
Selling, General and Administrative	92	523,698	32,127	201,589	—	757,506
Depreciation and Amortization	231	189,990	15,717	74,867	—	280,805
Loss (Gain) on Disposal/Writedown of Property, Plant and Equipment, Net	—	1,205	123	(1,160)	—	168
Total Operating Expenses	323	1,493,189	128,172	631,584	—	2,253,268

Operating (Loss) Income	(323)	428,752	61,836	61,132	—	551,397
Interest Expense (Income), Net	202,947	(41,320)	42,066	10,947	—	214,640
Other Expense (Income), Net	44,642	(5,131)	(2)	(51,995)	—	(12,486)

(Loss) Income from Continuing Operations Before Provision (Benefit) for Income Taxes	(247,912)	475,203	19,772	102,180	—	349,243
Provision (Benefit) for Income Taxes	—	102,295	3,624	9,399	—	115,318
Equity in the (Earnings) Losses of Subsidiaries, Net of Tax	(468,789)	(102,601)	—	—	571,390	—
Income (Loss) from Continuing Operations	220,877	475,509	16,148	92,781	(571,390)	233,925
(Loss) Income from Discontinued Operations (see Note 14)	—	(10,168)	—	(1,451)	—	(11,619)
Net Income (Loss)	220,877	465,341	16,148	91,330	(571,390)	222,306
Less: Net Income (Loss) Attributable to Noncontrolling Interests	—	—	—	1,429	—	1,429
Net Income (Loss) Attributable to Iron Mountain Incorporated	$220,877	$465,341	$16,148	$89,901	$(571,390)	$220,877

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS(Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

5. Selected Consolidated Financial Statements of Parent, Guarantors, Canada Company and Non-Guarantors (Continued)

	Year Ended December 31, 2010
			Canada	Non-
	Parent	Guarantors	Company	Guarantors	Eliminations	Consolidated
Revenues:
Storage	$—	$1,116,629	$110,768	$380,404	$—	$1,607,801
Service	—	839,511	113,498	355,846	—	1,308,855
Total Revenues	—	1,956,140	224,266	736,250	—	2,916,656
Operating Expenses:
Cost of Sales (Excluding Depreciation and Amortization)	—	746,479	86,352	371,623	—	1,204,454
Selling, General and Administrative	68	516,664	36,587	224,561	—	777,880
Depreciation and Amortization	223	201,534	18,818	86,798	—	307,373
Goodwill Impairment	—	84,611	—	1,298	—	85,909
(Gain) Loss on Disposal/Writedown of Property, Plant and Equipment, Net	—	(1,039)	196	(10,151)	—	(10,994)
Total Operating Expenses	291	1,548,249	141,953	674,129	—	2,364,622

Operating (Loss) Income	(291)	407,891	82,313	62,121	—	552,034
Interest Expense (Income), Net	194,689	(41,770)	44,898	8,693	—	206,510
Other (Income) Expense, Net	(22,662)	(1,882)	18	33,561	—	9,035

(Loss) Income from Continuing Operations Before Provision (Benefit) for Income Taxes	(172,318)	451,543	37,397	19,867	—	336,489
Provision (Benefit) for Income Taxes	—	153,666	11,142	4,661	—	169,469
Equity in the (Earnings) Losses of Subsidiaries, Net of Tax	(118,418)	(34,014)	—	—	152,432	—
(Loss) Income from Continuing Operations	(53,900)	331,891	26,255	15,206	(152,432)	167,020
(Loss) Income from Discontinued Operations (see Note 14)	—	(215,479)	—	(533)	—	(216,012)
Net (Loss) Income	(53,900)	116,412	26,255	14,673	(152,432)	(48,992)
Less: Net Income (Loss) Attributable to Noncontrolling Interests	—	—	—	4,908	—	4,908
Net (Loss) Income Attributable to Iron Mountain Incorporated	$(53,900)	$116,412	$26,255	$9,765	$(152,432)	$(53,900)

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

5. Selected Consolidated Financial Statements of Parent, Guarantors, Canada Company and Non-Guarantors (Continued)

	Year Ended December 31, 2008
			Canada	Non-
	Parent	Guarantors	Company	Guarantors	Eliminations	Consolidated
Cash Flows from Operating Activities:
Cash Flows from Operating Activities-Continuing Operations	$(175,781)	$545,445	$14,041	$129,228	$—	$512,933
Cash Flows from Operating Activities-Discontinued Operations	—	24,982	—	(886)	—	24,096
Cash Flows from Operating Activities	(175,781)	570,427	14,041	128,342	—	537,029
Cash Flows from Investing Activities:
Capital expenditures	—	(190,716)	(12,493)	(150,613)	—	(353,822)
Cash paid for acquisitions, net of cash acquired	—	(35,424)	—	(21,208)	—	(56,632)
Intercompany loans to subsidiaries	50,007	(57,558)	—	—	7,551	—
Investment in subsidiaries	(12,970)	(12,970)	—	—	25,940	—
Additions to customer relationship and acquisition costs	—	(8,795)	(416)	(4,930)	—	(14,141)
Investments in joint ventures	—	—	—	(1,709)	—	(1,709)
Proceeds from sales of property and equipment and other, net	—	927	33	(1,310)	—	(350)
Cash Flows from Investing Activities-Continuing Operations	37,037	(304,536)	(12,876)	(179,770)	33,491	(426,654)
Cash Flows from Investing Activities-Discontinued Operations	(1,374)	(32,819)	—	(1,495)	2,748	(32,940)
Cash Flows from Investing Activities	35,663	(337,355)	(12,876)	(181,265)	36,239	(459,594)
Cash Flows from Financing Activities:
Repayment of revolving credit and term loan facilities and other debt	(880,451)	(14,993)	(44,729)	(17,158)	—	(957,331)
Proceeds from revolving credit and term loan facilities and other debt	776,650	114	11,212	10,313	—	798,289
Early retirement of senior subordinated notes	(71,881)	—	—	—	—	(71,881)
Net proceeds from sale of senior subordinated notes	295,500	—	—	—	—	295,500
Debt financing (repayment to) and equity contribution from (distribution to) noncontrolling interests, net	—	—	—	960	—	960
Intercompany loans from parent	—	(49,856)	35,856	21,551	(7,551)	—
Equity contribution from parent	—	12,970	—	12,970	(25,940)	—
Proceeds from exercise of stock options and employee stock purchase plan	16,145	—	—	—	—	16,145
Excess tax benefits from stock-based compensation	5,112	—	—	—	—	5,112
Payment of debt financing costs	(957)	—	(28)	—	—	(985)
Cash Flows from Financing Activities-Continuing Operations	140,118	(51,765)	2,311	28,636	(33,491)	85,809
Cash Flows from Financing Activities-Discontinued Operations	—	1,374	—	2,933	(2,748)	1,559
Cash Flows from Financing Activities	140,118	(50,391)	2,311	31,569	(36,239)	87,368
Effect of exchange rates on cash and cash equivalents	—	—	(1,936)	(10,104)	—	(12,040)
Increase (Decrease) in cash and cash equivalents	—	182,681	1,540	(31,458)	—	152,763
Cash and cash equivalents, beginning of period	—	27,955	15,529	82,123	—	125,607
Cash and cash equivalents, end of period	$—	$210,636	$17,069	$50,665	$—	$278,370

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

5. Selected Consolidated Financial Statements of Parent, Guarantors, Canada Company and Non-Guarantors (Continued)

	Year Ended December 31, 2009
			Canada	Non-
	Parent	Guarantors	Company	Guarantors	Eliminations	Consolidated
Cash Flows from Operating Activities:
Cash Flows from Operating Activities-Continuing Operations	$(186,314)	$602,593	$38,154	$131,330	$—	$585,763
Cash Flows from Operating Activities-Discontinued Operations	—	31,470	—	(322)	—	31,148
Cash Flows from Operating Activities	(186,314)	634,063	38,154	131,008	—	616,911
Cash Flows from Investing Activities:
Capital expenditures	—	(153,995)	(22,042)	(114,912)	—	(290,949)
Cash paid for acquisitions, net of cash acquired	—	(256)	—	(1,777)	—	(2,033)
Intercompany loans to subsidiaries	284,604	17,807	—	—	(302,411)	—
Investment in subsidiaries	(164,256)	(164,256)	—	—	328,512	—
Additions to customer relationship and acquisition costs	—	(6,711)	(520)	(3,510)	—	(10,741)
Investments in joint ventures	—	—	—	(3,114)	—	(3,114)
Proceeds from sales of property and equipment and other, net	—	3,717	45	829	—	4,591
Cash Flows from Investing Activities-Continuing Operations	120,348	(303,694)	(22,517)	(122,484)	26,101	(302,246)
Cash Flows from Investing Activities-Discontinued Operations	—	(20,261)	—	(1,559)	—	(21,820)
Cash Flows from Investing Activities	120,348	(323,955)	(22,517)	(124,043)	26,101	(324,066)
Cash Flows from Financing Activities:
Repayment of revolving credit and term loan facilities and other debt	(54,150)	(18,438)	(192,097)	(19,701)	—	(284,386)
Proceeds from revolving credit and term loan facilities and other debt	—	—	—	33,944	—	33,944
Early retirement of senior subordinated notes	(447,874)	—	—	—	—	(447,874)
Net proceeds from sale of senior subordinated notes	539,688	—	—	—	—	539,688
Debt financing (repayment to) and equity contribution from (distribution to) noncontrolling interests, net	—	—	—	1,064	—	1,064
Intercompany loans from parent	—	(283,974)	5,751	(24,188)	302,411	—
Equity contribution from parent	—	164,256	156,655	7,601	(328,512)	—
Proceeds from exercise of stock options and employee stock purchase plan	24,233	—	—	—	—	24,233
Excess tax benefits from stock-based compensation	5,532	—	—	—	—	5,532
Payment of debt financing costs	(1,463)	—	(37)	(55)	—	(1,555)
Cash Flows from Financing Activities-Continuing Operations	65,966	(138,156)	(29,728)	(1,335)	(26,101)	(129,354)
Cash Flows from Financing Activities-Discontinued Operations	—	—	—	(338)	—	(338)
Cash Flows from Financing Activities	65,966	(138,156)	(29,728)	(1,673)	(26,101)	(129,692)
Effect of exchange rates on cash and cash equivalents	—	—	928	4,205	—	5,133
Increase (Decrease) in cash and cash equivalents	—	171,952	(13,163)	9,497	—	168,286
Cash and cash equivalents, beginning of period	—	210,636	17,069	50,665	—	278,370
Cash and cash equivalents, end of period	$—	$382,588	$3,906	$60,162	$—	$446,656

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

5. Selected Consolidated Financial Statements of Parent, Guarantors, Canada Company and Non-Guarantors (Continued)

	Year Ended December 31, 2010
			Canada	Non-
	Parent	Guarantors	Company	Guarantors	Eliminations	Consolidated
Cash Flows from Operating Activities:
Cash Flows from Operating Activities-Continuing Operations	$(180,588)	$578,159	$56,113	$149,631	$—	$603,315
Cash Flows from Operating Activities-Discontinued Operations	—	19,347	—	2,478	—	21,825
Cash Flows from Operating Activities	(180,588)	597,506	56,113	152,109	—	625,140
Cash Flows from Investing Activities:
Capital expenditures	—	(137,937)	(16,593)	(105,007)	—	(259,537)
Cash paid for acquisitions, net of cash acquired	—	(1,970)	(3,705)	(13,348)	—	(19,023)
Intercompany loans to subsidiaries	577,316	34,465	—	—	(611,781)	—
Investment in subsidiaries	(10,258)	(35,124)	—	—	45,382	—
Investment in restricted cash	(35,102)	—	—	—	—	(35,102)
Additions to customer relationship and acquisition costs	—	(9,332)	(594)	(3,276)	—	(13,202)
Proceeds from sales of property and equipment and other, net	—	5,867	93	16,677	—	22,637
Cash Flows from Investing Activities-Continuing Operations	531,956	(144,031)	(20,799)	(104,954)	(566,399)	(304,227)
Cash Flows from Investing Activities-Discontinued Operations	(1,796)	(129,972)	—	(267)	3,592	(128,443)
Cash Flows from Investing Activities	530,160	(274,003)	(20,799)	(105,221)	(562,807)	(432,670)
Cash Flows from Financing Activities:
Repayment of revolving credit and term loan facilities and other debt	(4,100)	(24,226)	(2,504)	(71,832)	—	(102,662)
Proceeds from revolving credit and term loan facilities and other debt	—	—	—	53,567	—	53,567
Early retirement of senior subordinated notes	(202,584)	—	—	—	—	(202,584)
Debt financing (repayment to) and equity contribution from (distribution to) noncontrolling interests, net	—	—	—	169	—	169
Intercompany loans from parent	—	(572,335)	122	(39,568)	611,781	—
Equity contribution from parent	—	10,258	—	35,124	(45,382)	—
Stock repurchases	(111,563)	—	—	—	—	(111,563)
Parent cash dividends	(37,893)	—	—	—	—	(37,893)
Proceeds from exercise of stock options and employee stock purchase plan	18,225	—	—	—	—	18,225
Excess tax benefits from stock-based compensation	2,252	—	—	—	—	2,252
Cash Flows from Financing Activities-Continuing Operations	(335,663)	(586,303)	(2,382)	(22,540)	566,399	(380,489)
Cash Flows from Financing Activities-Discontinued Operations	—	1,796	—	1,051	(3,592)	(745)
Cash Flows from Financing Activities	(335,663)	(584,507)	(2,382)	(21,489)	562,807	(381,234)
Effect of exchange rates on cash and cash equivalents	—	—	814	(13)	—	801
Increase (Decrease) in cash and cash equivalents	13,909	(261,004)	33,746	25,386	—	(187,963)
Cash and cash equivalents, beginning of period	—	382,588	3,906	60,162	—	446,656
Cash and cash equivalents, end of period	$13,909	$121,584	$37,652	$85,548	$—	$258,693

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

6. Acquisitions

We account for acquisitions using the purchase method of accounting, and, accordingly, the results of operations for each acquisition have been included in our consolidated results from their respective acquisition dates. Cash consideration for our various acquisitions was primarily provided through borrowings under our credit facilities and cash equivalents on-hand. We completed no acquisitions during 2009. Included in cash paid for acquisitions in the consolidated statement of cash flows for the year ended December 31, 2009 is contingent and other payments of $2,033 related to acquisitions made in prior years. The unaudited pro forma results of operations for the current and prior periods are not presented due to the insignificant impact of the 2008 and 2010 acquisitions on our consolidated results of operations. Noteworthy acquisitions are as follows:

To enhance our existing operations in the records management and information destruction business and expand our geographical footprint in North America, in May 2008, we acquired DocuVault for $31,378. DocuVault provided records storage, secure shredding and data backup services in Denver and Colorado Springs.

In May 2010 we acquired the remaining 87% interest of our joint venture in Greece (Safe doc S.A.) in a stock transaction for a cash purchase price of approximately $4,700, and we now control 100% of our Greek operations, which provide storage and records management services. The carrying value of the 13% interest that we had previously acquired and accounted for under the equity method of accounting amounted to approximately $416 and the fair value of such interest on the date of acquisition was approximately $473 and resulted in a gain being recorded on the date of the transaction to other (income) expense, net of approximately $57 during the second quarter of 2010.

A summary of the cumulative consideration paid and the allocation of the purchase price of all of the acquisitions in each respective year is as follows:

	2008		2010
Cash Paid (gross of cash acquired)	$54,541	(1)	$10,542 (1)
Fair Value of Previously Held Equity Interest	—		473
Total Consideration	54,541		11,015
Fair Value of Identifiable Assets Acquired:
Cash, Accounts Receivable, Prepaid Expenses, Deferred Income Taxes and Other	3,172		1,615
Property, Plant and Equipment(2)	4,026		2,711
Customer Relationship Assets(3)	24,989		5,189
Core Technology	2,511		—
Other Assets	996		—
Liabilities Assumed(4)	(3,922)		(3,840)
Noncontrolling Interests	4,489	(5)	(390)
Total Fair Value of Identifiable Net Assets Acquired	36,261		5,285
Recorded Goodwill	$18,280		$5,730

(1)               Included in cash paid for acquisitions in the consolidated statements of cash flows for the years ended December 31, 2008 and 2010 are contingent and other payments of $2,319 and $8,540, respectively, related to acquisitions made in previous years.

(2)               Consists primarily of racking, leasehold improvements and computer hardware and software.

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

6. Acquisitions (Continued)

(3)               The weighted average lives of customer relationship assets associated with acquisitions in 2008 and 2010 was 28 years and 10 years, respectively.

(4)               Consists primarily of accounts payable, accrued expenses, notes payable, deferred revenue and deferred income taxes.

(5)               Consisted primarily of the carrying value of noncontrolling interests in Brazil at the date of acquisition in 2008.

Allocations of the purchase price for the 2010 acquisitions were based on estimates of the fair value of net assets acquired and are subject to adjustment. The purchase price allocations of the 2010 acquisitions are subject to finalization of the assessment of the fair value of intangible assets (primarily customer relationship assets) and racking.

In connection with our acquisition in India in May 2006, we entered into a shareholder agreement. The agreement contains a put provision that would allow the noncontrolling interest holder to sell the remaining 49.9% equity interest to us beginning on the third anniversary of this agreement for the greater of fair market value or approximately 84,835 Rupees (approximately $1,872). We recorded a liability representing our estimate of the fair value of the guarantee in the amount of $360 and $0 as of December 31, 2009 and 2010, respectively.

In connection with an acquisition completed prior to January 2009, we have contingent earn-out obligations that become payable in the event the business we acquired achieves specified revenue targets and/or multiples of earnings before interest, taxes, depreciation and amortization (as defined in the purchase agreement). These payments are based on the future results of these operations and our estimate of the maximum additional contingent earn-out payments we may be required to make under such agreement as of December 31, 2010 is approximately $2,000. This amount, if paid, is due in 2012 and will be treated as additional consideration as part of the acquisition and will increase goodwill. We have also recorded $1,447, $549 and $0 of compensation expense for the years ended December 31, 2008, 2009 and 2010, respectively, in the accompanying consolidated statements of operations related to contingent consideration arrangements that require continuing employment. New accounting standards require that we must, for any acquisitions that we make on or any time after January 1, 2009, (i) estimate our contingent consideration payments at the time of the acquisition and include such amount as part of the initial purchase price allocation, and (ii) any subsequent changes in this estimate will directly impact the consolidated statement of operations.

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

7. Income Taxes

The significant components of the deferred tax assets and deferred tax liabilities are presented below:

	December 31,
	2009	2010
Deferred Tax Assets:
Accrued liabilities	$38,236	$35,700
Deferred rent	20,484	23,253
Net operating loss carryforwards	52,619	53,997
Foreign tax and research credits	60,182	61,309
Valuation Allowance	(35,417)	(73,572)
Other	37,006	47,385

	173,110	148,072
Deferred Tax Liabilities:
Other assets, principally due to differences in amortization	(257,496)	(262,876)
Plant and equipment, principally due to differences in depreciation	(330,824)	(341,526)
	(588,320)	(604,402)
Net deferred tax liability	$(415,210)	$(456,330)

We have federal net operating loss carryforwards which begin to expire in 2020 through 2024 of $30,502 ($10,676, tax effected) at December 31, 2010 to reduce future federal taxable income. We have an asset for state net operating losses of $11,834 (net of federal tax benefit), which begins to expire in 2011 through 2025, subject to a valuation allowance of approximately 99%. We have assets for foreign net operating losses of $31,487, with various expiration dates, subject to a valuation allowance of approximately 71%. We also have foreign tax credits of $60,841, which begin to expire in 2014 through 2019, subject to a valuation allowance of approximately 65%. U.S. legislative changes in 2010 reduced the expected utilization of foreign tax credits which resulted in the requirement for a valuation allowance.

Rollforward of valuation allowance is as follows:

Year Ended December 31,	Balance at Beginning of the Year	Charged (Credited) to Expense	Other Additions	Other Deductions	Balance at End of the Year
2008	$39,995	$(2,290)	$—	$—	$37,705
2009	37,705	1,418	3,334	(7,040)	35,417
2010	35,417	39,545	—	(1,390)	73,572

We receive a tax deduction upon the exercise of non-qualified stock options or upon the disqualifying disposition by employees of incentive stock options and certain shares acquired under our employee stock purchase plan for the difference between the exercise price and the market price of the underlying common stock on the date of exercise or disqualifying disposition. The tax benefit for non-qualified stock options is included in the consolidated financial statements in the period in which compensation expense is recorded. The tax benefit associated with compensation expense recorded in the consolidated financial statements related to incentive stock options is recorded in the period the disqualifying disposition occurs. All tax benefits for awards issued prior to January 1, 2003 and incremental tax benefits in excess of compensation expense recorded in the consolidated financial statements are credited directly to equity and amounted to $5,112, $5,532 and $2,252 for the years ended December 31, 2008, 2009 and 2010, respectively.

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

7. Income Taxes (Continued)

We have not provided deferred taxes on book basis differences related to certain foreign subsidiaries because such basis differences are not expected to reverse in the foreseeable future and we intend to reinvest indefinitely outside the U.S. These basis differences arose primarily through the undistributed book earnings of our foreign subsidiaries. The basis differences could be reversed through a sale of the subsidiaries, the receipt of dividends from subsidiaries and certain other events or actions on our part, which would result in an increase in our provision for income taxes. It is not practicable to calculate the amount of such basis differences.

The components of income (loss) from continuing operations before provision (benefit) for income taxes are:

	2008	2009	2010
U.S.	$325,601	$228,570	$277,670
Canada	16,875	22,060	41,474
Foreign	(102,369)	98,613	17,345
	$240,107	$349,243	$336,489

The provision (benefit) for income taxes consists of the following components:

	Year Ended December 31,
	2008	2009	2010
Federal—current	$23,279	$53,229	$76,700
Federal—deferred	100,027	24,682	43,810
State—current	12,315	17,913	32,416
State—deferred	7,627	6,786	(499)
Foreign—current	4,483	11,955	20,350
Foreign—deferred	(505)	753	(3,308)
	$147,226	$115,318	$169,469

A reconciliation of total income tax expense and the amount computed by applying the federal income tax rate of 35% to income from continuing operations before provision (benefit) for income taxes for the years ended December 31, 2008, 2009 and 2010, respectively, is as follows:

	Year Ended December 31,
	2008	2009	2010
Computed “expected” tax provision	$84,037	$122,235	$117,771
Changes in income taxes resulting from:
State taxes (net of federal tax benefit)	14,520	15,451	17,163
Increase in valuation allowance (net operating losses)	1,439	808	1,920
Increase in valuation allowance (foreign tax credits)	—	—	37,475
Impairment of goodwill and divestitures	—	—	29,772
Reserve reversal and audit settlements	—	—	(41,753)
Foreign tax rate differential	31,443	(22,232)	(5,524)
Subpart F income and foreign restructuring	5,368	984	5,943
Other, net	10,419	(1,928)	6,702
	$147,226	$115,318	$169,469

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

7. Income Taxes (Continued)

Our effective tax rates for the years ended December 31, 2008, 2009 and 2010 were 61.3%, 33.0% and 50.4%, respectively. The primary reconciling item between the federal statutory rate of 35% and our overall effective tax rate for the year ended December 31, 2010 is a goodwill impairment charge, of which a majority was non-deductible for tax purposes. U.S. legislative changes in 2010 reduced the expected utilization of foreign tax credits. Certain previously unrecognized tax benefits were recognized in 2010 due to expirations of statute of limitation periods and settlements with tax authorities in various worldwide jurisdictions. In 2009 and 2008, we had significant unrealized foreign exchange gains and losses on intercompany loans and on debt and derivative instruments in different jurisdictions with different tax rates. For 2009, foreign currency gains were recorded in lower tax jurisdictions associated with the marking-to-market of intercompany loan positions while foreign currency losses were recorded in higher tax jurisdictions associated with the marking-to-market of debt and derivative instruments, which reduced the effective tax rate by 4.6% for the year ended December 31, 2009. Our effective tax rate is higher than the statutory rate in 2008 primarily due to significant foreign exchange gains and losses in different jurisdictions with different tax rates. For 2008, foreign currency gains were recorded in higher tax jurisdictions, associated with our marking-to-market of debt and derivative instruments, while foreign currency losses were recorded in lower tax jurisdictions, associated with the marking-to-market of intercompany loan positions, which together increased the 2008 tax rate by 21.1% for the year ended December 31, 2008.

The evaluation of an uncertain tax position is a two-step process. The first step is a recognition process whereby the company determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step is a measurement process whereby a tax position that meets the more likely than not recognition threshold is calculated to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement.

We have elected to recognize interest and penalties associated with uncertain tax positions as a component of the provision (benefit) for income taxes in the accompanying consolidated statements of operations. We recorded $4,495, $4,749 and $(1,607) for gross interest and penalties for the years ended December 31, 2008, 2009 and 2010, respectively.

We had $12,874 and $11,610 accrued for the payment of interest and penalties as of December 31, 2009 and 2010, respectively.

A summary of tax years that remain subject to examination by major tax jurisdictions is as follows:

Tax Year	Tax Jurisdiction
See Below	United States
2006 to present	Canada
2009 to present	United Kingdom

The normal statute of limitations for U.S. federal tax purposes is three years from the date the tax return is filed. However, due to our net operating loss position, the U.S. government has the right to audit the amount of the net operating loss up to three years after we utilize the loss on our federal income tax return. We utilized losses from years beginning in 1993, 1997 and 1999 in our federal income tax returns for our 2007, 2008, and 2009 tax years, respectively. The normal statute of limitations for state purposes is between three to five years. However, certain of our state statute of limitations remain open for periods longer than this when audits are in progress.

We are currently under audit by the state of Massachusetts for the 2004 through 2008 tax years. We have not received any assessments to date. However, we may receive a notice of intention to assess in the range of zero to approximately $12,000, including interest and penalties. While we are unable to predict the final outcome of the audit at this time, it may result in an assessment of excise tax, which is a component of the income tax provision, or an assessment of net worth tax, which is an operating charge. We intend to defend this case vigorously. We do not expect this audit to have a material impact on our consolidated results of operations or financial condition.

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

7. Income Taxes (Continued)

We are subject to examination by various tax authorities in jurisdictions in which we have significant business operations. We regularly assess the likelihood of additional assessments by tax authorities and provide for these matters as appropriate. As of December 31, 2009 and 2010, we had approximately $88,155 and $59,891, respectively, of reserves related to uncertain tax positions included in other long-term liabilities in the accompanying consolidated balance sheets. Although we believe our tax estimates are appropriate, the final determination of tax audits and any related litigation could result in favorable or unfavorable changes in our estimates.

A reconciliation of unrecognized tax benefits is as follows:

Gross tax contingencies—December 31, 2007	$72,908
Gross additions based on tax positions related to the current year	7,735
Gross additions for tax positions of prior years	11,862
Gross reductions for tax positions of prior years	(4,504)
Lapses of statutes	(3,435)
Gross tax contingencies—December 31, 2008	$84,566
Gross additions based on tax positions related to the current year	3,166
Gross additions for tax positions of prior years	5,693
Gross reductions for tax positions of prior years	(720)
Lapses of statutes	(4,460)
Settlements	(90)
Gross tax contingencies—December 31, 2009	$88,155
Gross additions based on tax positions related to the current year	6,575
Gross additions for tax positions of prior years	9,759
Gross reductions for tax positions of prior years	(3,349)
Lapses of statutes	(33,001)
Settlements	(8,248)
Gross tax contingencies—December 31, 2010	$59,891

The reversal of all of these reserves of $59,891 ($51,279 net of federal tax benefit) as of December 31, 2010 will be recorded as a reduction of our income tax provision, if sustained. We believe that it is reasonably possible that an amount up to approximately $37,968 of our unrecognized tax positions may be recognized by the end of 2011 as a result of a lapse of statute of limitations or upon closing and settling significant audits in various worldwide jurisdictions.

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

8. Quarterly Results of Operations (Unaudited)

Quarter Ended	March 31	June 30	Sept. 30	Dec. 31
2009
Total revenues	$673,643	$693,332	$713,725	$723,965
Operating income (loss)	123,886	137,794	144,130	145,587
Income (Loss) from continuing operations	34,012	88,295	46,193	65,425
Income (Loss) from discontinued operations	(7,068)	(783)	(3,016)	(752)
Net income (loss)	26,944	87,512	43,177	64,673
Net income (loss) attributable to Iron Mountain Incorporated	28,799	87,638	43,186	61,254 (1)
Earnings (Losses) per Share-Basic
Income (Loss) per share from continuing operations	0.17	0.44	0.23	0.32
Income (Loss) per share from discontinued operations	(0.03)	(0.00)	(0.01)	(0.00)
Net income (loss) per share attributable to Iron Mountain Incorporated	0.14	0.43	0.21	0.30
Earnings (Losses) per Share-Diluted
Income (Loss) per share from continuing operations	0.17	0.43	0.23	0.32
Income (Loss) per share from discontinued operations	(0.03)	(0.00)	(0.01)	(0.00)
Net income (loss) per share attributable to Iron Mountain Incorporated	0.14	0.43	0.21	0.30

2010
Total revenues	$725,580	$724,783	$731,132	$735,161
Operating income (loss)	140,109	157,967	106,997	146,961
Income (Loss) from continuing operations	33,225	48,928	27,490	57,377
Income (Loss) from discontinued operations	(7,386)	(7,176)	(178,307)	(23,143)
Net income (loss)	25,839	41,752	(150,817)	34,234
Net income (loss) attributable to Iron Mountain Incorporated	25,566	41,292	(153,776)	33,018 (2)
Earnings (Losses) per Share-Basic
Income (Loss) per share from continuing operations	0.16	0.24	0.14	0.29
Income (Loss) per share from discontinued operations	(0.04)	(0.04)	(0.89)	(0.12)
Net income (loss) per share attributable to Iron Mountain Incorporated	0.13	0.20	(0.76)	0.16
Earnings (Losses) per Share-Diluted
Income (Loss) per share from continuing operations	0.16	0.24	0.14	0.29
Income (Loss) per share from discontinued operations	(0.04)	(0.04)	(0.89)	(0.12)
Net income (loss) per share attributable to Iron Mountain Incorporated	0.12	0.20	(0.76)	0.16

(1)                    The change in net income attributable to Iron Mountain Incorporated in the fourth quarter of 2009 compared to the third quarter of 2009 is primarily related to discrete tax benefits recorded in the fourth quarter compared to the third quarter of 2009 related to unrealized foreign exchange gains and losses in different jurisdictions at different tax rates.

(2)                    The change in net income (loss) attributable to Iron Mountain Incorporated in the fourth quarter of 2010 compared to the third quarter of 2010 is primarily related to the impact associated with the goodwill impairment charge of which $255,000 ($249,000, net of tax) was recorded in the third quarter of 2010 compared to $28,785 ($28,300, net of tax) recorded in the fourth quarter of 2010. See “Note 14. Discontinued Operations”. Discrete tax benefits recorded in the third quarter compared to charges in the fourth quarter of 2010 related to unrealized foreign exchange gains and losses in different tax jurisdictions at different tax rates also contributed to the change. Additionally, to a lesser extent, reduced operating income primarily related to increased selling, general and administrative expenses offset by reduced interest expense related to the retirement of a portion of our 7 3/4% Notes in the third quarter of 2010 also contributed to the change.

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

9. Segment Information

Beginning June 2011, as a result of the disposition of our Digital Business and our decision to sell the New Zealand Business as discussed in Note 14, we changed our reportable segments. The most significant of these changes is that the reportable segment previously referred to as the Worldwide Digital Business is no longer reported separately in our management reporting as the operations associated with the Domain Name Product Line and the Digital Business are reported as discontinued operations. Also, the intellectual property escrow services business, which we continue to own and operate and was previously reported in the Worldwide Digital Business segment, is now reported as a component of the North American Physical Business segment. Additionally, the International Physical Business segment no longer includes the New Zealand Business as these operations are reported as discontinued operations.

Our operating segments and Corporate are as follows:

•        North American Physical Business—throughout the United States and Canada, the storage of paper documents, as well as all other media such as microfilm and microfiche, master audio and videotapes, film, X-rays and blueprints, including healthcare information services, vital records services, service and courier operations, and the collection, handling and disposal of sensitive documents for corporate customers (“Hard Copy”); the storage and rotation of backup computer media as part of corporate disaster recovery plans, including service and courier operations (“Data Protection”); information destruction services (“Destruction”); the storage, assembly, and detailed reporting of customer marketing literature and delivery to sales offices, trade shows and prospective customers’ sites based on current and prospective customer orders (“Fulfillment”), and intellectual property escrow services that protect and manage source code.

•        Europe—information management services throughout Europe, including Hard Copy, Data Protection and Destruction (in the U.K. and Ireland).

•        Latin America—information management services throughout Mexico, Brazil, Chile, Argentina and Peru, including Hard Copy, Data Protection and Destruction.

•        Asia Pacific—information management services throughout Australia, including Hard Copy, Data Protection and Destruction; and in certain cities in India, Singapore, Hong Kong-SAR and China, including Hard Copy and Data Protection.

•        Corporate—consists of costs related to executive and staff functions, including finance, human resources and information technology, which benefit the enterprise as a whole. These costs are primarily related to the general management of these functions on a corporate level and the design and development of programs, policies and procedures that are then implemented in the individual segments, with each segment bearing its own cost of implementation. Corporate also includes stock-based employee compensation expense associated with all Employee Stock-Based Awards.

The Latin America, Asia Pacific and Europe operating segments have been aggregated given their similar economic characteristics, products, customers and processes and reported as one reportable segment, “International Physical Business.”

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

9. Segment Information (Continued)

An analysis of our business segment information and reconciliation to the consolidated financial statements is as follows:

	North American	International
	Physical	Physical		Total
	Business	Business	Corporate	Consolidated
2008
Total Revenues	$2,093,723	$756,833	$—	$2,850,556
Depreciation and Amortization	142,284	77,533	37,438	257,255
Depreciation	131,336	63,174	37,256	231,766
Amortization	10,948	14,359	182	25,489
Adjusted OIBDA	778,977	137,866	(158,006)	758,837
Total Assets(1)	4,402,721	1,499,662	454,471	6,356,854
Expenditures for Segment Assets	225,985	170,826	27,784	424,595
Capital Expenditures	181,350	144,688	27,784	353,822
Cash Paid for Acquisitions, Net of Cash acquired	35,424	21,208	—	56,632
Additions to Customer Relationship and Acquisition Costs	9,211	4,930	—	14,141
2009
Total Revenues	2,129,777	674,888	—	2,804,665
Depreciation and Amortization	174,096	73,387	33,322	280,805
Depreciation	162,400	60,678	33,091	256,169
Amortization	11,696	12,709	231	24,636
Adjusted OIBDA	871,169	125,460	(164,259)	832,370
Total Assets(1)	4,690,690	1,705,657	450,487	6,846,834
Expenditures for Segment Assets	160,784	114,171	28,768	303,723
Capital Expenditures	153,273	108,908	28,768	290,949
Cash Paid for Acquisitions, Net of Cash acquired	256	1,777	—	2,033
Additions to Customer Relationship and Acquisition Costs	7,255	3,486	—	10,741
2010
Total Revenues	2,199,487	717,169	—	2,916,656
Depreciation and Amortization	185,483	85,100	36,790	307,373
Depreciation	172,713	72,158	36,567	281,438
Amortization	12,770	12,942	223	25,935
Adjusted OIBDA	975,528	132,592	(173,798)	934,322
Total Assets(1)	4,363,805	1,671,219	374,709	6,409,733
Expenditures for Segment Assets	135,825	121,366	34,571	291,762
Capital Expenditures	120,162	104,804	34,571	259,537
Cash Paid for Acquisitions, Net of Cash acquired	5,675	13,348	—	19,023
Additions to Customer Relationship and Acquisition Costs	9,988	3,214	—	13,202

(1)                      Excludes all intercompany receivables or payables and investment in subsidiary balances.

The accounting policies of the reportable segments are the same as those described in Note 2. Adjusted OIBDA for each segment is defined as operating income before depreciation, amortization, goodwill impairment and (gain) loss on disposal/writedown of property, plant and equipment, net which are directly attributable to the segment. Internally, we use Adjusted OIBDA as the basis for evaluating the performance of, and allocating resources to, our operating segments.

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

9. Segment Information (Continued)

A reconciliation of Adjusted OIBDA to income from continuing operations before provision for income taxes on a consolidated basis is as follows:

	Years Ended December 31,
	2008	2009	2010
Adjusted OIBDA	$758,837	$832,370	$934,322
Less: Depreciation and Amortization	257,255	280,805	307,373
Goodwill Impairment (See Note 2.g. and Note 14)	—	—	85,909
Loss (Gain) on Disposal/Writedown of Property, Plant and Equipment, Net	7,522	168	(10,994)
Interest Expense, Net	222,448	214,640	206,510
Other Expense (Income), Net	31,505	(12,486)	9,035

Income from Continuing Operations before Provision for Income Taxes	$240,107	$349,243	$336,489

Information as to our operations in different geographical areas is as follows:

	Years Ended December 31,
	2008	2009	2010
Revenues:
United States	$1,892,972	$1,930,237	$1,964,843
United Kingdom	382,971	292,685	295,462
Canada	197,031	196,246	231,477
Other International	377,582	385,497	424,874
Total Revenues	$2,850,556	$2,804,665	$2,916,656

Long-lived Assets:
United States	$3,728,501	$3,736,626	$3,341,241
United Kingdom	596,631	617,141	552,309
Canada	355,878	425,838	448,485
Other International	699,452	855,804	861,896
Total Long-lived Assets	$5,380,462	$5,635,409	$5,203,931

Information as to our revenues by product and service lines is as follows:

	Years Ended December 31,
	2008	2009	2010
Revenues:
Records Management(1)(2)	$2,049,413	$2,048,032	$2,110,503
Data Protection & Recovery(1)(3)	505,665	507,183	527,513
Information Destruction(1)(4)	295,478	249,450	278,640
Total Revenues	$2,850,556	$2,804,665	$2,916,656

(1)          Each of the service offerings within our product and service lines has a component of revenue that is storage related and a component that is service revenues, except the Information Destruction service offering, which does not have a storage component.

(2)          Includes Business Records Management, Compliant Records Management and Consulting Services, Hybrid Services, Fulfillment Services, Health Information Management Solutions, Film and Sound Archives and Energy Data Services.

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

9. Segment Information (Continued)

(3)          Includes Physical Data Protection & Recovery Services and Intellectual Property Management.

(4)          Includes Physical Secure Shredding and Compliant Information Destruction.

10. Commitments and Contingencies

a.    Leases

Most of our leased facilities are leased under various operating leases that typically have initial lease terms of five to ten years. A majority of these leases have renewal options with one or more five year options to extend and may have fixed or Consumer Price Index escalation clauses. We also lease equipment under operating leases (primarily computers) which have an average lease life of three years. Vehicles and office equipment are also leased and have remaining lease lives ranging from one to seven years. Due to the declining economic environment in 2008, the current fair market values of vans, trucks and mobile shredding units within our vehicle fleet portfolio, which we lease, declined. As a result, certain vehicle leases that previously met the requirements to be considered operating leases were classified as capital leases upon renewal. The 2008 impact of this change on our consolidated balance sheet as of December 31, 2008 was to increase property, plant and equipment and debt by $58,517 and this had no impact on 2008 operating results. Operating results for 2009 and 2010 accordingly have lower vehicle rent expense (a component of transportation costs within cost of sales), offset by an increased amount of combined depreciation and interest expense. Total rent expense (including common area maintenance charges) under all of our operating leases was $273,628 (including $20,828 associated with vehicle leases which became capital leases in 2008), $244,220 and $241,549 for the years ended December 31, 2008, 2009 and 2010, respectively. Included in total rent expense was sublease income of $5,271, $4,126 and $2,721 for the years ended December 31, 2008, 2009 and 2010, respectively.

Estimated minimum future lease payments (excluding common area maintenance charges) include payments for certain renewal periods at our option because failure to renew results in an economic disincentive due to significant capital expenditure costs (e.g., racking), thereby making it reasonably assured that we will renew the lease. Such payments in effect at December 31, are as follows:

	Operating Lease	Sublease	Capital
	Payment(1)	Income(2)	Leases
2011	$226,320	$2,649	$45,686
2012	215,812	2,042	50,927
2013	207,556	1,726	32,151
2014	196,141	1,468	24,281
2015	187,767	1,376	15,694
Thereafter	1,894,831	1,899	144,685

Total minimum lease payments	$2,928,427	$11,160	313,424
Less amounts representing interest			(111,567)
Present value of capital lease obligations			$201,857

(1)          Includes $5,545, $4,976, $5,024, $5,063, $5,101 and $30,378 in 2011, 2012, 2013, 2014, 2015 and thereafter, respectively, related to our New Zealand Business, Digital Business and Domain Name Product Line (a total of $56,087).

(2)          Includes $211, $218, $38, $0, $0 and $0 in 2011, 2012, 2013, 2014, 2015 and thereafter, respectively, related to our New Zealand Business, Digital Business and Domain Name Product Line (a total of $467).

In addition, we have certain contractual obligations related to purchase commitments which require minimum payments of $27,873, $3,013, $1,691, $1,098, $750 and $497 in 2011, 2012, 2013, 2014, 2015 and thereafter, respectively.

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

10. Commitments and Contingencies (Continued)

b.  Self-Insured Liabilities

We are self-insured up to certain limits for costs associated with workers’ compensation claims, vehicle accidents, property and general business liabilities, and benefits paid under employee healthcare and short-term disability programs. At December 31, 2009 and 2010 there were $41,106 and $43,901, respectively, of self-insurance accruals reflected in our consolidated balance sheets. The measurement of these costs requires the consideration of historical cost experience and judgments about the present and expected levels of cost per claim. We account for these costs primarily through actuarial methods, which develop estimates of the undiscounted liability for claims incurred, including those claims incurred but not reported. These methods provide estimates of future ultimate claim costs based on claims incurred as of the balance sheet date.

c.  Litigation

We are involved in litigation from time to time in the ordinary course of business with a portion of the defense and/or settlement costs being covered by various commercial liability insurance policies purchased by us. In the opinion of management, no material legal proceedings are pending to which we, or any of our properties, are subject, except as discussed below. We record legal costs associated with loss contingencies as expenses in the period in which they are incurred.

d.  London Fire

In July 2006, we experienced a significant fire in a leased records and information management facility in London, England, that resulted in the complete destruction of the facility and its contents. The London Fire Brigade (“LFB”) issued a report in which it was concluded that the fire resulted either from human agency, i.e., arson, or an unidentified ignition device or source, and its report to the Home Office concluded that the fire resulted from a deliberate act. The LFB also concluded that the installed sprinkler system failed to control the fire due to the primary electric fire pump being disabled prior to the fire and the standby diesel fire pump being disabled in the early stages of the fire by third-party contractors. We have received notices of claims from customers or their subrogated insurance carriers under various theories of liability arising out of lost data and/or records as a result of the fire. Certain of those claims have resulted in litigation in courts in the United Kingdom. We deny any liability in respect of the London fire and we have referred these claims to our excess warehouse legal liability insurer, which has been defending them to date under a reservation of rights. Certain of the claims have been settled for nominal amounts, typically one to two British pounds sterling per carton, as specified in the contracts, which amounts have been or will be reimbursed to us from our primary property insurer. We believe we carry adequate property and liability insurance. We do not expect that legal proceedings related to this event will have a material impact to our consolidated results of operations or financial condition.

e.  Chile Earthquake

As a result of the February 27, 2010 earthquake in Chile, we experienced damage to certain of our 13 owned and leased records management facilities in that region. None of our facilities were destroyed by fire or significantly impacted by water damage. However, the structural integrity of five buildings was compromised, and some of the racking included in certain buildings was damaged or destroyed. Some customer materials were impacted by this event. Revenues from this country represent less than 1% of our consolidated enterprise revenues. We believe we carry adequate property and liability insurance and do not expect that this event will have a material impact on our consolidated results of operations or financial condition. We have received cumulative year-to-date payments from our insurance carriers of approximately $27,000. Such amount represents a portion of our business personal property, business interruption, and expense claims filed with our insurance carriers. We expect to utilize cash from our insurance settlements to fund capital expenditures and for general working capital needs. We have recorded gains on the disposal/writedown of property, plant and equipment, net in our statement of operations of approximately $10,200 for the year ended December 31, 2010. Proceeds from our business personal property claims are reflected in our statement of cash flows under proceeds from sales of property and equipment and other, net included in the investing activities section when received. We have reflected approximately $14,800 of the cash proceeds received to date as proceeds from sales of property and equipment, net in our statement of cash flows for the year ended December 31, 2010 as a result of the settlement of a portion of the property component of our claim.

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

10. Commitments and Contingencies (Continued)

f.  New Zealand Earthquake

As a result of the September 2010 earthquake in New Zealand, we experienced damage to one of our leased records management facilities in that region. The facility was not destroyed by fire or significantly impacted by water damage. However, some of the racking included in the building was damaged or destroyed. Some customer materials were impacted by this event. Revenues from this country represent less than 1% of our consolidated enterprise revenues. We believe we carry adequate property and liability insurance and do not expect that this event will have a material impact on our consolidated results of operations or financial condition. We expect to utilize cash from our insurance settlements to fund capital expenditures and for general working capital needs. We expect to receive proceeds from our property claims that exceed the carrying value of the related assets. We, therefore, expect to recognize gains on the disposal/writedown of property, plant and equipment, net in our statement of operations in future periods when the cash received to date exceeds the carrying value of the related property, plant and equipment, net. Proceeds from our business personal property claims are reflected in our statement of cash flows under proceeds from sales of property, plant and equipment and other, net included in the investing activities section when received.

g.  Brazilian Litigation

In September 2010, Iron Mountain do Brasil Ltda., our Brazilian operating subsidiary (“IMB”), was sued in Curitiba, Brazil in the 11th Lower Labor Claim Court. The plaintiff in the six related lawsuits, Sindicato dos Trabalhadores em Empresas de Serviços Contábeis, Assessoramento, Perícias, Informações, Pesquisas, e em Empresas Prestadoras de Serviços do Estado do Paraná (Union of Workers in Business Services Accounting, Advice, Expertise, Information, Research and Services Companies in the State of Parana), a labor union in Brazil, purports to represent approximately 2,000 individuals who provided services for IMB. The complaint alleges that these individuals were incorrectly classified as non-employees by IMB and seeks unspecified monetary damages, including attorneys’ fees, unpaid wages, unpaid benefits and certain penalties. The parties participated in a preliminary hearing in December 2010 and an additional hearing is scheduled to take place in May 2011, in which oral arguments will be presented. We intend to defend this case vigorously. While we are unable to predict the final outcome of this matter at this time, we do not expect this lawsuit will have a material impact on our consolidated results of operations or financial condition.

h.  Patent Infringement Lawsuit

In August 2010, we were named as a defendant in a patent infringement suit filed in the US District Court for the Eastern District of Texas by Oasis Research, LLC. The plaintiff alleges that the backup technology of Connected Corporation (“Connected”) previously included in our Digital Business infringes certain U.S. patents owned by the plaintiff and seeks damages equal to 10% of the Connected revenue from 2005 through 2010, or approximately $26,000, and future royalties. In November 2010, we filed a motion to dismiss for misjoinder, or in the alternative, to sever and transfer claims to the US District Court for the District of Massachusetts. In December 2010, Oasis Research LLC filed a response opposing our motions. The court has not ruled on any outstanding motions. A scheduling conference has been set for April 18, 2011. Although we are unable to predict the final outcome of this matter at this time, we believe we have meritorious defenses and intend to defend this case vigorously. We do not expect this lawsuit will have a material impact on our consolidated results of operations or financial condition. As part of the sale of our Digital Business discussed at Note 14, Autonomy has assumed this obligation and the defense of this litigation and has agreed to indemnify us against any losses.

11. Related Party Transactions

We lease space to an affiliated company, Schooner Capital LLC (“Schooner”), for its corporate headquarters located in Boston, Massachusetts. For the years ended December 31, 2008, 2009 and 2010, Schooner paid rent to us totaling $152, $177 and $198, respectively. We lease facilities from a trust of which one of our officers is the beneficiary. Our aggregate rental payment for such facilities during 2008, 2009 and 2010 was $1,078, $1,105 and $1,149, respectively.

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

12. 401(k) Plans

We have a defined contribution plan, which generally covers all non-union U.S. employees meeting certain service requirements. Eligible employees may elect to defer from 1% to 25% of compensation per pay period up to the amount allowed by the Internal Revenue Code. In addition, IME operates a defined contribution plan, which is similar to the U.S.’s 401(k) Plan. We make matching contributions based on the amount of an employee’s contribution in accordance with the plan documents. We have expensed $13,937, $14,364 and $16,606 for the years ended December 31, 2008, 2009 and 2010, respectively.

13. Stockholders’ Equity Matters

In February 2010, our board of directors approved a share repurchase program authorizing up to $150,000 in repurchases of our common stock, and in October 2010, our board of directors authorized up to an additional $200,000 of such purchases, for a total of $350,000. This represented less than 10% of our outstanding common stock based on the closing price on the dates the programs were announced. All purchases are subject to stock price, market conditions, corporate and legal requirements and other factors. In addition, in February 2010, our board of directors adopted a dividend policy under which we began paying quarterly cash dividends on our common stock. The first quarterly dividend of $0.0625 per share was paid on April 15, 2010 to stockholders of record on March 25, 2010 in the aggregate amount of $12,720. The second quarterly dividend of $0.0625 per share was paid on July 15, 2010 to stockholders of record on June 25, 2010 in the aggregate amount of $12,641. The third quarterly dividend of $0.0625 per share was paid on October 15, 2010 to stockholders of record on September 28, 2010 in the aggregate amount of $12,532. The fourth quarterly dividend of $0.1875 per share was paid on January 14, 2011 to stockholders of record on December 27, 2010 in the aggregate amount of $37,514. Declaration and payment of future quarterly dividends is at the discretion of our board of directors.

14. Discontinued Operations

Digital Operations

In August 2010, we divested the Domain Name Product Line for approximately $11,400 in cash at closing.  The assets sold primarily consisted of customer contracts.  Total revenues of this product line for the year ended December 31, 2009 and the seven months ended July 31, 2010 were approximately $6,300 and $3,500, respectively.  A gain on sale of discontinued operations in the amount of approximately $6,900 ($2,834, net of tax) was recorded during the three months ended September 30, 2010.

During the quarter ended September 30, 2010, we concluded that events occurred and circumstances changed in our former worldwide digital business reporting unit that required us to conduct an impairment review.  The primary factors contributing to our conclusion that we had a triggering event and a requirement to reassess our former worldwide digital business reporting unit goodwill for impairment included:  (1) a reduction in forecasted revenue and operating results due to continued pressure on key parts of the business as a result of the weak economy; (2) reduced revenue and profit outlook for our eDiscovery service due to smaller average matter size and lower pricing; (3) a decision to discontinue certain software development projects; and (4) the sale of the Domain Name Product Line.  As a result of the review, we recorded a provisional goodwill impairment charge associated with our former worldwide digital business reporting unit in the amount of $255,000 during the quarter ended September 30, 2010.  We finalized the estimate in the fourth quarter of 2010, and we recorded an additional impairment of $28,785, for a total goodwill impairment charge of $283,785. For the year ended December 31, 2010, we allocated $85,909 of this charge to the retained intellectual software escrow services business, based on a relative fair value basis, which continues to be included in our continuing results of operations as further discussed below.  In April 2011, we announced a comprehensive strategic plan which included exploring strategic alternatives for our digital business, including a potential sale of the Digital Business.

On June 2, 2011, IMI completed the sale of the Digital Business to Autonomy, pursuant to the Digital Sale Agreement.  In the Digital Sale, Autonomy purchased (i) the shares of certain of IMI’s subsidiaries through which IMI conducted the Digital Business and (ii) certain assets of IMI and its subsidiaries relating to the Digital Business.  The Digital Sale qualified as discontinued operations because (a) the remaining direct gross cash inflows and outflows of the Digital Business by IMI post-close are not expected to be significant in relation to the direct gross cash inflows and outflows absent the Digital Sale and (b) there is no significant continuing involvement because IMI does not retain the ability to influence the operating and financial policies of the Digital Business.  As a result, the financial position, operating results and cash flows of the Digital Business and the Domain Name Product Line, for all periods presented, have been reported as discontinued operations for financial reporting purposes.  IMI retained its intellectual software escrow services business, which had previously been reported in the former worldwide digital business segment along with the Digital Business and the Domain Name Product Line. The intellectual software escrow services business is now reported in the

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

14. Discontinued Operations (Continued)

North American Physical Business segment.

Pursuant to the Digital Sale Agreement, IMI received approximately $395,400 in cash, consisting of the initial purchase price of $380,000 and a preliminary working capital adjustment of approximately $15,400, which remains subject to a customary post-closing adjustment based on the amount of working capital at closing.  The purchase price for the Digital Sale will be increased on a dollar-for-dollar basis if the working capital balance at the time of closing exceeds the target amount of working capital as set forth in the Digital Sale Agreement and decreased on a dollar-for-dollar basis if such closing working capital balance is less than the target amount.  Transaction costs amounted to $7,387. Additionally, $11,075 of inducements are payable to Autonomy and have been netted against the proceeds in calculating the gain on the Digital Sale. We used the net proceeds received from the Digital Sale to pay down amounts outstanding under our revolving credit facility.

The table below summarizes certain results of operations of the Digital Business and the Domain Name Product Line:

	Years Ended December 31,
	2008	2009	2010

Total Revenues	$196,851	$201,651	$203,479

Loss Before Benefit for Income Taxes of Discontinued Operations	$(14,432)	$(14,959)	$(235,161)
Benefit for Income Taxes	(4,302)	(4,791)	(19,682)
Loss from Discontinued Operations, Net of Tax	$(10,130)	$(10,168)	$(215,479)

There have been no allocations of corporate general and administrative expenses to discontinued operations.  In accordance with our policy, we have allocated corporate interest associated with all debt that is not specifically allocated to a particular component based on the proportion of the assets of the Digital Business and the Domain Name Product Line to IMI’s total consolidated assets at the applicable weighted average interest rate associated with such debt for such reporting period.  Interest allocated to the Digital Business and the Domain Name Product Line and included in income (loss) from discontinued operations amounted to $14,120, $13,041 and $14,336 for the years ended December 31, 2008, 2009 and 2010, respectively.

The carrying amounts of the major classes of assets and liabilities of the Digital Business were as follows:

	December 31, 2009	December 31, 2010
Accounts receivable, net	$44,184	$41,418
Deferred income taxes	683	1,726
Prepaid expenses and other	6,787	6,585
Current assets of discontinued operations	51,654	49,729
Property, plant and equipment, net	45,968	39,539
Goodwill, net	152,690	35,699
Deferred income taxes	—	13,934
Other assets, net	49,127	45,889
Non-current assets of discontinued operations	247,785	135,061
Assets of discontinued operations	$299,439	$184,790

Accounts payable	$11,032	$15,848
Accrued expenses	6,648	8,879
Deferred revenue	35,450	27,638
Current liabilities of discontinued operations	53,130	52,365
Other long-term liabilities	—	1,009
Deferred income taxes	12,549	—
Non-current liabilities of discontinued operations	12,549	1,009
Liabilities of discontinued operations	$65,679	$53,374

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

14. Discontinued Operations (Continued)

In connection with the Digital Sale on June 2, 2011, we entered into several other arrangements with Autonomy, including:

•                  A reseller agreement with Autonomy that allows us to sell certain products and services of the Digital Business now owned by Autonomy and certain other Autonomy products and services (the “Products and Services”) over a three year period beginning June 2, 2011.  The reseller agreement provides for the payments to Autonomy of: (i) $3,500, which was paid on the closing of the Digital Sale; and (ii) $6,000 on June 2, 2012.  Such amounts represent prepayments of amounts payable to Autonomy related to qualifying sales of Products and Services to new customers of the Digital Business and are non-refundable to the extent we do not achieve the requisite level of qualifying sales of Products and Services during the term of the reseller agreement.

•                  A co-location agreement with Autonomy in which we will provide certain storage related services associated with certain data centers to Autonomy for a two year transitional period beginning June 2, 2011.  Autonomy has the right to extend this period by two additional years upon six months notice prior to the end of the first two year term.

•                  A transitional services agreement to provide certain services, generally for a period no longer than six months, including general, administrative, finance, human resource and information technology services.

•                  The payment by us to Autonomy of approximately $3,075 as of the closing for the purchase of certain Products and Services for our internal use.

The revenues and corresponding expenses associated with the above agreements will be reflected in our continuing operating results.  None of these services gives IMI the ability to influence the operating and financial policies of the Digital Business.  We have concluded that the direct cash flows associated with these agreements are not significant because they are estimated to represent less than 5% of both direct cash inflows and outflows of the Digital Business for the one year period subsequent to the Digital Sale, and, therefore, we have reported the Digital Business as discontinued operations in the accompanying consolidated financial statements for all periods presented.

New Zealand Business

After further analysis subsequent to our April 2011 announcement of our comprehensive strategic plan, which includes reviewing select underperforming international markets, IMI committed in May 2011 to a plan to sell the New Zealand Business. In the calculation of the carrying value of our New Zealand Business, we allocated the goodwill of our Australia/New Zealand reporting unit between Australia and New Zealand on a relative fair value basis. We anticipate completing the sale of the New Zealand Business by the end of May 2012.  The New Zealand Business was previously included within the International Physical Business segment.  The financial position, operating results and cash flows of the New Zealand Business, for all periods presented, have been reported as discontinued operations for financial reporting purposes.

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

14. Discontinued Operations (Continued)

The table below summarizes certain results of operations of the New Zealand Business:

	Years Ended December 31,
	2008	2009	2010

Total Revenues	$7,727	$7,279	$7,414

Loss Before Provision (Benefit) for Income Taxes of Discontinued Operations	$(808)	$(1,451)	$(533)
Provision (Benefit) for Income Taxes	—	—	—
Loss from Discontinued Operations, Net of Tax	$(808)	$(1,451)	$(533)

The carrying amounts of the major classes of assets and liabilities of the New Zealand Business were as follows:

	December 31, 2009	December 31, 2010
Accounts receivable, net	$928	$1,339
Prepaid expenses and other	1,134	1,034
Current assets of discontinued operations	2,062	2,373
Property, plant and equipment, net	4,198	3,746
Goodwill, net	6,128	6,128
Other assets, net	5,614	5,689
Non-current assets of discontinued operations	15,940	15,563
Assets of discontinued operations	$18,002	$17,936

Current portion of long-term debt	$1,081	$387
Accounts payable	287	263
Accrued expenses	530	1,382
Deferred revenue	234	113
Current liabilities of discontinued operations	2,132	2,145
Other long-term liabilities	27	24
Deferred income taxes	1,700	1,679
Non-current liabilities of discontinued operations	1,727	1,703
Liabilities of discontinued operations	$3,859	$3,848

15. Subsequent Events

In January 2011, we redeemed the remaining $231,255 aggregate principal amount outstanding of the 7 3/4% Notes at a redemption price of $1,000 for each one thousand dollars of principal amount of notes redeemed, plus accrued and unpaid interest. We will record a gain to other expense (income), net of approximately $800 in the first quarter of 2011 related to the early extinguishment of the 7 3/4% Notes being redeemed. This gain consists of original issue premiums, net of deferred financing costs related to the 7 3/4% Notes that were redeemed.

In January 2011, we acquired the remaining 80% interest of our joint venture in Poland (Iron Mountain Poland Holdings Limited) in a stock transaction for an estimated purchase price of $69,500, including an initial cash purchase price of $35,000. As a result, we now own 100% of our Polish operations, which provide storage and records management services. The terms of the purchase and sale agreement requires a second payment based upon the audited financial results of the joint venture for the period April 1, 2010 through March 31, 2011. This payment is based upon a formula defined in the purchase and sale agreement and is expected to be paid in the second quarter of 2011. Our current estimate of the second payment is approximately $32,000. Additionally, the purchase and sale agreement provides for the payment of up to a maximum of $2,500 of contingent consideration to be paid in July 2012 based upon meeting certain performance criteria. The carrying value of the 20% interest that we owned and accounted for under the equity method of accounting amounted to approximately $5,500 as of December 31, 2010. We will calculate the fair value of such interest on the date of the acquisition of the additional 80% interest and will record a gain during the first quarter of 2011 to other (income) expense,

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2010
(In thousands, except share and per share data)

15. Subsequent Events (Continued)

net included in the consolidated statement of operations. One of the members of our board of directors and several of his family members hold an indirect equity interest in one of the shareholders that will receive proceeds in connection with this transaction. As a result of this equity interest, our board member together with several of his family members will receive approximately 24% of the purchase price that we pay in connection with this transaction.

In September 2011, as a result of certain changes we made in the manner in which our European operations will be managed, we reorganized our reporting structure and reassigned goodwill among the revised reporting units.  Previously, we tested goodwill impairment at the European level on a combined basis.  As a result of the management and reporting changes, we concluded that we have three reporting units for our European operations, consisting of (1) the United Kingdom, Ireland and Norway, (2) Belgium, France, Germany, Italy, Luxembourg, Netherlands and Spain (“Western Europe”) and (3) the remaining countries in Europe.  Due to these changes, we will perform all future goodwill impairment analysis on the new reporting unit basis.  As a result of the restructuring of our reporting units, we concluded that we had an interim triggering event and a requirement to assess these reporting units for impairment.  We believe that our Western Europe reporting unit may have an impairment and we have initiated a review of all long-lived assets in this group.  Total long-lived assets of the Western Europe reporting unit are $310,000, including approximately $111,000 of allocated goodwill, as of July 31, 2011.  In conjunction with our third quarter 2011 filing on Form 10-Q, we expect to record our preliminary estimate of any impairment charges based on work completed through the time of our filing.  We anticipate finalizing any change to the estimated impairment charge, if any, in the fourth quarter of 2011, which will be included in our 2011 annual report on Form 10-K.

We have evaluated subsequent events through the date our financial statements were issued.